As filed with the Securities and Exchange Commission on September 19, 2017

Registration No. 333-220235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6035	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Maher

President and Chief Executive Officer

975 Hooper Avenue

Toms River, New Jersey 08753

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Phone: (732) 240-4500	Thomas M. O’Brien Patricia M. Schaubeck, Esq. Sun Bancorp, Inc. 350 Fellowship Road, Suite 101 Mt. Laurel, New Jersey 08054 Phone: (856) 691-7700

David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000	Edward D. Herlihy, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 W 52nd Street New York, New York 10019 Phone: (212) 403-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the closing of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d- 1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 19, 2017

Proxy Statement	Prospectus

MERGER AND SHARE ISSUANCE PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On June 30, 2017, OceanFirst Financial Corp., a Delaware corporation (which we refer to as “OceanFirst”), Sun Bancorp, Inc., a New Jersey corporation (which we refer to as “Sun”), and Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned subsidiary of OceanFirst (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of OceanFirst and Sun. Under the terms of the merger agreement, (i) Merger Sub will merge with and into Sun (which we refer to as the “first-step merger”), with Sun continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, Sun will merge with and into OceanFirst (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with OceanFirst continuing as the surviving corporation in the second-step merger (we refer to the surviving corporation following the second-step merger as the “combined company”), and (iii) immediately following the completion of the integrated mergers, Sun National Bank, a national bank and a wholly-owned subsidiary of Sun (which we refer to as “Sun National Bank”), will merge with and into OceanFirst Bank, a wholly-owned subsidiary of OceanFirst (which we refer to as “OceanFirst Bank”), with OceanFirst Bank being the surviving bank in such merger (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

At the effective time of the first-step merger (which we refer to as the “effective time”), each outstanding share of the common stock, par value $5.00 per share, of Sun (which we refer to as “Sun common stock”), except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either:

(i)	an amount in cash (which we refer to as the “cash consideration”) equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the volume-weighted average trading price of shares of common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”) for the five trading days immediately prior to the day on which the first-step merger occurs (which we refer to as the “OceanFirst share closing price”); or

(ii)	a number of shares of OceanFirst common stock equal to the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price (we refer to such quotient as the “exchange ratio,” we refer to such number of shares as the “stock consideration” and we refer to the stock consideration and the cash consideration as the “merger consideration”).

Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

The market value of the stock consideration will fluctuate with the market price of OceanFirst common stock and will not be known at the time that holders of Sun common stock (which we refer to as the “Sun shareholders”) vote on the first-step merger. Based on the $24.88 volume weighted-average closing price of OceanFirst common stock on the NASDAQ for the five trading day period ending on and including September 15, 2017 (which we refer to as the “assumed OceanFirst share closing price”), the latest practicable trading day before the printing of this joint proxy statement/prospectus, the per share value of the merger consideration was equal to $23.32 (and the aggregate value of the merger consideration was equal to approximately $449.5 million), which includes the value of the stock portion of the merger consideration and the cash portion of the merger consideration. Based on an assumed exchange ratio of 0.9403 (which was based on the assumed OceanFirst share closing price) and the number of shares of Sun common stock outstanding as of September 15, 2017 (which includes the number of shares of Sun common stock underlying Sun’s restricted stock awards and restricted stock award units as of September 15, 2017), the maximum number of OceanFirst common stock estimated to be issuable at the effective time is 18,646,027. We urge you to obtain current market quotations for OceanFirst (trading symbol “OCFC”) and Sun (trading symbol “SNBC”).

OceanFirst will hold a special meeting of its stockholders (which we refer to as the “OceanFirst special meeting”) in connection with the issuance of the shares of OceanFirst common stock representing the stock consideration (which we refer to as the “OceanFirst share issuance”). At the OceanFirst special meeting, the holders of OceanFirst common stock (which we refer to as the “OceanFirst stockholders”) will be asked to vote to approve the OceanFirst share issuance. Approval of the OceanFirst share issuance requires the affirmative vote of a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting.

Sun will hold a special meeting of its shareholders (which we refer to as the “Sun special meeting”) in connection with the first-step merger. At the Sun special meeting, Sun shareholders will be asked to vote to approve the merger agreement and related matters, as described in this joint proxy statement/prospectus. Under New Jersey law and Sun’s organizational documents, approval of the merger agreement requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting.

The OceanFirst special meeting will be held on October 25, 2017 at 975 Hooper Avenue, Toms River, New Jersey 08753, at 6:00 p.m. local time. The Sun special meeting will be held on October 24, 2017 at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054, at 10:00 a.m. local time.

The Sun board of directors unanimously recommends that Sun shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the first-step merger, “FOR” the Sun merger-related compensation proposal and “FOR” the Sun adjournment proposal.

The OceanFirst board of directors unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance and “FOR” the OceanFirst adjournment proposal.

This joint proxy statement/prospectus describes the Sun special meeting, the OceanFirst special meeting, the Transactions, the OceanFirst share issuance, the documents related to the Transactions and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 27, for a discussion of the risks relating to the proposed merger and the OceanFirst share issuance. You also can obtain information about OceanFirst and Sun from documents that each has filed with the Securities and Exchange Commission.

Christopher D. Maher President, Chief Executive Officer and Chairman of the Board OceanFirst Financial Corp.	Thomas M. O’Brien President and Chief Executive Officer Sun Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the first-step merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the first-step merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either OceanFirst or Sun, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is September 20, 2017, and it is first being mailed or otherwise delivered to OceanFirst stockholders and Sun shareholders on or about September 22, 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of OceanFirst:

OceanFirst will hold the OceanFirst special meeting at 6:00 p.m. local time, on October 25, 2017, at 975 Hooper Avenue, Toms River, New Jersey 08753 to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of OceanFirst common stock in connection with the first-step merger (which we refer to as the “OceanFirst share issuance proposal”); and

•	a proposal to adjourn the OceanFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the OceanFirst share issuance proposal (which we refer to as the “OceanFirst adjournment proposal”).

We have fixed the close of business on September 15, 2017, as the record date for the OceanFirst special meeting (which we refer to as the “OceanFirst record date”). Only OceanFirst stockholders of record as of the OceanFirst record date are entitled to notice of, and to vote at, the OceanFirst special meeting, or any adjournment of the OceanFirst special meeting. Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting. The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

The OceanFirst board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the integrated mergers and the OceanFirst share issuance, and unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the OceanFirst stockholders approve the OceanFirst share issuance proposal.

Regardless of whether you plan to attend the OceanFirst special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of OceanFirst, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the OceanFirst special meeting, the Transactions, the OceanFirst share issuance, the documents related to the Transactions and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher D. Maher

President, Chief Executive Officer and Chairman of the Board

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Sun:

Sun will hold the Sun special meeting at 10:00 a.m. local time, on October 24, 2017, at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054 to consider and vote upon the following matters:

•	a proposal to approve the merger agreement and the first-step merger, pursuant to which Merger Sub will merge with and into Sun, as more fully described in this joint proxy statement/prospectus (which we refer to as the “Sun merger proposal”);

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Sun may receive in connection with the first-step merger pursuant to existing agreements or arrangements with Sun (which we refer to as the “Sun merger-related compensation proposal”); and

•	a proposal to adjourn the Sun special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sun merger proposal (which we refer to as the “Sun adjournment proposal”).

We have fixed the close of business on September 15, 2017, as the record date for the Sun special meeting (which we refer to as the “Sun record date”). Only Sun shareholders of record as of the Sun record date are entitled to notice of, and to vote at, the Sun special meeting, or any adjournment of the Sun special meeting. Under New Jersey law and Sun’s organizational documents, approval of the Sun merger proposal requires the affirmative vote of a majority of the total votes cast by Sun shareholders entitled to vote at the Sun special meeting. The Sun merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Sun special meeting are voted in favor of such proposal. The Sun adjournment proposal will be approved if a majority of the votes cast on such proposal at the Sun special meeting are voted in favor of such proposal.

The Sun board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the integrated mergers, are advisable and in the best interests of Sun and its shareholders, and unanimously recommends that Sun shareholders vote “FOR” the Sun merger proposal, “FOR” the Sun merger-related compensation proposal and “FOR” the Sun adjournment proposal.

Your vote is very important. We cannot complete the integrated mergers unless the Sun shareholders approve the Sun merger proposal.

Regardless of whether you plan to attend the Sun special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Sun, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Sun special meeting, the Transactions, the Sun merger proposal, Sun merger-related compensation proposal, the documents related to the Transactions and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas M. O’Brien

President and Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about OceanFirst and Sun from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by OceanFirst and/or Sun at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 (732) 240-4500	Sun Bancorp, Inc. 350 Fellowship Road, Suite 101 Mt. Laurel, New Jersey 08054 (856) 691-7700

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that OceanFirst stockholders requesting documents must do so by October 18, 2017, in order to receive them before the OceanFirst special meeting, and Sun shareholders requesting documents must do so by October 17, 2017, in order to receive them before the Sun special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 20, 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Sun shareholders or OceanFirst stockholders nor the issuance by OceanFirst of shares of OceanFirst common stock in connection with the first-step merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Sun has been provided by Sun and information contained in this document regarding OceanFirst has been provided by OceanFirst.

See “Where You Can Find More Information” beginning on page 146 for more details.

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you, as an OceanFirst stockholder or a Sun shareholder, may have about the Transactions, the OceanFirst share issuance, the OceanFirst special meeting or the Sun special meeting, as applicable, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Transactions, the OceanFirst share issuance, the OceanFirst special meeting or the Sun special meeting, as applicable. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “OceanFirst” refer to OceanFirst Financial Corp., a Delaware corporation, and its subsidiaries, and references to “Sun” refer to Sun Bancorp, Inc., a New Jersey corporation, and its subsidiaries.

Q: What are the Transactions?

A: OceanFirst, Sun and Mercury Merger Sub Corp. (which we refer to as “Merger Sub”) entered into the merger agreement on June 30, 2017. The first-step merger is the first step in a series of transactions to combine OceanFirst and Sun, and their respective subsidiary banks, OceanFirst Bank and Sun National Bank.

Under the terms of the merger agreement:

•	Merger Sub will merge with and into Sun, with Sun continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “first-step merger”).

•	Immediately following the completion of the first-step merger, Sun, as the surviving corporation in the first-step merger, will merge with and into OceanFirst (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with OceanFirst being the surviving corporation (we refer to the surviving corporation following the second-step merger as the “combined company”).

•	Immediately following the completion of the integrated mergers, Sun National Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving bank (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

The integrated mergers cannot be completed unless, among other things:

•	The holders (which we refer to as the “OceanFirst stockholders”) of the common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”) approve the issuance of the shares of OceanFirst common stock in connection with the first-step merger (which we refer to as the “OceanFirst share issuance”).

•	The holders (which we refer to as the “Sun shareholders”) of the common stock, par value $5.00 per share, of Sun (which we refer to as the “Sun common stock”) approve the merger agreement and the transactions contemplated thereby, including the first-step merger (which we refer to as the “Sun merger proposal”).

The completion of the integrated mergers is subject to the fulfillment of additional customary conditions, which are discussed in the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Conditions to Complete the Integrated Mergers” beginning on page 104.

Q: Why am I receiving this joint proxy statement/prospectus?

A: We are delivering this document to you because it is a joint proxy statement being used by both the OceanFirst board of directors (which we refer to as the “OceanFirst board”) and the Sun board of directors (which we refer to as the “Sun board”) to solicit proxies of the stockholders of OceanFirst and shareholders of Sun, as applicable, in connection with the approval of the OceanFirst share issuance and the Sun merger proposal, as applicable, and related matters.

In order to approve the OceanFirst share issuance, OceanFirst has called a special meeting of the OceanFirst stockholders (which we refer to as the “OceanFirst special meeting”). In order to approve the Sun merger proposal, Sun has called a special meeting of the Sun shareholders (which we refer to as the “Sun special meeting”). This document also serves as a notice of the OceanFirst special meeting and the Sun special meeting, and describes the proposals to be presented at each special meeting.

In addition, this document is also a prospectus that is being delivered to Sun shareholders because OceanFirst is offering shares of OceanFirst common stock to Sun shareholders in connection with, and as consideration for, the first-step merger.

This joint proxy statement/prospectus contains important information about the Transactions. This document also contains important information about the proposals being voted on at the OceanFirst special meeting and the Sun special meeting, respectively. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: In addition to the OceanFirst share issuance, what else are OceanFirst stockholders being asked to vote on at the OceanFirst special meeting?

A: In addition to voting on the OceanFirst share issuance (which we refer to as the “OceanFirst share issuance proposal”), OceanFirst is soliciting proxies from the OceanFirst stockholders with respect to a proposal to adjourn the OceanFirst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the OceanFirst share issuance proposal (which we refer to as the “OceanFirst adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the OceanFirst adjournment proposal.

Q: In addition to the approval of the merger agreement and the transactions contemplated thereby, including the first-step merger, what else are Sun shareholders being asked to vote on at the Sun special meeting?

A: In addition to voting on the Sun merger proposal, Sun is soliciting proxies from the Sun shareholders with respect to a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Sun may receive in connection with the first-step merger pursuant to agreements or arrangements with Sun (which we refer to as the “Sun merger-related compensation proposal”) and a proposal to adjourn the Sun special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sun merger proposal (which we refer to as the “Sun adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the Sun merger-related compensation proposal or the Sun adjournment proposal.

Q: What will Sun shareholders be entitled to receive in the first-step merger?

A: If the first-step merger is completed, each outstanding share of Sun common stock, except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either:

(i)	an amount in cash (the “cash consideration”) equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the volume-weighted average trading price of shares of OceanFirst common stock for the five trading days immediately prior to the day on which the first-step merger occurs (the “OceanFirst share closing price”); or

(ii)	a number of shares of OceanFirst common stock equal to the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price (we refer to such quotient as the “exchange ratio,” we refer to such number of shares as the “stock consideration” and we refer to the stock consideration and the cash consideration as the “merger consideration”).

Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time of the first-step merger (which we refer to as the “effective time”). Sun shareholders who would otherwise be entitled to receive a fractional share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) based on the OceanFirst share closing price.

Q: Will the Sun shareholders receive the form of consideration they elect?

A: A Sun shareholder may not receive the form of consideration that such Sun shareholder elects in the first-step merger. The allocation and proration provisions of the merger agreement will result, regardless of the elections made, in the total cash consideration being equal to the product of $3.78 and the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time (we refer to such product as the “cash component”). Accordingly, upon the conversion of shares of Sun common stock (excluding certain shares of Sun common stock owned by Sun or OceanFirst or any of their respective subsidiaries) into the right to receive the merger consideration, the number of shares of Sun common stock to be converted into the right to receive the cash consideration will equal the quotient of the cash component divided by the per share cash consideration (we refer to such quotient as the “cash conversion number”), and the balance of the shares of Sun common stock that are entitled to receive the merger consideration will be converted into the right to receive the stock consideration.

Pursuant to the allocation and proration provisions of the merger agreement, if the number of shares of Sun common stock for which a cash election has been made exceeds the cash conversion number, a pro rata portion of all those shares for which a cash election has been made will instead be converted into the right to receive the stock consideration. Similarly, if the number of shares of Sun common stock for which a cash election has been made is less than the cash conversion number, the outstanding shares of Sun common stock with respect to which no election has been made will be converted to the cash consideration before any outstanding shares of Sun common stock with respect to which a stock election has been made are converted to the cash consideration. The allocation of the consideration payable to the Sun shareholders in the first-step merger will not be known until the results of the merger consideration elections made by the Sun shareholders are tallied, which will not occur until near or after the closing of the Transactions. See “The Merger Agreement — Merger Consideration” beginning on page 87.

Q: How will Sun shareholders make their elections to receive either the cash consideration or the stock consideration in the first-step merger?

A: An election form will be mailed to each holder of record of Sun common stock as of the business day immediately preceding the date on which the election forms are mailed. The mailing will occur at least 20 business days prior to the anticipated election deadline, which is expected to be 5:00 p.m. local time (determined as the city in which the principal office of the exchange agent is located) on the date OceanFirst and Sun agree is as near as practicable to two business days before the closing date. OceanFirst will also make an election form available to each Sun shareholder who, following the date on which the election forms are initially mailed but prior to the election deadline, requests such election form. Each Sun shareholder should complete and return the election form, along with Sun stock certificate(s) (or a properly completed notice of guaranteed delivery), according to the instructions included with the form. The election form will be provided to Sun shareholders under separate cover and is not being provided with this document.

If you own shares of Sun common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q: What happens if a Sun shareholder does not make a valid election to receive either the cash consideration or the stock consideration?

A: If a Sun shareholder does not return a properly completed election form by the election deadline specified in the election form, such Sun shareholder shares of Sun common stock will be considered “non-election” shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation and proration provisions of the merger agreement. In the event one form of merger consideration (i.e., cash or shares of OceanFirst common stock) is undersubscribed, shares of Sun common stock for which no election was validly made will be allocated to that form of merger consideration before shares of Sun common stock electing the oversubscribed form of merger consideration will be allocated to the undersubscribed form of merger consideration pursuant to the allocation and proration provisions of the merger agreement. Accordingly, although electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of Sun common stock, in the event proration is necessary, electing shares will be allocated the undersubscribed form of consideration only after such consideration is allocated to “non-election” shares.

Q: What will OceanFirst stockholders be entitled to receive in the first-step merger?

A: OceanFirst stockholders will not be entitled to receive any merger consideration and will continue to hold the shares of OceanFirst common stock that they held immediately prior to the completion of the first-step merger.

Q: How will the first-step merger affect Sun equity awards?

A: The Sun equity awards will be affected as follows:

Restricted Stock Awards: At the effective time, each restricted stock award granted by Sun will become fully vested, and each holder of such restricted stock awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Restricted Stock Unit Awards: At the effective time, each restricted stock unit award granted by Sun will be cancelled, and each holder of such restricted stock unit awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Stock Options: At the effective time, each outstanding and unexercised option to purchase Sun common stock will be converted into an option to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Sun common stock subject to such Sun stock option immediately prior to the effective time by (ii) the exchange ratio; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for each share of Sun common stock subject to such Sun option by (b) the exchange ratio (rounded up to the nearest whole cent).

Q: Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time that the first-step merger is completed?

A: Yes. Any changes in the market price of OceanFirst common stock will have a corresponding effect on the value of the stock consideration. In addition, because the value of the per share cash consideration is derived from the OceanFirst share closing price during a period prior to the closing, any changes in the market price of OceanFirst common stock will also have a corresponding effect on the amount of the per share cash consideration. However, the aggregate amount of the cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

Q: How does the OceanFirst board recommend that I vote at the OceanFirst special meeting?

A: The OceanFirst board unanimously recommends that you vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Q: How does the Sun board recommend that I vote at the Sun special meeting?

A: The Sun board unanimously recommends that you vote “FOR” the Sun merger proposal, “FOR” the Sun merger-related compensation proposal and “FOR” the Sun adjournment proposal.

Q: When and where are the meetings?

A: The OceanFirst special meeting will be held at 975 Hooper Avenue, Toms River, New Jersey 08753 on October 25, 2017, at 6:00 p.m. local time.

The Sun special meeting will be held at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054 on October 24, 2017, at 10:00 a.m. local time.

Q: What do I need to do now?

A: After you have carefully read this entire joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, Sun shareholders may vote through the Internet or by telephone. Information and applicable deadlines for voting Sun shares through the Internet or by telephone are set forth in the enclosed Sun proxy card instructions. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” stockholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q: What constitutes a quorum for the OceanFirst special meeting?

A: The presence at the OceanFirst special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of OceanFirst common stock entitled to be voted at the OceanFirst special meeting will constitute a quorum for the transaction of business at the OceanFirst special meeting. Once a share is represented for any purpose at the OceanFirst special meeting, it is deemed present for quorum purposes for the remainder of the OceanFirst special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q: What constitutes a quorum for the Sun special meeting?

A: The presence at the Sun special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Sun common stock entitled to be voted at the Sun special meeting will constitute a quorum for the transaction of business at the Sun special meeting. Once a share is represented for any purpose at the Sun special meeting, it is deemed present for quorum purposes for the remainder of the Sun special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q: What is the vote required to approve each proposal at the OceanFirst special meeting?

A: OceanFirst share issuance proposal:

•	Standard: Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

OceanFirst adjournment proposal:

•	Standard: The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the OceanFirst adjournment proposal.

Q: What is the vote required to approve each proposal at the Sun special meeting?

A: Sun merger proposal:

•	Standard: Approval of the Sun merger proposal requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun merger proposal, it will have no effect on the Sun merger proposal.

Sun merger-related compensation proposal:

•	Standard: Approval of the Sun merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun merger-related compensation proposal, it will have no effect on the Sun merger-related compensation proposal.

Sun adjournment proposal:

•	Standard: Approval of the Sun adjournment proposal requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun adjournment proposal, it will have no effect on the Sun adjournment proposal.

OceanFirst has entered into agreements (which we refer to as the “voting and support agreements”) with (1) Bernard Brown, Sidney R. Brown, Anne Koons, Irwin J. Brown, Jeffrey S. Brown, Shirley Brown, The Bernard A. Brown 2012 Trust, Sidney & Sandy Brown Foundation, Inc., The Four B’s, Interactive Logistics, LLC, National Distribution Centers, L.P., National Freight, Inc. and Vineland Construction Co. (which we refer to collectively as the “Brown family”) and (2) WLR SBI AcquisitionCo, LLC and its ultimate controlling affiliate, WL Ross & Co., LLC (which we refer to collectively as “WLR”) (which we refer to collectively as the “Sun supporting shareholders”), who have agreed, subject to certain exceptions, to, among other things, vote the shares of Sun common stock owned beneficially or of record by each Sun supporting shareholder in favor of the merger proposal. In addition, each Sun supporting shareholder has agreed to vote against any proposal made in competition with the merger proposal, as well as certain other restrictions with respect to the voting and transfer of such Sun supporting shareholder’s shares of Sun common stock.

Based on information set forth in filings with the SEC, as of September 15, 2017, made by the Sun supporting shareholders, the Sun supporting shareholders beneficially owned, in the aggregate, 7,351,065 shares of Sun common stock (approximately 39% of the outstanding shares of Sun common stock).

Q: Why is my vote important?

A: If you do not vote, it will be more difficult for OceanFirst and/or Sun to obtain the necessary quorum to hold their respective special meetings. If you are an OceanFirst stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the OceanFirst share issuance proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the integrated mergers. If you are a Sun shareholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the Sun merger proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the integrated mergers. The OceanFirst share issuance must be approved by the affirmative vote of at least a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting. The Sun merger proposal must be approved by the affirmative vote of a majority of the total votes cast by the holders of Sun common stock entitled to vote at the Sun special meeting. The OceanFirst board unanimously recommends that the OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and the Sun board unanimously recommends that the Sun shareholders vote “FOR” the Sun merger proposal.

Q: If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A: No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q: If I am a participant in Sun’s 401(k) Plan, how will shares owned through such plans be voted?

A: If you hold shares of Sun common stock through the Sun National Bank 401(k) Plan (which we refer to as the “Sun 401(k) Plan”), you will receive a voting instruction card for the Sun 401(k) Plan that reflects all shares you may vote under the Sun 401(k) Plan. Under the terms of the Sun 401(k) Plan, a participant is entitled to vote the shares of Sun common stock held in the Sun Bancorp, Inc. Stock Fund and credited to his or her Sun 401(k) Plan account.

Q: If I am a participant in OceanFirst’s ESOP, OceanFirst’s 401(k) Plan or Ocean Shore’s 401(k) Plan, how will shares owned through such plans be voted?

A: If you participate in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (which we collectively refer to as the “OceanFirst ESOP”), the OceanFirst Bank Retirement Plan (which we refer to as the “OceanFirst 401(k) Plan”), or the Ocean Shore Bank Savings and Investment Plan (which we refer to as the “Ocean Shore 401(k) Plan”), which was maintained by Ocean Shore Holding Co. (which we refer to as “Ocean Shore”) prior to November 30, 2016, the date on which OceanFirst completed its acquisition of Ocean Shore (which we refer to as the “Ocean Shore acquisition”), you will receive a voting instruction form for each plan that reflects all shares that you may vote under the particular plan. Under the terms of the OceanFirst ESOP, the OceanFirst ESOP trustee votes all shares held by the OceanFirst ESOP, but each OceanFirst ESOP participant may direct the trustee how to vote the shares of OceanFirst common stock allocated to his or her account. The OceanFirst ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OceanFirst common stock held by the OceanFirst ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Under the terms of the OceanFirst 401(k) Plan and the Ocean Shore 401(k) Plan, respectively, a participant is entitled to provide instructions for all shares credited to his or her OceanFirst 401(k) Plan account or Ocean Shore 401(k) Plan account, as applicable. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which voting instructions were timely received.

The deadline for returning your voting instructions is October 18, 2017.

Q: Can I attend the OceanFirst special meeting and/or the Sun special meeting and vote my shares in person?

A: Yes. All stockholders of OceanFirst and shareholders of Sun, including stockholders and shareholders of record and stockholders and shareholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of OceanFirst common stock and Sun common stock can vote in person at the OceanFirst special meeting and Sun special meeting, respectively. If you are not a stockholder or shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. OceanFirst and Sun reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without OceanFirst’s or Sun’s express written consent, respectively.

Q: Can I change my vote?

A: OceanFirst stockholders: Yes. If you are a holder of record of OceanFirst common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to OceanFirst’s corporate secretary or (iii) attending the OceanFirst special meeting in person, notifying the corporate secretary and voting by ballot at the OceanFirst special meeting. Attendance at the OceanFirst special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by OceanFirst after the vote will not affect the vote. OceanFirst’s corporate secretary’s mailing address is: Corporate Secretary, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08753.

Sun shareholders: Yes. If you are a holder of record of Sun common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy with a later date (including a proxy given over the Internet or by telephone), (ii) delivering a written revocation letter to Sun’s corporate secretary or (iii) attending the Sun special meeting in person, notifying the corporate secretary and voting by ballot at the Sun special meeting. Attendance at the Sun special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Sun after the vote will not affect the vote. Sun’s corporate secretary’s mailing address is: Corporate Secretary, Sun Bancorp, Inc., 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054.

If you hold your shares of OceanFirst common stock or Sun common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q: Will OceanFirst be required to submit the OceanFirst share issuance proposal to its stockholders even if the OceanFirst board has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the OceanFirst special meeting, OceanFirst is required to submit the OceanFirst share issuance proposal to its stockholders even if the OceanFirst board has withdrawn, modified or qualified its recommendation.

Q: Will Sun be required to submit the Sun merger proposal to its shareholders even if the Sun board has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Sun special meeting, Sun is required to submit the Sun merger proposal to its shareholders even if the Sun board has withdrawn, modified or qualified its recommendation.

Q: What are the U.S. federal income tax consequences of the integrated mergers to Sun shareholders?

A: The obligations of Sun and OceanFirst to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Sun and OceanFirst of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

Assuming that the integrated mergers qualify as a reorganization, the U.S. federal income tax consequences of the integrated mergers to each Sun shareholder will vary depending on whether such Sun shareholder receives cash, shares of OceanFirst common stock or a combination thereof in exchange for such Sun shareholder’s shares of Sun common stock pursuant to the terms of the merger agreement.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 111 for a more complete discussion of the U.S. federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Q: Are Sun shareholders entitled to dissenters’ rights?

A: No. Sun shareholders are not entitled to exercise dissenters’ rights in connection with the Transactions. For further information, see “The Transactions — No Dissenters’ Rights” beginning on page 85.

Q: If I am a Sun shareholder, should I send in my Sun stock certificates now?

A: No. Please do not send in your Sun stock certificates with your proxy. Promptly following the completion of the first-step merger, an exchange agent will send you instructions for exchanging Sun stock certificates for the merger consideration. See “The Merger Agreement — Election Procedures; Exchange of Shares” beginning on page 89.

Q: What should I do if I hold my shares of Sun common stock in book-entry form?

A: You are not required to take any special additional actions if your shares of Sun common stock are held in book-entry form. Promptly following the completion of the first-step merger, shares of Sun common stock held in book-entry form automatically will be exchanged for shares of OceanFirst common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q: Whom may I contact if I cannot locate my Sun stock certificate(s)?

A: If you are unable to locate your original Sun stock certificate(s), you should contact ComputerShare, Sun’s transfer agent, at (800) 568-3476.

Q: What should I do if I receive more than one set of voting materials?

A: OceanFirst stockholders and Sun shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of OceanFirst common stock and/or Sun common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of OceanFirst common stock and/or Sun common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both OceanFirst common stock and Sun common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of OceanFirst common stock and/or Sun common stock that you own.

Q: When do you expect to complete the Transactions?

A: OceanFirst and Sun currently expect to complete the Transactions early in the first quarter of 2018. However, neither OceanFirst nor Sun can assure you of when, or if, the Transactions will be completed. The completion of the integrated mergers is subject to the fulfillment of customary closing conditions, including the approval by the OceanFirst stockholders of the OceanFirst share issuance proposal, the approval by the Sun shareholders of the Sun merger proposal and the receipt of all required regulatory approvals.

Q: What happens if the first-step merger is not completed?

A: If the first-step merger is not completed, Sun shareholders will not receive any consideration for their shares in connection with the first-step merger. Instead, Sun will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”). In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either OceanFirst or Sun. For a more detailed discussion of the circumstances under which such payments will be required to be paid, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 106.

Q: Whom should I call with questions?

A: OceanFirst stockholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of OceanFirst common stock, please contact Investor Relations at (732) 240-4500 or OceanFirst’s proxy solicitor, Georgeson LLC, at (888) 613-9988.

Sun shareholders: If you have any questions concerning the Transactions or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sun common stock, please contact Sun’s Corporate Secretary at (800) 691-7701.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the Transactions. See “Where You Can Find More Information” beginning on page 146. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

In the First-Step Merger, Sun Shareholders will be Entitled to Receive the Merger Consideration (page 87)

OceanFirst and Sun are proposing a strategic merger. If the first-step merger is completed, each outstanding share of Sun common stock, except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either (i) an amount in cash (which we refer to as the “cash consideration”) equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the volume-weighted average trading price of shares of OceanFirst common stock for the five trading days immediately prior to the day on which the first-step merger occurs (which we refer to as the “OceanFirst share closing price”), or (ii) a number of shares of OceanFirst common stock equal to the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price (we refer to such quotient as the “exchange ratio,” we refer to such number of shares as the “stock consideration” and we refer to the stock consideration and the cash consideration as the “merger consideration”). Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Sun shareholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the OceanFirst share closing price.

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Sun common stock is listed on the NASDAQ under the symbol “SNBC.” The following table shows the closing sale prices of OceanFirst common stock and Sun common stock as reported on the NASDAQ on June 29, 2017, the last full trading day before the public announcement of the Transactions, and on September 15, 2017 the latest practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Sun common stock, which was calculated by first multiplying the closing price of OceanFirst common stock on those dates by 0.7884, and then adding $3.78.

	OceanFirst Common Stock	Sun Common Stock	Implied Value of Merger Consideration
June 29, 2017	$27.26	$24.95	$25.27
September 15, 2017	$24.81	$22.95	$23.34

The merger agreement governs the integrated mergers. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the integrated mergers are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the integrated mergers.

The OceanFirst Board Unanimously Recommends that OceanFirst Stockholders Vote “FOR” the OceanFirst Share Issuance Proposal and “FOR” the OceanFirst Adjournment Proposal Presented at the OceanFirst Special Meeting (page 41)

The OceanFirst board has unanimously approved the merger agreement. The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal presented at the OceanFirst special meeting. For the factors considered by the OceanFirst board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 68.

The Sun Board Unanimously Recommends that Sun Shareholders Vote “FOR” the Sun Merger Proposal, “FOR” the Sun Merger-Related Compensation Proposal and “FOR” the Sun Adjournment Proposal Presented at the Sun Special Meeting (page 35)

The Sun board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the first-step merger, are advisable and in the best interests of Sun and its shareholders and has unanimously approved the merger agreement. The Sun board unanimously recommends that Sun shareholders vote “FOR” the Sun merger proposal, “FOR” the Sun merger-related compensation proposal and “FOR” the Sun adjournment proposal presented at the Sun special meeting. For the factors considered by the Sun board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Transactions — Sun’s Reasons for the Transactions; Recommendation of the Sun Board” beginning on page 53.

Certain of Sun’s directors, solely in his or her capacity as a Sun shareholder, as well as other Sun shareholders, have entered into separate voting and support agreements with OceanFirst, pursuant to which such persons have agreed to vote in favor of the Sun merger proposal and certain related matters and against alternative transactions. Forms of these voting and support agreements are attached to this joint proxy statement/prospectus as Annex B and Annex C.

For more information regarding the voting and support agreements, see the section of this joint proxy statement/prospectus entitled “The Sun Voting and Support Agreements” beginning on page 108.

Opinion of Sun’s Financial Advisor (page 54 and Annex D)

On June 29, 2017, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) rendered its oral opinion, which was later confirmed in writing, to the Sun board that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitation set forth in the opinion, the merger consideration in the first-step merger was fair, from a financial point of view, to Sun shareholders. The full text of the Sandler O’Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. Sun shareholders are urged to read the opinion in its entirety. Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. The Sandler O’Neill written opinion is addressed to the Sun board, is directed only to the fairness of the merger consideration to Sun shareholders from a financial point of view, and does not constitute a recommendation as to how any Sun shareholder should vote with respect to the Sun merger proposal, the Sun merger-related compensation proposal, or any other proposals presented at the Sun special meeting.

Opinion of OceanFirst’s Financial Advisor (page 70 and Annex E)

On June 29, 2017, Piper Jaffray & Co. (which we refer to as “Piper”) rendered its written opinion to the OceanFirst board that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering the opinion, the merger consideration to be paid by OceanFirst pursuant to the merger agreement was fair, from a financial point of view, to OceanFirst. The full text of the Piper written opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering the opinion, is attached to this document as Annex E. OceanFirst stockholders are urged to read the opinion in its entirety. Piper’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Piper as of, the date of Piper’s opinion. The Piper written opinion is addressed to the OceanFirst board in connection with its evaluation of the fairness of the merger consideration, and does not constitute a recommendation as to how any holder of OceanFirst common stock should vote in connection with the integrated mergers.

What Holders of Sun Equity-Based Awards will be Entitled to Receive (page 91)

The Sun equity awards will be affected as follows:

Restricted Stock Awards: At the effective time, each restricted stock award granted by Sun will become fully vested, and each holder of such restricted stock awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Restricted Stock Unit Awards: At the effective time, each restricted stock unit award granted by Sun will be cancelled, and each holder of such restricted stock unit awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Stock Options: At the effective time, each outstanding and unexercised option to purchase Sun common stock will be converted into an option to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Sun common stock subject to such Sun stock option immediately prior to the effective time by (ii) the exchange ratio; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for each share of Sun common stock subject to such Sun option by (b) the exchange ratio (rounded up to the nearest whole cent).

OceanFirst Will Hold the OceanFirst Special Meeting on October 25, 2017 (page 41)

The OceanFirst special meeting will be held on October 25, 2017, at 6:00 p.m. local time, at 975 Hooper Avenue, Toms River, New Jersey 08753. At the OceanFirst special meeting, OceanFirst stockholders will be asked to approve the OceanFirst share issuance proposal and approve the OceanFirst adjournment proposal.

Only holders of record of OceanFirst common stock at the close of business on September 15, 2017 (which we refer to as the “OceanFirst record date”), will be entitled to notice of, and to vote at, the OceanFirst special meeting. Subject to the ten percent voting limitation set forth in OceanFirst’s certificate of incorporation, each share of OceanFirst common stock is entitled to one vote on each proposal to be considered at the OceanFirst special meeting. As of the OceanFirst record date, there were 32,463,131 shares of OceanFirst common stock entitled to vote at the OceanFirst special meeting.

As of the OceanFirst record date, the directors and executive officers of OceanFirst and their affiliates beneficially owned and were entitled to vote approximately 877,430 shares of OceanFirst common stock representing approximately 2.7% of the shares of OceanFirst common stock outstanding on that date.

Approval of the OceanFirst share issuance requires the affirmative vote of a majority of the total votes cast by the OceanFirst stockholders at the OceanFirst special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst common stock at the OceanFirst special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the OceanFirst adjournment proposal.

Sun Will Hold the Sun Special Meeting on October 24, 2017 (page 35)

The Sun special meeting will be held on October 24, 2017, at 10:00 a.m. local time, at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054. At the Sun special meeting, Sun shareholders will be asked to approve the Sun merger proposal, the Sun merger-related compensation proposal and the Sun adjournment proposal.

Only holders of record of Sun common stock at the close of business on September 15, 2017 (which we refer to as the “Sun record date”), will be entitled to notice of, and to vote at, the Sun special meeting. Each share of Sun common stock is entitled to one vote on each proposal to be considered at the Sun special meeting. As of the Sun record date, there were 19,091,912 shares of Sun common stock entitled to vote at the Sun special meeting.

As of the Sun record date, the directors and executive officers of Sun and their affiliates beneficially owned and were entitled to vote approximately 2,259,879 shares of Sun common stock representing approximately 11.84% of the shares of Sun common stock outstanding on that date.

Certain of Sun’s directors, solely in his or her capacity as a Sun shareholder, as well as other Sun shareholders, have entered into a separate voting and support agreement with OceanFirst, pursuant to which each such person has agreed to vote in favor of the Sun merger proposal and against competing proposals. As of the Sun record date, the Sun shareholders that are parties to these voting and support agreements were entitled to vote approximately 7,351,065 shares of Sun common stock representing approximately 39% of the shares of Sun common stock outstanding on that date.

Under New Jersey law and Sun’s organizational documents, approval of the Sun merger proposal requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun merger proposal, it will have no effect on the Sun merger proposal.

The Sun merger-related compensation proposal and the Sun adjournment proposal will each be approved if a majority of the votes cast on each such proposal at the Sun special meeting are voted in favor of each such proposal at the Sun special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting or fail to instruct your bank or broker how to vote with respect to either such proposal, it will have no effect on the Sun merger-related compensation proposal or the Sun adjournment proposal.

U.S. Federal Income Tax Consequences of the Integrated Mergers (page 111)

The obligations of Sun and OceanFirst to complete the integrated mergers are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Sun and OceanFirst of the opinion of its counsel to the effect that the integrated mergers together will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming that the integrated mergers qualify as a reorganization, the U.S. federal income tax consequences of the integrated mergers to each Sun shareholder will vary depending on whether such Sun shareholder receives cash, shares of OceanFirst common stock or a combination thereof in exchange for such Sun shareholder’s shares of Sun common stock pursuant to the terms of the merger agreement.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Integrated Mergers” beginning on page 111 for a more complete discussion of the U.S. federal income tax consequences of the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Sun’s Directors and Officers Have Financial Interests in the Transactions that Differ from Your Interests (page 80)

In considering the recommendation of the Sun board, Sun shareholders should be aware that the directors and executive officers of Sun have certain interests in the Transactions that may be different from, or in addition to, the interests of Sun shareholders generally. The Sun board was aware of these interests and considered them, among other matters, in making its recommendation that Sun shareholders vote to approve the Sun merger proposal.

These interests include:

•	Each outstanding stock option to purchase Sun common stock would convert at the effective time into an option to purchase a number of shares of OceanFirst common stock;

•	Each outstanding Sun restricted stock award or restricted stock unit would vest at the effective time and would convert into the right to receive the merger consideration with respect to each share of Sun common stock subject thereto;

•	Sun and each of its executive officers is party to a change in control continuity agreement that provides for certain payments or benefits in connection with the closing of the integrated mergers or a qualifying termination of employment thereafter;

•	Two current members of the Sun board would be appointed to the boards of directors of OceanFirst and OceanFirst bank at the effective time; and

•	Sun’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see “— Interests of Sun’s Directors and Executive Officers in the Transactions.”

Sun Shareholders Are NOT Entitled to Assert Dissenters’ Rights (page 85)

Under the New Jersey Business Corporation Act (which we refer to as the “NJBCA”), the holders of Sun common stock will not have any dissenters’ rights with respect to the Transactions. For further information, see “The Transactions — No Dissenters’ Rights” beginning on page 85.

Completion of the Transactions; Conditions That Must Be Fulfilled For The Integrated Mergers To Occur (page 104)

Currently, Sun and OceanFirst expect to complete the Transactions early in the first quarter of 2018. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the integrated mergers depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	approval of the merger agreement by the Sun shareholders and approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders;

•	authorization for listing on the NASDAQ of the shares of OceanFirst common stock to be issued in the first-step merger;

•	the receipt of required regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (which we refer to as the “OCC”), without any such requisite regulatory approval including or containing, or resulting in the imposition of, a materially burdensome regulatory condition (as defined below);

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the absence of any order, injunction or other legal restraint preventing the completion of the integrated mergers or making the completion of the integrated mergers illegal;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of OceanFirst and Sun in the merger agreement;

•	performance in all material respects by each of OceanFirst and Sun of its obligations under the merger agreement; and

•	receipt by each of OceanFirst and Sun of an opinion from its counsel as to certain tax matters.

Neither Sun nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived, or that the integrated mergers will be completed.

Termination of the Merger Agreement (page 105)

The merger agreement can be terminated at any time prior to the effective time in the following circumstances:

•	by mutual written consent, if the OceanFirst board and the Sun board so determine;

•	by the OceanFirst board or the Sun board if (i) any governmental entity denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable, or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Sun board if the integrated mergers have not been consummated on or before the one-year anniversary of the date of the merger agreement (which we refer to as the “termination date”), unless the failure of the integrated mergers to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Sun board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement which either individually or in the aggregate with all other breaches by such party would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within forty-five (45) days following written notice to the party committing such breach, or such breach cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by the Sun board, prior to the time that the OceanFirst share issuance proposal is approved, if the OceanFirst board (i) fails to recommend in this joint proxy statement/prospectus that the OceanFirst stockholders approve the OceanFirst share issuance, or takes certain adverse actions with respect to such recommendation, or (ii) materially breaches certain obligations with respect to calling a meeting of its stockholders and recommending that they approve the OceanFirst share issuance; or

•	by the OceanFirst board, prior to the time that the Sun merger proposal is approved, if the Sun board (i) fails to recommend in this joint proxy statement/prospectus that the Sun shareholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of any publicly-disclosed tender offer or exchange offer for outstanding Sun common stock (other than by OceanFirst or an affiliate of OceanFirst) within ten (10) business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), (iii) recommends or endorses an acquisition proposal, or (iv) materially breaches certain obligations with respect to acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement.

Termination Fee (page 106)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals with respect to Sun, changes in the recommendation of the Sun board or changes in the recommendation of the OceanFirst board, Sun or OceanFirst, as applicable, may be required to pay to the other party a termination fee equal to $17.045 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with Sun or OceanFirst.

Regulatory Approvals Required for the Integrated Mergers and the Bank Merger (page 85)

Subject to the terms of the merger agreement, both Sun and OceanFirst have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Federal Reserve Board and the OCC. OceanFirst submitted applications to the Federal Reserve Board (which we refer to as the “FRB application”) and the OCC (which we refer to as the “OCC application”) on September 1, 2017. As of the date of this joint proxy statement/prospectus, each of the FRB application and the OCC application remain outstanding. Although OceanFirst knows of no reason why the FRB application or the OCC application should not be approved in a timely manner, OceanFirst cannot be certain when, or if, the FRB application and the OCC application will be approved. In addition, subject to approval from the Federal Reserve Board and the OCC, prior to the completion of the Transactions, OceanFirst Bank intends to convert from a federal savings association into a national banking association, and OceanFirst intends to cease being a savings and loan holding company and become a bank holding company.

The Rights of Sun Shareholders Will Change as a Result of the First-Step Merger (page 127)

OceanFirst is incorporated under the laws of the State of Delaware and Sun is incorporated under the laws of the State of New Jersey. Accordingly, Delaware law governs the OceanFirst stockholders and New Jersey law governs the Sun shareholders. As a result of the first-step merger, Sun shareholders who receive the stock consideration (either because they elect to receive stock consideration or because of the allocation and proration provisions of the merger agreement) will become OceanFirst stockholders. Thus, following the completion of the first-step merger, the rights of Sun shareholders who so become OceanFirst stockholders in the first-step merger will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and bylaws, rather than by the corporate law of the State of New Jersey and Sun’s certificate of incorporation and bylaws.

See “Comparison of Stockholders’ Rights” for a description of the material differences in stockholders’ rights under the laws of the State of Delaware, the laws of the State of New Jersey and each of the OceanFirst and Sun governing documents.

Information About the Companies (pages 46, 47 and 48)

OceanFirst

OceanFirst is the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a community bank with $5.2 billion in assets and 51 branches located throughout Central and Southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. OceanFirst’s website is www.oceanfirstonline.com.

OceanFirst Bank is currently a federal savings association, and OceanFirst is currently a savings and loan holding company regulated and supervised by the Federal Reserve Board under the Home Owners’ Loan Act of 1933, as amended (which we refer to as “HOLA”). Prior to the completion of the Transactions, OceanFirst Bank intends to convert from a federal savings association into a national banking association, and OceanFirst intends to cease being a savings and loan holding company and become a bank holding company. OceanFirst Bank’s conversion to a national banking association is subject to approval of the OCC, and OceanFirst becoming a bank holding company is subject to approval of the Federal Reserve Board. As a bank holding company, OceanFirst would be regulated and supervised by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (which we refer to as “BHCA”).

OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 975 Hooper Avenue, Toms River, New Jersey 08753 and its telephone number at that location is (732) 240-4500. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Merger Sub

Merger Sub is a New Jersey corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the integrated mergers. See the section of this joint proxy statement/prospectus entitled “Information About Merger Sub” beginning on page 47.

Sun

Sun is the holding company for Sun National Bank, a bank with $2.2 billion in assets. Founded in 1985, Sun National Bank has 35 locations primarily throughout New Jersey, 30 of which were branch offices. Sun National Bank provides an array of community banking services to consumers, small businesses and mid-size companies. Sun is headquartered in Mount Laurel, New Jersey. Sun’s website is www.sunnationalbank.com.

Sun common stock is traded on the NASDAQ under the symbol “SNBC.”

Sun’s principal executive offices are located at 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054 and its telephone number at that location is (856) 691-7700. Additional information about Sun and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Litigation Related to the Transactions (page 86)

On July 18, 2017, three purported Sun shareholders filed putative shareholder class action lawsuits against Sun, the members of the Sun board, OceanFirst and Merger Sub in the Superior Court of New Jersey, Burlington County, Chancery Division, captioned Bruce Oswald v. Sun Bancorp, Inc., et al., Docket No. C 000070 17; Robert Rumsey v. Sun Bancorp, Inc., et al., Docket No. C 000071 17; and Paul D. Chetcuti v. Sun Bancorp, Inc., et al., Docket No. C 000072 17. The actions generally allege that members of the Sun board breached their fiduciary duties by approving the merger agreement because the transaction is procedurally flawed and financially inadequate. Plaintiffs further allege that OceanFirst and Merger Sub aided and abetted such alleged breaches. The actions seek to enjoin the Transactions, as well as unspecified money damages, costs and attorneys’ fees and expense. On July 31, 2017, the plaintiffs in such class action lawsuits filed a motion to consolidate all three actions, and for the appointment of interim lead counsel. On August 28, 2017, the court granted the motion to consolidate, consolidating all three actions under the caption In re Sun Bancorp, Inc. Consolidated Stockholder Litigation, Docket No. C-70-17 (which we refer to as the “Consolidated Action”). Plaintiffs’ motion for the appointment of interim lead counsel was denied without prejudice. On August 28, 2017, the Consolidated Action was transferred to the Honorable John E. Harrington, P.J. Civ. as Burlington County’s designated Complex Business Litigation Judge. On September 11, 2017, plaintiffs filed an Amended Class Action Complaint in the Consolidated Action, which also alleges that the Sun board breached their fiduciary duties in failing to disclose material information about the transaction. Also on September 11, 2017, plaintiffs filed a motion for expedited discovery and a supporting memorandum of law.

Risk Factors (page 27)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEANFIRST

The following table presents selected historical consolidated financial data for OceanFirst as of and for each of the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of OceanFirst. The following table also presents selected historical consolidated financial data for OceanFirst as of and for each of the six-month periods ended June 30, 2017 and June 30, 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of OceanFirst. You should read this information in conjunction with the historical financial statements of OceanFirst and the related notes, including those contained in OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in OceanFirst’s Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2017, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016†*	2016†*	2015**	2014	2013	2012
(in thousands, except per share data)
Operating Data
Interest income	$92,893	$56,214	$133,425	$85,863	$79,853	$80,157	$87,615
Interest expense	9,236	5,641	13,163	9,034	7,505	9,628	14,103

Net interest income	83,657	50,573	120,262	76,829	72,348	70,529	73,512
Provision for loan losses	1,865	1,225	2,623	1,275	2,630	2,800	7,900

Net interest income after provision for loan losses	81,792	49,348	117,639	75,554	69,718	67,729	65,612
Non-interest income	12,969	8,259	20,412	16,426	18,577	16,458	17,724
Non-interest expense	58,008	36,770	86,318	58,897	57,764	58,665	52,389
Branch consolidation expenses	5,484	—	—	—	—	579	—
Merger related expenses	4,602	8,591	16,534	1,878	—	—	—

Income before income taxes	26,667	12,246	35,199	31,205	30,531	24,943	30,947
Provision for income taxes	6,969	4,380	12,153	10,883	10,611	8,613	10,927

Net income	$19,698	$7,866	$23,046	$20,322	$19,920	$16,330	$20,020

Per Share
Net income, basic	$0.62	$0.40	$1.00	$1.22	$1.19	$0.96	$1.13
Net income, diluted	0.59	0.39	0.98	1.21	1.19	0.95	1.12
Book value	18.05	15.89	17.80	13.79	12.91	12.33	12.28
Tangible book value	13.19	13.14	12.95	13.67	12.91	12.33	12.28
Cash dividends declared	0.30	0.26	0.54	0.52	0.49	0.48	0.48
Weighted-average number of shares outstanding:
Basic	32,014	19,694	23,093	16,600	16,687	17,071	17,730
Diluted	33,111	19,996	23,526	16,811	16,797	17,157	17,829
Number of shares outstanding	32,529	25,749	32,137	17,287	16,902	17,387	17,895

Selected Balance Sheet Data
Total assets	$5,202,200	$4,047,493	$5,167,052	$2,593,068	$2,356,714	$2,249,711	$2,269,228
Investment securities(1)	803,023	547,358	630,228	444,693	508,391	553,953	564,511
Loans receivable, net(2)	3,868,973	3,135,356	3,804,994	1,973,400	1,693,047	1,542,245	1,529,946
Allowance for loan losses	16,557	16,678	15,183	16,722	16,317	20,930	20,510
Deposits	4,176,909	3,206,262	4,187,750	1,916,678	1,720,135	1,746,763	1,719,671
Total borrowings	409,214	402,776	376,992	422,757	440,550	270,804	313,291
Stockholders’ equity	587,303	409,258	572,038	238,446	218,259	214,350	219,792

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016†*	2016†*	2015**	2014	2013	2012
(in thousands, except per share data)
Selected Performance Ratios
Return on average assets (annualized)(3)	0.76%	0.51%	0.62%	0.82%	0.86%	0.71%	0.87%
Return on average equity (annualized)(3)	6.81	5.03	6.08	8.92	9.18	7.51	9.15
Net interest margin(4)	3.56	3.47	3.47	3.28	3.31	3.24	3.37
Efficiency ratio(3)(5)	70.47	77.10	73.11	65.17	63.53	68.11	57.42
Tangible common equity to tangible assets(6)	8.51	8.51	8.30	9.12	9.26	9.53	9.69

Asset Quality Ratios
Net charge-offs to average loans (annualized)	0.03%	0.11%	0.15%	0.05%	0.45%	0.16%	0.36%
Allowance for loan losses to total loans receivable(7)	0.42	0.53	0.40	0.84	0.95	1.33	1.32
Nonperforming loans to total loans receivable(7)(8)	0.42	0.48	0.35	0.91	1.06	2.88	2.80
Nonperforming assets to total assets(8)	0.48	0.62	0.45	1.05	0.97	2.21	2.05

Capital Ratios (Bank)
Total risk-based capital	13.44%	11.76%	13.26%	13.65%	15.08%	15.97%	16.11%
Tier I risk-based capital	12.95	11.18	12.81	12.72	14.05	14.72	14.86
Common equity Tier I(9)	12.95	11.18	12.81	12.72	—	—	—
Tier I leverage	9.10	9.45	10.19	8.91	9.46	9.66	9.49

†	On November 30, 2016, OceanFirst closed the Ocean Shore acquisition.
*	On May 2, 2016, OceanFirst closed its acquisition of Cape Bancorp, Inc. (we refer to such acquisition as the “Cape acquisition” and we refer to Cape Bancorp, Inc. as “Cape”).
**	On July 31, 2015, OceanFirst closed its acquisition of Colonial American Bank (we refer to such acquisition as the “Colonial American acquisition”).
(1)	Investment securities include available-for-sale and held-to-maturity securities and Federal Home Loan Bank stock.
(2)	Loans receivable, net, includes loans held for sale and is net of undisbursed loan funds, net deferred origination costs and the allowance for loan losses.
(3)	Performance ratios for the six months ended June 30, 2017 include merger related and branch consolidation of $10.1 million, with an after-tax cost of $6.6 million. Performance ratios for the six months ended June 30, 2016 include merger related expenses of $8.6 million with an after-tax cost of $6.2 million. Performance ratios for the year ended December 31, 2015 include merger related expenses of $1.9 million with an after tax cost of $1.3 million. Performance ratios for 2013 include expenses relating to the payment of Federal Home Loan Bank advances of $4.3 million and the consolidation of two branches into newer, in-market facilities, at a cost of $579,000. The total after tax cost was $3.1 million. Performance ratios for 2012 include an additional loan loss provision of $1.8 million relating to the superstorm Sandy and $687,000 in net severance expense. The total after tax cost was $1.6 million.
(4)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(5)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income
(6)	Tangible common equity to tangible assets is total stockholders’ equity less goodwill and other intangible assets divided by total assets less goodwill and other intangible assets.
(7)	Total loans receivable includes loans receivable and loans held-for-sale.
(8)	Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OceanFirst’s policy to cease accruing interest on all such loans and to reverse previously accrued interest.
(9)	OceanFirst Bank became subject to new Basel III regulatory capital ratios in 2015. The common equity Tier I ratio was not reported in prior years.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SUN

The following table presents selected historical consolidated financial data for Sun as of and for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Sun. The following table also presents selected historical consolidated financial data for Sun as of and for each of the six-month periods ended June 30, 2017 and June 30, 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Sun. You should read this information in conjunction with the historical financial statements of Sun and the related notes, including those contained in Sun’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Sun’s Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2017, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
(in thousands, except per share data)
Operating Data
Interest income	$35,947	$34,432	$69,610	$70,208	$90,212	$105,082	$115,433
Interest expense	6,312	5,074	10,706	9,610	12,261	15,313	17,585

Net interest income	29,635	29,358	58,904	60,598	77,951	89,769	97,848
(Release of) provision for loan losses	(831)	(1,682)	(1,682)	(3,280)	14,803	1,147	57,215

Net interest income after (release of) provision for loan losses	30,466	31,040	60,586	63,878	63,148	88,622	40,633
Non-interest income	6,431	6,936	13,389	27,625	17,763	31,681	28,675
Non-interest expense	32,351	33,590	64,953	80,086	109,402	129,949	119,833

Income (loss) before income taxes	4,546	4,386	9,022	11,417	(28,491)	(9,646)	(50,525)
Income tax expense (benefit)	1,661	598	(52,395)	1,197	1,317	297	(34)

Net income (loss)	$2,885	$3,788	$61,417	$10,220	$(29,808)	$(9,943)	$(50,491)

Share Data(1)
Earnings per share, basic	$0.15	$0.20	$3.26	$0.55	$(1.67)	$(0.58)	$(2.94)
Earnings per share, diluted	0.15	0.20	3.24	0.55	(1.67)	(0.58)	(2.94)
Dividend per share	0.02	—	0.02	—	—	—	—
Dividend payout ratio	13.33%	—	0.62%	—	—	—	—
Weighted average shares — basic	19,023	18,794	18,843	18,648	17,830	17,283	17,188
Weighted average shares — diluted	19,149	18,890	18,933	18,710	17,830	17,283	17,188

Selected Financial Condition Data
Total assets	$2,216,802	$2,186,982	$2,262,262	$2,210,584	$2,715,348	$3,087,553	$3,224,031
Cash and investments	428,818	470,513	450,935	508,173	971,383	751,559	631,596
Loans receivable, net	1,574,167	1,548,593	1,594,377	1,530,501	1,486,898	2,102,167	2,351,222 (2)
Total deposits	1,708,253	1,713,665	1,741,363	1,746,102	2,091,904	2,621,571	2,713,224
Borrowings	91,396	92,011	91,708	92,305	68,978	68,765	70,992
Junior subordinated debentures	77,322	92,786	92,786	92,786	92,786	92,786	92,786
Shareholders’ equity	325,060	264,172	319,709	256,388	245,323	245,337	262,595

Performance Ratios
Return on average assets	0.26%	0.35%	2.81%	0.42%	(1.02)%	(0.31)%	(1.60)%
Return on average equity	1.78	2.90	23.25	4.03	(11.96)	(3.81)	(17.19)
Interest rate spread(3)	2.72	2.77	2.75	2.57	2.77	2.92	3.27
Net interest margin(4)	2.94	2.94	2.94	2.74	2.92	3.05	3.43
Total equity to total assets	14.66	12.08	14.13	11.60	9.03	7.95	8.14

Capital Ratios
Leverage capital	14.70%	13.19%	14.57%	12.19%	10.06%	8.99%	9.30%
Tier 1 capital	19.72	17.87	18.94	17.61	16.73	12.34	11.82
Total risk-based capital	21.41	21.04	21.63	21.04	19.25	14.41	13.72

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
(in thousands, except per share data)
Asset Quality Ratios
Allowance for loan losses as a percent of total loans	0.94%	1.02%	0.97%	1.16%	1.54%	1.66%	2.02%
Allowance for loan losses as a percent of nonperforming loans	336.90	272.57	501.16	577.74	153.66	93.58	47.97
Non-performing loans as a percent of total loans	0.28	0.37	0.19	0.20	1.00	1.78	4.20
Non-performing assets as a percent of total assets	0.20	0.27	0.14	0.14	0.58	1.31	3.20

(1)	Prior period data for 2013 and 2012 is retroactively adjusted for the impact of a 1-for-5 reverse stock split effective August 11, 2014.
(2)	Includes held-for-sale loans.
(3)	Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percentage of average interest-earning assets.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial condition and results of operations data for OceanFirst giving effect to the Transactions and, with respect to the pro forma data about the results of operations data for OceanFirst for the twelve months ending December 31, 2016, the Cape acquisition and the Ocean Shore acquisition (collectively, the “OceanFirst business combinations”).

With respect to the Transactions, the selected unaudited pro forma condensed combined financial information assumes that the Transactions will be accounted for under the acquisition method of accounting with OceanFirst treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Sun, as of the effective date of the Transactions, will be recorded by OceanFirst at their respective estimated fair values and the excess of the merger consideration over the estimated fair value of Sun’s net identifiable assets will be allocated to goodwill.

The pro forma financial condition data set forth in the table below assumes that the Transactions became effective on June 30, 2017. The accompanying unaudited pro forma condensed combined income statement for the period ending June 30, 2017 presents the pro forma results of operations of OceanFirst giving effect to the Transactions assuming that the Transactions became effective at the beginning of such period. The accompanying unaudited pro forma condensed combined income statement for the period ending December 31, 2016 presents the pro forma results of operations of OceanFirst giving effect to each of the OceanFirst business combinations assuming that each OceanFirst business combination became effective on January 1, 2016.

The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The selected unaudited pro forma condensed combined financial data also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118, the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Transactions are completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

As of June 30, 2017
Pro Forma Condensed Consolidated Combined Statement of Financial Condition Data
(Dollars in thousands)
Securities and Federal Home Loan Bank Stock	$1,103,010
Loans receivable, net and loans held for sale	5,425,693
Total assets	7,437,082
Deposits	5,884,776
Federal Home Loan Bank advances and other borrowings	561,923
Stockholders’ equity	947,609

	Six months ended June 30, 2017	Year Ended December 31, 2016
Pro Forma Condensed Consolidated Combined Statement of Income Data
(Dollars in thousands, except per share data)
Net interest income	$113,843	$227,307
Provision for loan losses	1,034	2,718
Non-interest income	19,400	39,149
Non-interest expense	97,248	207,002
Net income before income taxes	34,961	56,736
Net income	25,019	92,016

Pro Forma Condensed Consolidated Combined Per Share Data
Net income per share — basic	$0.53	$1.93
Net income per share — diluted	$0.52	$1.90

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for OceanFirst and Sun is historical, unaudited pro forma combined and pro forma equivalent per share financial data. The information presented below should be read together with the historical consolidated financial statements of OceanFirst and Sun, including the related notes, filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma combined and pro forma equivalent per share information gives effect to the Transactions as if they had been effective on June 30, 2017 in the case of the book value data, and as if the Transactions had been effective as of the beginning of the periods presented in the case of the earnings per share and the cash dividends data. The unaudited pro forma earnings per share data and dividend data combines the historical results of Sun into OceanFirst’s consolidated statement of income. While certain adjustments to the book value data were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place as of the beginning of the period presented. In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Transactions or consider any potential impacts of current market conditions or the Transactions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	OceanFirst Historical	Sun Historical	Pro Forma Combined(1)	Per Equivalent Sun Share(2)
Book value per share:
At June 30, 2017	$18.05	$17.05	$19.93	$18.74
At December 31, 2016	17.80	16.90	19.70	18.52
Cash dividends declared per share:
Six months ended June 30, 2017	0.30	0.02	0.30	0.28
Year ended December 31, 2016	0.54	0.02	0.54	0.51
Basic earnings per share:
Six months ended June 30, 2017	0.62	0.15	0.53	0.50
Year ended December 31, 2016	1.00	3.26	1.93	1.81
Diluted earnings per share:
Six months ended June 30, 2017	0.59	0.15	0.52	0.49
Year ended December 31, 2016	0.98	3.24	1.90	1.79

(1)	Pro forma dividends per share represent OceanFirst’s historical dividends per share.
(2)	Per equivalent Sun share is the pro forma combined amount multiplied by the following exchange ratio, which was calculated in accordance with the formula prescribed by the merger agreement (and, for this purpose, using the assumed OceanFirst share closing price of $24.88, which was the volume-weighted average of the closing price of shares of OceanFirst common stock on the NASDAQ for the five trading day period ending on and including September 15, 2017, the latest practicable date prior to the date of this joint proxy statement/prospectus): a quotient equal to (a) (i) $3.78 plus (ii) the product of 0.7884 multiplied by $24.88, divided by (b) $24.88.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Because the market price of OceanFirst common stock may fluctuate, Sun shareholders cannot be certain of the market value of the stock portion of the merger consideration they will receive.

At the time the first-step merger is completed, each issued and outstanding share of Sun common stock, except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either (i) the cash consideration, which is an amount in cash equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the OceanFirst share closing price, or (ii) the stock consideration, which will be a number of shares of OceanFirst common stock equal to the exchange ratio, which is the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price. Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time. There will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date of the OceanFirst special meeting, the date of the Sun special meeting, the election deadline by which Sun shareholders may elect to receive the cash consideration or the stock consideration, the date on which the first-step merger is completed and the date on which Sun shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of OceanFirst common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in OceanFirst’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of OceanFirst and Sun.

Because the merger consideration is primarily based on the OceanFirst share closing price, any changes in the market price of OceanFirst common stock prior to the completion of the first-step merger will have a corresponding effect on the amount of per share cash consideration and the value of the per share stock consideration. There will be no adjustments to the formula to be used for calculating the per share cash consideration or the per share stock consideration as a result of any changes in the market prices of either OceanFirst common stock or Sun common stock.

In addition, because the date when the proposed Transactions will be completed will be later than the date of the OceanFirst special meeting and the Sun special meeting, neither OceanFirst stockholders nor Sun shareholders will know at the time they vote in the applicable special meeting the exact value of the OceanFirst common stock that will determine the merger consideration. Accordingly, if the OceanFirst share closing price is lower than the market price of OceanFirst common stock on the date of the Sun special meeting, the merger consideration will be lower than what the merger consideration would have been at the time the Sun shareholders vote on the Sun merger agreement proposal.

The market price of OceanFirst common stock after the first-step merger is completed may be affected by factors different from those affecting the market price of Sun or OceanFirst common stock currently.

Upon completion of the first-step merger, Sun shareholders who receive the stock consideration (either because they elect to receive stock consideration or because of the allocation and proration provisions of the merger agreement) will become OceanFirst stockholders. OceanFirst’s business differs in important respects from that of

Sun, and, accordingly, the results of operations of the combined company and the market price of OceanFirst common stock after the completion of the first-step merger may be affected by factors different from those currently affecting the independent results of operations of each of OceanFirst and Sun. For a discussion of the businesses of OceanFirst and Sun and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 146.

Sun shareholders may receive a form of merger consideration different from what they elect.

Although each Sun shareholder may elect to receive either the cash consideration or the stock consideration in the first-step merger, the merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time. Accordingly, depending on the elections made by other Sun shareholders, a Sun shareholder might receive a portion of the merger consideration in the form such holder did not elect. See “The Merger Agreement — Merger Consideration.”

If a Sun shareholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such holder will have no control over the type of merger consideration such holder may receive. In the event one form of merger consideration (i.e., cash or shares of OceanFirst common stock) is undersubscribed, shares of Sun common stock for which no election was validly made will be allocated to that form of merger consideration before shares of Sun common stock electing the oversubscribed form of merger consideration will be allocated to the undersubscribed form of merger consideration pursuant to the allocation and proration provisions of the merger agreement. Accordingly, although electing one form of merger consideration will not guarantee you will receive that form of merger consideration for all of your shares of Sun common stock, in the event proration is necessary, electing shares will be allocated the undersubscribed form of consideration only after such consideration is allocated to “non-election” shares.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transactions.

Before the Transactions can be completed, OceanFirst must obtain approvals from the Federal Reserve Board and the OCC. Other approvals, as well as waivers or consents, from regulators may also be required. In determining whether to grant these approvals, waivers and consents the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this joint proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 85. In addition, subject to approval from the Federal Reserve Board and the OCC, prior to the completion of the Transactions, OceanFirst Bank intends to convert from a federal savings association into a national banking association, and OceanFirst intends to cease being a savings and loan holding company and become a bank holding company. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the Transactions or require changes to the terms of the Transactions. Such conditions or changes could have the effect of delaying or preventing completion of the Transactions or imposing additional costs on or limiting the revenues of the combined company following the completion of the Transactions, any of which might have an adverse effect on the combined company following the completion of the Transactions. However, under the terms of the merger agreement, in connection with obtaining such regulatory approvals or waivers, neither party is required to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Sun) on any of OceanFirst, Sun or the combined company, after giving effect to the integrated mergers (which we refer to as a “materially burdensome regulatory condition”). For more information, see the section of this joint proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 85.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Transactions may not be realized.

OceanFirst and Sun have operated and, until the completion of the Transactions, will continue to operate, independently. The success of the Transactions, including anticipated benefits and cost savings, will depend, in part, on OceanFirst’s ability to successfully combine and integrate the businesses of OceanFirst and Sun in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the Transactions. The loss of key employees could adversely affect OceanFirst’s ability to successfully conduct its business, which could have an adverse effect on OceanFirst’s financial results and the value of its common stock. If OceanFirst experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause OceanFirst and/or Sun to lose customers or cause customers to remove their accounts from OceanFirst and/or Sun and move their business to competing financial institutions. Integration efforts between the two companies, as well as OceanFirst’s ongoing integration efforts relating to the Cape acquisition and the Ocean Shore acquisition, will also divert management attention and resources. These integration matters could have an adverse effect on each of Sun and OceanFirst during this transition period and for an undetermined period after completion of the Transaction on the combined company. In addition, the actual cost savings of the Transactions could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary. The actual financial condition and results of operations of OceanFirst after the completion of the Transactions may differ materially.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what OceanFirst’s actual financial condition or results of operations would have been had the Transactions been completed on the dates indicated. In addition, the unaudited pro forma income statements for the year ended December 31, 2016 and the six month period ended June 30, 2017 are not necessarily indicative of what OceanFirst’s actual results of operations would have been had the Transactions (and, in the case of the pro forma income statement for the year ended December 31, 2016, the Cape acquisition and the Ocean Shore acquisition) been completed as of January 1, 2016 and January 1, 2017, respectively. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the Transactions (and, in the case of the pro forma income statement for the year ended December 31, 2016, the effect of the Cape acquisition and the Ocean Shore acquisition) had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates, to record the Sun identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized.

The purchase price allocation for the first-step merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Sun as of the date of the completion of the Transactions. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118.

Certain of Sun’s directors and executive officers have interests in the Transactions that may differ from the interests of the Sun shareholders.

The directors and executive officers of Sun have certain interests in the Transactions that may be different from, or in addition to, the interests of Sun shareholders generally. The Sun board was aware of these interests and considered them, among other matters, in making its recommendation that Sun shareholders vote to approve the Sun merger proposal.

These interests include:

•	Each outstanding stock option to purchase Sun common stock would convert at the effective time into an option to purchase a number of shares of OceanFirst common stock;

•	Each outstanding Sun restricted stock award or restricted stock unit would vest at the effective time and would convert into the right to receive the merger consideration with respect to each share of Sun common stock subject thereto;

•	Sun and each of its executive officers is party to a change in control continuity agreement that provides for certain payments or benefits in connection with the closing of the integrated mergers or a qualifying termination of employment thereafter;

•	Two current members of the Sun board would be appointed to the boards of directors of OceanFirst and OceanFirst Bank at the effective time; and

•	Sun’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see the section of this joint proxy statement/prospectus entitled “The Transactions — Interests of Sun’s Directors and Executive Officers in the Transactions” beginning on page 80.

The merger agreement may be terminated in accordance with its terms, and the Transactions may not be completed.

The merger agreement is subject to a number of customary closing conditions that must be fulfilled in order to complete the Transactions, including the receipt of the requisite approval of the OceanFirst stockholders, the requisite approval of the Sun shareholders and the requisite regulatory approvals. These conditions to the closing of the Transactions may not be fulfilled in a timely manner or at all, and, accordingly, the Transactions may be delayed or may not be completed. In addition, OceanFirst and Sun may elect to terminate the merger agreement in certain other circumstances and, in certain limited circumstances, Sun or OceanFirst may be required to pay to the other party a termination fee of $17.045 million.

If the Transactions are not completed, OceanFirst and Sun will have incurred substantial expenses without realizing the expected benefits of the Transactions, and may experience other adverse consequences to their future business and financial results.

Each of OceanFirst and Sun has incurred and will incur substantial expenses in connection with the negotiation and completion of the Transactions, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the first-step merger. If the Transactions are not completed, OceanFirst and Sun would have to recognize these expenses without realizing the expected benefits of the Transactions

In addition, if the Transactions are not completed, the ongoing businesses of Sun and OceanFirst may be adversely affected, and Sun and OceanFirst will be subject to several risks, including:

•	Sun or OceanFirst may be required, under certain circumstances, to pay to the other party a termination fee of $17.045 million;

•	Under the merger agreement, Sun and OceanFirst are subject to certain restrictions on the conduct of their respective businesses prior to completing the Transactions, which may adversely affect the ability of each of Sun and OceanFirst to execute certain of its business strategies; and

•	Matters relating to the Transactions may require substantial commitments of time and resources by the management teams of Sun and OceanFirst, which could otherwise have been devoted to other opportunities that may have been beneficial to Sun and OceanFirst, respectively.

Finally, if the Transactions are not completed, Sun and OceanFirst may experience negative reactions from the financial markets and from their customers and employees. For example, Sun’s or OceanFirst’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the Transactions, without realizing any of the anticipated benefits of completing the Transactions. Additionally, if the merger agreement is terminated, the market price of the Sun common stock or the OceanFirst common stock could decline to the extent that the current market prices reflect a market assumption that the Transactions will be completed. If the Transactions are not completed, neither Sun nor OceanFirst can assure its shareholders that the risks described above will not materialize and will not materially affect its business, financial results or stock price.

Sun and OceanFirst will be subject to business uncertainties and contractual restrictions while the Transactions are pending.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on Sun or OceanFirst. These uncertainties may impair Sun’s or OceanFirst’s ability to attract, retain and motivate key personnel until the Transactions are completed, and could cause customers and others that deal with Sun or OceanFirst to seek to change existing business relationships with Sun or OceanFirst. Retention of certain employees by Sun or OceanFirst may be challenging while the Transactions are pending, as certain employees may experience uncertainty about their future roles with OceanFirst. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Sun or OceanFirst, Sun’s business or OceanFirst’s business could be harmed. In addition, subject to certain exceptions, Sun has agreed to operate its business in the ordinary course prior to closing, and each of Sun and OceanFirst has agreed to certain restrictive covenants. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Covenants and Agreements” beginning on page 95 for a description of the restrictive covenants applicable to Sun and OceanFirst.

Litigation relating to the Transactions could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the Transactions.

On July 18, 2017, three purported Sun shareholders filed putative shareholder class actions against Sun, the members of the Sun board, OceanFirst and Merger Sub in the Superior Court of New Jersey, Burlington County, Chancery Division, captioned Bruce Oswald v. Sun Bancorp, Inc, et al., Docket No. C 000070 17; Robert Rumsey v. Sun Bancorp, Inc., et al., Docket No. C 000071 17; and Paul D. Chetcuti v. Sun Bancorp, Inc., et al., Docket No. C 000072 17. The actions generally allege that members of the Sun board breached their fiduciary duties by approving the merger agreement because the transaction is procedurally flawed and financially inadequate. Plaintiffs further allege that OceanFirst and Merger Sub aided and abetted such alleged breaches. The actions seek to enjoin the Transactions, as well as unspecified money damages, costs and attorneys’ fees and expense. On July 31, 2017, the plaintiffs in such class action lawsuits filed a motion to consolidate all three actions, and for the appointment of interim lead counsel. On August 28, 2017, the court granted the motion to consolidate, consolidating all three actions under the caption In re Sun Bancorp, Inc. Consolidated Stockholder Litigation, Docket No. C-70-17. Plaintiffs’ motion for the appointment of interim lead counsel was denied without prejudice. On August 28, 2017, the Consolidated Action was transferred to the Honorable John E. Harrington, P.J. Civ. as Burlington County’s designated Complex Business Litigation Judge. On September 11, 2017, plaintiffs filed an Amended Class Action Complaint in the Consolidated Action, which also alleges that the Sun board breached their fiduciary duties in failing to disclose material information about the transaction. Also on September 11, 2017, plaintiffs filed a motion for expedited discovery and a supporting memorandum of law.

The merger agreement limits Sun’s ability to pursue acquisition proposals and requires either company to pay a termination fee of $17.045 million under limited circumstances, including circumstances relating to acquisition proposals for Sun. Additionally, certain provisions of Sun’s certificate of incorporation and bylaws may deter potential acquirers.

The merger agreement prohibits Sun from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 103. In addition, unless the merger agreement has been terminated in accordance with its terms, Sun has an unqualified obligation to submit the Sun merger proposal to a vote by Sun shareholders, even if Sun receives a proposal that the Sun board believes is superior to the Transactions. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Stockholder Meetings and Recommendation of the Boards of Directors of Sun and OceanFirst” beginning on page 101. The merger agreement also provides that OceanFirst or Sun must pay a termination fee in the amount of $17.045 million in the event that the merger agreement is terminated under certain circumstances, including Sun’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 106. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Sun from considering or proposing such an acquisition.

OceanFirst has entered into voting and support agreements with the Brown family and separate voting and support agreements with WLR, in each case, who have agreed, subject to certain exceptions, to, among other things, vote the shares of Sun common stock owned beneficially or of record by each Sun supporting shareholder in favor of the Sun merger proposal. In addition, each Sun supporting shareholder has agreed to vote against any proposal made in competition with the merger proposal, as well as certain other restrictions with respect to the voting and transfer of such Sun supporting shareholder’s shares of Sun common stock. As of the Sun record date, the Sun supporting shareholders beneficially owned and were entitled to vote in the aggregate approximately 39 % of the outstanding shares of Sun common stock. For more information see the section of this joint proxy statement/prospectus entitled “The Sun Voting and Support Agreements” beginning on page 108. Additionally, certain provisions of Sun’s certificate of incorporation or bylaws or of the NJBCA could make it more difficult for a third-party to acquire control of Sun or may discourage a potential competing acquirer.

The shares of OceanFirst common stock to be received by Sun shareholders as a result of the first-step merger will have different rights from the shares of Sun common stock.

The rights of Sun shareholders are currently governed by the NJBCA, Sun’s certificate of incorporation and Sun’s bylaws. Upon completion of the first-step merger, Sun shareholders who receive the stock consideration (either because they elect to receive stock consideration or because of the allocation and proration provisions of the merger agreement) will become OceanFirst stockholders and their rights as OceanFirst stockholders will then be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”), OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. The rights associated with Sun common stock are different from the rights associated with OceanFirst common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page 127 for a discussion of the different rights associated with OceanFirst common stock.

Holders of Sun and OceanFirst common stock will have a reduced ownership and voting interest after the first-step merger and will exercise less influence over management.

Holders of Sun and OceanFirst common stock currently have the right to vote in the election of the board of directors of each such company and on other matters affecting Sun and OceanFirst, respectively. Upon the completion of the first-step merger, each Sun shareholder who receives the stock consideration (either because such Sun shareholder elects to receive stock consideration or because of the allocation and proration provisions of the merger agreement) will become a OceanFirst stockholder with a percentage ownership of OceanFirst that is smaller than the stockholder’s percentage ownership of Sun. It is currently expected that the former Sun shareholders as a group will receive shares in the first-step merger constituting approximately 32% of the outstanding shares of OceanFirst common stock immediately after the first-step merger. As a result, current OceanFirst stockholders as a group will own approximately 68% of the outstanding shares of OceanFirst common stock immediately after the first-step merger. Because of this reduced ownership percentage, Sun shareholders who become OceanFirst stockholders may have less influence on the management and policies of OceanFirst than they now have on the management and policies of Sun, and current OceanFirst stockholders may have less influence than they now have on the management and policies of OceanFirst. Upon consummation of the Transactions, OceanFirst has agreed to increase the size of the OceanFirst board and the board of directors of OceanFirst Bank to fourteen members and appoint two current members of the Sun board, to be selected by the Leadership Committee of OceanFirst in consultation with the OceanFirst board and the Sun board, to the OceanFirst board and the board of directors of OceanFirst Bank. Each such appointee will be appointed to a class of the OceanFirst board and the board of directors of OceanFirst Bank to be selected by OceanFirst in its discretion (provided that such appointees shall be allocated among the classes as evenly as possible).

Sun shareholders do not have dissenters’ or appraisal rights in the first-step merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. New Jersey law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if, among other things, the stock is listed on a national securities exchange, if cash is to be received or the securities to be received are listed on a national securities exchange. Because the Sun common stock is listed on the NASDAQ, the holders of Sun common stock are not entitled to dissenters’ or appraisal rights in the first-step merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the proposed transaction and the recently completed acquisitions of Cape and Ocean Shore by OceanFirst; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek”, “plan”, “will”, “would”, “target”, “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor Sun assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that OceanFirst or Sun anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in Sun’s Annual Report on Form 10-K, those disclosed in OceanFirst’s and Sun’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”), as well as the possibility that expected benefits of the proposed transaction and the Cape and Ocean Shore acquisitions may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, OceanFirst’s and Sun’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transaction and the Cape and Ocean Shore acquisitions; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees and other constituents to the proposed transaction; and diversion of management time on merger-related matters. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. For any forward-looking statements made in this joint proxy statement/prospectus or in any documents, OceanFirst and Sun claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE SUN SPECIAL MEETING

This section contains information for Sun shareholders about the Sun special meeting that Sun has called to allow its shareholders to consider and vote on the Sun merger proposal, the Sun merger-related compensation proposal and the Sun adjournment proposal. Sun is mailing this joint proxy statement/prospectus to you, as a Sun shareholder, on or about September 22, 2017. This joint proxy statement/prospectus is accompanied by a notice of the Sun special meeting and a form of proxy card that the Sun board is soliciting for use at the Sun special meeting and at any adjournments or postponements of the Sun special meeting.

Date, Time and Place of the Sun Special Meeting

The Sun special meeting will be held at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054, at 10:00 a.m. local time, on October 24, 2017. On or about September 22, 2017, Sun commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the Sun special meeting.

Matters to Be Considered

At the Sun special meeting, you, as a Sun shareholder, will be asked to consider and vote upon the following matters:

•	the Sun merger proposal;

•	the Sun merger-related compensation proposal; and

•	the Sun adjournment proposal.

Recommendation of the Sun Board

The Sun board has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of Sun and its shareholders, has unanimously approved the merger agreement and unanimously recommends that the Sun shareholders vote “FOR” the Sun merger proposal, “FOR” the Sun merger-related compensation proposal and “FOR” the Sun adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions — Sun’s Reasons for the Transactions; Recommendation of the Sun Board” beginning on page 53 for a more detailed discussion of the Sun board’s recommendation.

Sun Record Date and Quorum

The Sun board has fixed the close of business on September 15, 2017, as the Sun record date for determining the Sun shareholders entitled to receive notice of, and to vote at, the Sun special meeting.

As of the Sun record date, there were 19,091,912 shares of Sun common stock outstanding and entitled to notice of, and to vote at, the Sun special meeting held by 606 holders of record. Each share of Sun common stock entitles the holder to one vote at the Sun special meeting on each proposal to be considered at the Sun special meeting.

The presence at the Sun special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of Sun common stock entitled to be voted at the Sun special meeting will constitute a quorum for the transaction of business at the Sun special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Sun special meeting.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Sun merger proposal:

•	Standard: Approval of the Sun merger proposal requires the affirmative vote of a majority of the votes cast by Sun shareholders entitled to vote at the Sun special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun merger proposal, it will have no effect on the Sun merger proposal.

Sun merger-related compensation proposal:

•	Standard: The Sun merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Sun special meeting are voted in favor of such proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun merger-related compensation proposal, it will have no effect on such proposal.

Sun adjournment proposal:

•	Standard: The Sun adjournment proposal will be approved if a majority of the votes cast on such proposal at the Sun special meeting are voted in favor of such proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the Sun special meeting, or fail to instruct your bank or broker how to vote with respect to the Sun adjournment proposal, it will have no effect on such proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the Sun record date, the directors and executive officers of Sun and their affiliates beneficially owned and were entitled to vote approximately 2,259,879 shares of Sun common stock (including restricted stock awards), representing approximately 11.84% of the shares of Sun common stock outstanding on that date. OceanFirst has entered into voting and support agreements with the Brown family, including certain directors of Sun, and separate voting and support agreements with WLR, in each case, who have agreed, subject to certain exceptions, to, among other things, vote the shares of Sun common stock owned beneficially or of record by each Sun supporting shareholder in favor of the Sun merger proposal. In addition, each Sun supporting shareholder has agreed to vote against any proposal made in competition with the merger proposal, as well as certain other restrictions with respect to the voting and transfer of such Sun supporting shareholder’s shares of Sun common stock. As of the Sun record date, the Sun supporting shareholders beneficially owned and were entitled to vote in the aggregate approximately 39 % of the outstanding shares of Sun common stock. For more information see the section of this joint proxy statement/prospectus entitled “The Sun Voting and Support Agreements” beginning on page 108.

Voting of Proxies; Incomplete Proxies

Any Sun shareholder may vote by proxy or in person at the Sun special meeting. If you hold your shares of Sun common stock in your name as a shareholder of record, to submit a proxy you, as a Sun shareholder, may use one of the following methods:

•	Through the Internet: by visiting the website indicated on your proxy card and following the instructions;

•	By telephone: by calling the toll free number indicated on your proxy card and following the instructions; or

•	By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Sun requests that Sun shareholders vote over the Internet, by telephone or by completing and signing the accompanying proxy card and returning it to Sun as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sun common stock represented by it will be voted at the Sun special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sun common stock represented by the proxy card will be voted as recommended by the Sun board.

Every Sun shareholder’s vote is important. Accordingly, each Sun shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Sun shareholder plans to attend the Sun special meeting in person. Sending in your proxy card or voting on the Internet or by telephone will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Sun shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Sun shareholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Sun or by voting in person at the Sun special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Sun common stock on behalf of their customers will not vote your shares of Sun common stock or give a proxy to Sun to vote those shares with respect to the Sun merger proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

Revocability of Proxies and Changes to a Sun Stockholder’s Vote

You have the power to change your vote at any time before your shares of Sun common stock are voted at the Sun special meeting by:

•	attending and voting in person at the Sun special meeting;

•	giving notice of revocation of the proxy at the Sun special meeting; or

•	delivering to the Corporate Secretary of Sun at 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the Sun special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Sun special meeting in order for such revocation to be valid. If you have instructed a bank, broker or other nominee to vote your shares of Sun common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

Sun will pay for the solicitation of proxies from the Sun shareholders. Sun will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Sun may solicit proxies personally and by telephone, but none of these persons will receive additional or special compensation for soliciting proxies.

Attending the Sun Special Meeting

All Sun shareholders, including holders of record and Sun shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Sun special meeting. Sun shareholders of record can vote in person at the Sun special meeting. If you are not a Sun shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Sun special meeting. If you plan to attend the Sun special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Sun reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Sun special meeting is prohibited without Sun’s express written consent.

Delivery of Proxy Materials to Sun Stockholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple Sun shareholders sharing an address unless Sun has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” Sun shareholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Sun Bancorp, Inc., 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054, Attention: Corporate Secretary or by telephone at (800) 691-7701, Sun will promptly deliver a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding Sun’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Sun Bancorp, Inc., 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054, Attention: Corporate Secretary or by telephone at (800) 691-7701.

SUN PROPOSALS

Proposal No. 1 Sun Merger Proposal

Sun is asking its shareholders to approve the merger agreement and the transactions contemplated thereby, including the first-step merger. Sun shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the Transactions. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Sun board unanimously approved the merger agreement, having determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, were advisable and in the best interests of Sun and the Sun shareholders. See the section of this joint proxy statement/prospectus entitled “The Transactions — Sun’s Reasons for the Transactions; Recommendation of the Sun Board” beginning on page 53 for a more detailed discussion of the Sun board’s recommendation.

The Sun board unanimously recommends a vote “FOR” the Sun merger proposal.

Proposal No. 2 Sun Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Sun is seeking non-binding, advisory stockholder approval of the compensation of Sun’s named executive officers that is based on or otherwise relates to the first-step merger, as disclosed in “The Transactions — Interests of Sun Directors and Executive Officers in the Transactions — Quantification of Payments and Benefits to Sun’s Named Executive Officers” beginning on page 82. The proposal gives Sun shareholders the opportunity to express their views on the merger-related compensation of Sun’s named executive officers. Accordingly, Sun is requesting that Sun shareholders adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Sun’s named executive officers in connection with the first-step merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transactions — Interests of Sun Directors and Executive Officers in the Transactions — Merger-Related Executive Compensation for Sun’s Named Executive Officers,” is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the integrated mergers, and the vote with respect to this proposal is advisory only and will not be binding on Sun or OceanFirst. If the first-step merger is completed, the merger-related compensation may be paid to Sun’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Sun shareholders fail to approve the advisory vote regarding merger-related compensation.

The Sun board unanimously recommends a vote “FOR,” on an advisory basis, the Sun merger-related compensation proposal.

Proposal No. 3 Sun Adjournment Proposal

The Sun special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Sun special meeting to approve the Sun merger proposal.

If, at the Sun special meeting, the number of shares of Sun common stock present or represented by proxy and voting in favor of the Sun merger proposal is insufficient to approve the Sun merger proposal, Sun intends to move to adjourn the Sun special meeting in order to enable the Sun board to solicit additional proxies for approval of the Sun merger proposal. In that event, Sun will ask its stockholders to vote upon the Sun adjournment proposal, but not the Sun merger proposal or the Sun merger-related compensation proposal.

In this proposal, Sun is asking its stockholders to authorize the holder of any proxy solicited by the Sun board on a discretionary basis to vote in favor of adjourning the Sun special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Sun shareholders who have previously voted.

The Sun board unanimously recommends a vote “FOR” the Sun adjournment proposal.

THE OCEANFIRST SPECIAL MEETING

This section contains information for OceanFirst stockholders about the OceanFirst special meeting that OceanFirst has called to allow its stockholders to consider and vote on the OceanFirst share issuance proposal and the OceanFirst adjournment proposal. OceanFirst is mailing this joint proxy statement/prospectus to you, as an OceanFirst stockholder, on or about September 22, 2017. This joint proxy statement/prospectus is accompanied by a notice of the OceanFirst special meeting and a form of proxy card that the OceanFirst board is soliciting for use at the OceanFirst special meeting and at any adjournments or postponements of the OceanFirst special meeting.

Date, Time and Place of the OceanFirst Special Meeting

The OceanFirst special meeting will be held at 975 Hooper Avenue, Toms River, New Jersey 08753, at 6:00 p.m. local time, on October 25, 2017. On or about September 22, 2017, OceanFirst commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the OceanFirst special meeting.

Matters to Be Considered

At the OceanFirst special meeting, you, as an OceanFirst stockholder, will be asked to consider and vote upon the following matters:

•	the OceanFirst share issuance proposal; and

•	the OceanFirst adjournment proposal.

Recommendation of the OceanFirst Board

The OceanFirst board has unanimously approved the merger agreement and unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Transactions —OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 68 for a more detailed discussion of the OceanFirst board’s recommendation.

OceanFirst Record Date and Quorum

The OceanFirst board has fixed the close of business on September 15, 2017 as the OceanFirst record date for determining the OceanFirst stockholders entitled to receive notice of and to vote at the OceanFirst special meeting.

As of the OceanFirst record date, there were 32,463,131 shares of OceanFirst common stock outstanding and entitled to notice of, and to vote at, the OceanFirst special meeting held by approximately 2,158 holders of record. Subject to the ten percent voting limitation set forth in OceanFirst’s certificate of incorporation, each share of OceanFirst common stock entitles the holder to one vote at the OceanFirst special meeting on each proposal to be considered at the OceanFirst special meeting.

The presence at the OceanFirst special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of OceanFirst common stock entitled to be voted at the OceanFirst special meeting will constitute a quorum for the transaction of business at the OceanFirst special meeting. Once a share is represented for any purpose at the OceanFirst special meeting, it is deemed present for quorum purposes for the remainder of the OceanFirst special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

OceanFirst share issuance proposal:

•	Standard: Approval of the OceanFirst share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of OceanFirst’s voting common stock at the OceanFirst special meeting.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst share issuance proposal, it will have no effect on the OceanFirst share issuance proposal.

OceanFirst adjournment proposal:

•	Standard: The OceanFirst adjournment proposal will be approved if a majority of the votes cast by the holders of OceanFirst’s voting common stock at the OceanFirst special meeting are voted in favor of the OceanFirst adjournment proposal.

•	Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the OceanFirst special meeting, or fail to instruct your bank or broker how to vote with respect to the OceanFirst adjournment proposal, it will have no effect on the proposal.

Shares Held by Officers, Directors and Certain Stockholders

As of the OceanFirst record date, there were 32,463,131 shares of OceanFirst common stock outstanding, held by 2,158 holders of record. As of the OceanFirst record date, the directors and executive officers of OceanFirst and their affiliates beneficially owned and were entitled to vote approximately 877,430 shares of OceanFirst common stock representing approximately 2.7% of the shares of OceanFirst common stock outstanding on that date.

As of the OceanFirst record date, Sun did not beneficially hold any shares of OceanFirst common stock.

Voting of Proxies; Incomplete Proxies

Any OceanFirst stockholder may vote by proxy or in person at the OceanFirst special meeting. If you hold your shares of OceanFirst common stock in your name as a stockholder of record, to submit a proxy, you, as an OceanFirst stockholder, must complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

OceanFirst requests that OceanFirst stockholders vote by completing and signing the accompanying proxy card and returning it to OceanFirst as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of OceanFirst common stock represented by it will be voted at the OceanFirst special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of OceanFirst common stock represented by the proxy card will be voted as recommended by the OceanFirst board.

If an OceanFirst stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check with the voting form used by that firm for directions on how to provide such firm with voting instructions.

Every OceanFirst stockholder’s vote is important. Accordingly, each OceanFirst stockholder should sign, date and return the enclosed proxy card, whether or not the OceanFirst stockholder plans to attend the OceanFirst special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

Under NASDAQ rules, banks, brokers and other nominees who hold shares of OceanFirst common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the OceanFirst special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker, bank or nominee does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of OceanFirst common stock in “street name,” your broker, bank or other nominee will vote your shares of OceanFirst common stock only if you provide instructions on how to vote by completing the voter instruction form sent to you by your broker, bank or other nominee.

Revocability of Proxies and Changes to an OceanFirst Stockholder’s Vote

You have the power to change your vote at any time before your shares of OceanFirst common stock are voted at the OceanFirst special meeting by:

•	attending and voting in person at the OceanFirst special meeting;

•	giving notice of revocation of the proxy at the OceanFirst special meeting; or

•	delivering to the Corporate Secretary of OceanFirst at 975 Hooper Avenue, Toms River, New Jersey 08753 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the OceanFirst special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the OceanFirst special meeting. If you have instructed a bank, broker or other nominee to vote your shares of OceanFirst common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

OceanFirst will pay for the solicitation of proxies from the OceanFirst stockholders. In addition to soliciting proxies by mail, Georgeson LLC, OceanFirst’s proxy solicitor, will assist OceanFirst in soliciting proxies from the OceanFirst stockholders. OceanFirst has agreed to pay $8,000, plus expenses, for these services. OceanFirst will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of OceanFirst may solicit proxies personally and by telephone, but none of these persons will receive additional or special compensation for soliciting proxies.

Attending the OceanFirst Special Meeting

All OceanFirst stockholders, including holders of record and OceanFirst stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the OceanFirst special meeting. OceanFirst stockholders of record can vote in person at the OceanFirst special meeting. If you are not an OceanFirst stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the OceanFirst special meeting. If you plan to attend the OceanFirst special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. OceanFirst reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the OceanFirst special meeting is prohibited without OceanFirst’s express written consent.

Delivery of Proxy Materials to OceanFirst Stockholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple OceanFirst stockholders sharing an address unless OceanFirst has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” OceanFirst stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations at (732) 240-4500 or OceanFirst’s proxy solicitor, Georgeson LLC, at (888) 613-9988, OceanFirst will deliver promptly a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding OceanFirst’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at the following address 975 Hooper Avenue, Toms River, New Jersey 08753 or by telephone at (732) 240-4500, or OceanFirst’s proxy solicitor, Georgeson LLC, at the following address or phone number: 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, (888) 613-9988.

OCEANFIRST PROPOSALS

Proposal No. 1 OceanFirst Share Issuance Proposal

OceanFirst is asking its stockholders to approve the OceanFirst share issuance. OceanFirst stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the Transactions and the OceanFirst share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the OceanFirst board unanimously approved the merger agreement. See the section of this joint proxy statement/prospectus entitled “The Transactions — OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board” beginning on page 68 for a more detailed discussion of the OceanFirst board’s recommendation.

The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal.

Proposal No. 2 OceanFirst Adjournment Proposal

The OceanFirst special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies as necessary to obtain additional votes in favor of the OceanFirst share issuance proposal.

If, at the OceanFirst special meeting, the number of shares of OceanFirst common stock present or represented by proxy and voting in favor of the OceanFirst share issuance proposal is insufficient to approve the OceanFirst share issuance proposal, OceanFirst intends to move to adjourn the OceanFirst special meeting in order to enable the OceanFirst board to solicit additional proxies for approval of the Sun share issuance proposal. In that event, OceanFirst will ask its stockholders to vote upon the OceanFirst adjournment proposal, but not the OceanFirst share issuance proposal.

In this proposal, OceanFirst is asking its stockholders to authorize the holder of any proxy solicited by the OceanFirst board on a discretionary basis to vote in favor of adjourning the OceanFirst special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from OceanFirst stockholders who have previously voted.

The OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst adjournment proposal.

INFORMATION ABOUT OCEANFIRST

OceanFirst is the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a community bank with $5.2 billion in assets and 51 branches located throughout Central and Southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. OceanFirst’s website is www.oceanfirstonline.com.

On May 2, 2016, OceanFirst completed the Cape acquisition. Total consideration paid for the Cape acquisition was $196.4 million. On November 30, 2016, OceanFirst completed the Ocean Shore acquisition. Total consideration paid for the Ocean Shore acquisition was $180.7 million.

OceanFirst common stock is traded on the NASDAQ under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 975 Hooper Avenue, Toms River, New Jersey 08753 and its telephone number at that location is (732) 240¬4500. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

INFORMATION ABOUT MERGER SUB

Merger Sub is a New Jersey corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the integrated mergers. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the Transactions.

INFORMATION ABOUT SUN BANCORP

Sun, founded in 1985, is the holding company for Sun National Bank, a community bank with $2.2 billion in assets. As of June 30, 2017, Sun National Bank has 35 locations primarily throughout New Jersey, 30 of which are branch offices. Sun’s principal business is to serve as a holding company for the Sun National Bank. Through Sun NationalBank, Sun provides commercial and consumer banking services. Sun National Bank is in the business of attracting customer deposits through its Community Banking Centers and investing these funds, together with borrowed funds and cash from operations, in loans, primarily commercial real estate and multifamily residential loans, as well as mortgage-backed and investment securities. Sun is headquartered in Mount Laurel, New Jersey. Sun’s website is www.sunnationalbank.com.

Sun common stock is traded on the NASDAQ under the symbol “SNBC.”

Sun’s principal executive offices are located at 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054 and its telephone number at that location is (856) 691-7700. Additional information about Sun and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

THE TRANSACTIONS

The following discussion contains certain information about the Transactions. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the Transactions.

Structure of the Transactions

Each of the OceanFirst board and the Sun board has unanimously approved the merger agreement. The merger agreement provides that (i) Merger Sub will merge with and into Sun, with Sun continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the first-step merger, Sun will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, Sun National Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving entity in the bank merger.

At the time the first-step merger is completed, each outstanding share of Sun common stock, except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either (i) the cash consideration, which is an amount in cash equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the OceanFirst share closing price, or (ii) the stock consideration, which will be a number of shares of OceanFirst common stock equal to the exchange ratio, which is the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price. Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Sun shareholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the OceanFirst share closing price.

Sun shareholders are being asked to approve the merger agreement and the first-step merger. OceanFirst stockholders are being asked to approve the OceanFirst share issuance. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 87 for additional and more detailed information regarding the legal documents that govern the Transactions, including information about the conditions to the completion of the integrated mergers and the provisions for terminating or amending the merger agreement.

Background of the Transactions

In connection with their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Sun board and the OceanFirst board, as well as senior management of both such companies, have considered and regularly reviewed their respective strategic direction and business objectives, including by evaluating potential strategic transactions, as part of their continuous efforts to enhance value for Sun shareholders and OceanFirst stockholders, respectively. These considerations have focused on, among other things, prospects and developments in the regulatory environment, in the economy generally and in financial markets, for financial institutions generally and Sun and OceanFirst, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

From time to time, Sun has had general conversations with other financial institutions regarding the possibility of a potential future strategic transaction, and Sun’s senior management has discussed this topic with the Sun board and Sun’s financial advisors, but none of these conversations developed into more formal discussions or negotiations. These conversations have included reviews of the banking market, as well as industry trends and developments in mergers and acquisitions.

On January 18, 2017, Christopher Maher, the chief executive officer of OceanFirst, and Thomas O’Brien, the chief executive officer of Sun, met to discuss the possibility of a strategic transaction between the two companies. Mr. Maher noted that OceanFirst was interested in expanding northward in New Jersey, and that the two companies might be a good strategic fit. Following the meeting, Mr. O’Brien informed the Sun board of his conversation with Mr. Maher. The Sun board authorized Mr. O’Brien to continue engaging in discussions with Mr. Maher regarding a strategic transaction.

Messrs. Maher and O’Brien met again on April 20, 2017 to discuss their respective companies and the merits of a potential combination. On May 11, 2017, Mr. O’Brien informed the Sun board that he would be meeting again with Mr. Maher prior to the OceanFirst board meeting scheduled for May 24, 2017. Messrs. Maher and O’Brien met again on May 18 and May 23, 2017 to continue to discuss their respective companies and the merits of a potential combination.

At a regularly scheduled meeting of the OceanFirst board held on May 24, 2017, OceanFirst senior management reviewed with the OceanFirst board the potential transaction with Sun, and the OceanFirst board authorized Mr. Maher and senior management of OceanFirst to continue discussions with Sun.

On May 30, 2017, the Sun board held a special meeting. At the special meeting, Mr. O’Brien updated the Sun board on his conversations with Mr. Maher and informed the Sun board that OceanFirst was interested in pursuing a transaction with Sun. Mr. O’Brien discussed the potential benefits of such a transaction, and reviewed with the Sun board some of the past strategic initiatives considered by Sun, the significant changes that had taken place over the past several years at Sun as it transitioned from a deeply troubled institution to its current well capitalized condition, and the general performance and prospects of the company. Representatives of Wachtell, Lipton, Rosen & Katz, outside counsel to Sun (which we refer to as “Wachtell Lipton”) also attended the meeting and discussed generally the process and legal standards that would apply in the event that Sun were to seek to undertake a potential transaction with OceanFirst. Following review and discussion among the Sun board members, the Sun board authorized Mr. O’Brien and other members of Sun’s management to engage in further discussions with OceanFirst to evaluate the merits of a potential combination.

On June 1, 2017, Mr. O’Brien communicated to Mr. Maher the results of the Sun board meeting of May 30, 2017, including that the Sun board authorized Sun to enter into a confidentiality agreement with OceanFirst. On June 5, 2017, Sun and OceanFirst entered into a confidentiality agreement in order to enable the parties to commence their respective due diligence investigations and consider and evaluate the potential merits of a combination.

On June 7, 2017, representatives of Sandler O’Neill, financial advisor to Sun, and representatives of Piper, financial advisor to OceanFirst, met at the offices of Piper to begin to help facilitate the due diligence efforts of the parties. As a result, the parties commenced due diligence efforts on June 7, 2017, which efforts continued over the next several weeks and included in person management meetings on June 20, 2017. Also during this period, Messrs. Maher and O’Brien, with the assistance of the respective financial advisors of OceanFirst and Sun, discussed the pro forma contributions of each of Sun and OceanFirst to the potential combined company, potential cost savings and merger-related expenses, and each entity’s pro forma ownership of the potential combined company relative to its respective contribution, and an estimated exchange ratio range.

At a regularly scheduled meeting of the OceanFirst board held on June 21, 2017, Mr. Maher updated the OceanFirst board about the progress of the potential transaction with Sun, including the status of due diligence, and indicated he would keep the OceanFirst board apprised of the status of the potential transaction. Also on June 21, 2017, Skadden, Arps, Slate, Meager & Flom LLP, outside counsel to OceanFirst (which we refer to as

“Skadden”), provided Wachtell Lipton a draft merger agreement and the parties began to negotiate transaction documentation simultaneously with the ongoing due diligence investigations.

On June 22, 2017, the Sun board held a special meeting at which Mr. O’Brien updated the Sun board regarding the discussions with OceanFirst. Among other things, Mr. O’Brien noted that the exchange ratio for the proposed transaction would likely reflect a modest premium to Sun’s current market price in light of the parties’ relative contributions to the combined company and Sun’s current trading price relative to earnings. Mr. O’Brien also reviewed with the Sun board the progress that Sun had made on its turn-around efforts. Mr. O’Brien noted that the overwhelming majority of progress had been accomplished, and the remainder of Sun’s operational and growth plans would take significant additional time to achieve. After discussion among the Sun board members, the Sun board authorized Mr. O’Brien to continue to work with OceanFirst with respect to the potential combination.

During the weekend of June 23, 2017, Skadden provided Wachtell Lipton a draft voting and support agreement that OceanFirst proposed to require WLR SBI Acquisition Co, LLC, Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown, Ike Brown, Anne E. Koons and certain of their affiliates, which were among the largest shareholders of Sun, to execute in connection with a proposed transaction. The draft voting and support agreement would require each signatory to, among other things, vote in favor of the adoption of the merger agreement. The parties, together with the proposed shareholder parties, began to negotiate the support agreements simultaneously with the merger agreement.

On June 26, 2017, Mr. O’Brien and Mr. Maher discussed the current status of the discussions between the parties regarding the proposed transaction, which included a discussion regarding the merger consideration to be paid in the proposed transaction based on a potential fixed exchange ratio of 0.9275 shares of OceanFirst common stock for each share of Sun common stock, with an opportunity for Sun’s shareholders to elect to receive a portion of the merger consideration in cash. During this discussion, Mr. Maher indicated that OceanFirst would agree to add two persons to the OceanFirst board to be selected from the persons currently serving on the Sun board.

On June 27, 2017, the Sun board held a special meeting to review and consider the proposed transaction with OceanFirst and other matters. Representatives of Sandler O’Neill and Wachtell Lipton participated in the meeting. Prior to the meeting, the directors received copies of a summary of the terms of the merger agreement and related matters from Wachtell Lipton, as well as materials prepared by Sandler O’Neill. At the meeting, members of Sun management updated the Sun board on the status of negotiations with OceanFirst and their due diligence efforts. Representatives of Sandler O’Neill also discussed with the Sun board the proposed financial terms of the proposed transaction, updated the Sun board on market and industry conditions, discussed the absence of interest by other potential transaction parties based on their past contacts with and knowledge of other industry participants, and provided a financial analysis of Sun, OceanFirst and the combined pro forma company. Representatives of Wachtell Lipton reviewed with the Sun board its fiduciary duties in connection with a potential strategic business combination transaction and reviewed the extensive process the Sun board had conducted to date. Representatives of Wachtell Lipton also reviewed the terms of the draft merger agreement, the draft voting and support agreement, the impact of the proposed transaction on executives and other employees, and discussed timing for approvals and other contingencies. Based on this review, and following discussion among the members of the Sun board, the Sun board authorized and directed management and Sun’s legal and financial advisors to continue to work to seek to finalize the terms of definitive documentation with OceanFirst. At the meeting, the Sun board also considered and approved, with the recommendation of the Sun board compensation committee, the employment and change-in- control agreements with Mr. O’Brien. In Sun’s annual shareholder meeting proxy statement, dated March 30, 2017, Sun had disclosed that it had anticipated entering into a change-in-control agreement with Mr. O’Brien in the second half of 2017.

Over the next two days, the parties worked to finalize their due diligence investigations and the definitive transaction documentation.

On June 29, 2017, the OceanFirst board held a special meeting to review and consider the proposed transaction. Representatives of Piper and Skadden attended the meeting. Prior to the meeting, the OceanFirst board received copies of the draft merger agreement and a summary of the terms of the merger agreement and related matters from Skadden, as well as materials prepared by Piper. At the meeting, members of OceanFirst’s management team updated the OceanFirst board on the status of negotiations with Sun and reviewed with the OceanFirst board the results of management’s due diligence investigation of Sun. Skadden reviewed the terms of the draft merger agreement with the OceanFirst board. Piper reviewed with the OceanFirst board the financial aspects of the proposed transaction and Piper’s financial analysis of the merger consideration, and Piper rendered its written opinion to the OceanFirst board that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering the opinion, the merger consideration to be paid by OceanFirst pursuant to the merger agreement was fair, from a financial point of view, to OceanFirst. See “Opinion of OceanFirst’s Financial Advisor.”

Following these discussions, and after consideration of the matters set forth under “— OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board,” the OceanFirst board unanimously determined that the merger agreement, and the transactions contemplated thereby, were advisable and in the best interests of, OceanFirst and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the integrated mergers and the bank merger, and resolved to recommend that the OceanFirst stockholders approve the OceanFirst share issuance at a stockholders’ meeting duly called and held for such purpose.

Also on June 29, 2017, the Sun board held another special meeting to review and consider the proposed transaction. Representatives of Sandler O’Neill and Wachtell Lipton attended the meeting. Prior to the meeting, the directors received copies of the draft merger agreement and an updated summary of the terms of the merger agreement and related matters from Wachtell Lipton, as well as materials prepared by Sandler O’Neill. At the meeting, members of Sun’s management team updated the Sun board on the progression of negotiations with OceanFirst since the last meeting of the Sun board. Representatives of Wachtell Lipton reviewed the terms of the draft merger agreement with the Sun board.

Also at the June 29, 2017 meeting of the Sun board and at the request of Sun, Sandler O’Neill reviewed with the Sun board the financial aspects of the proposed transaction and Sandler O’Neill’s financial analysis of the per share merger consideration and rendered to the Sun board an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing its opinion, the merger consideration to be received by to the holders of Sun common stock in the integrated mergers was fair to such holders from a financial point of view. See “Opinion of Sun’s Financial Advisor.”

Following these discussions, and after consideration of the matters set forth under “— Sun’s Reasons for the Transactions; Recommendation of the Sun Board,” the Sun board unanimously determined that the merger agreement, and the transactions contemplated thereby, were advisable, fair to, and in the best interests of, Sun and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the integrated mergers and the bank merger, and resolved to recommend that the merger agreement be adopted by Sun’s shareholders at a shareholders’ meeting duly called and held for such purpose.

Subsequently, during the morning of June 30, 2017, the parties entered into the merger agreement and publicly announced the execution of the merger agreement the same day. Also during the morning of June 30, 2017, OceanFirst entered into separate voting and support agreements with certain significant Sun shareholders. See “The Sun Voting and Support Agreements.”

Sun’s Reasons for the Transactions; Recommendation of the Sun Board

In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement, and to recommend that the Sun shareholders approve the Sun merger proposal, the Sun board consulted with Sun management, as well as its financial and legal advisors, and considered a number of factors in favor of the Transactions, including the following factors:

•	each of Sun and OceanFirst’s business, operations, financial condition, asset quality, earnings and future prospects;

•	the anticipated economies of scale for the combined company;

•	the anticipated pro forma impact of the Transactions on the combined company, including the expected impact on financial metrics, including earnings, dividend accretion, profitability ratios, tangible book value dilution (and associated earn-back period) and regulatory capital levels;

•	the current and prospective environment in which Sun and OceanFirst operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Sun without the Transactions, and on the combined company with the Transactions;

•	the historical performance of Sun common stock, and the factors influencing its current trading value, as well as strengths and weakness of Sun operating in the future on an independent basis;

•	the historical performance of OceanFirst common stock and the level of future cash dividends anticipated to be received by Sun’s shareholders;

•	OceanFirst’s record of performance, including its earnings record;

•	the soundness of OceanFirst’s financial condition and asset quality;

•	publicly available information regarding OceanFirst’s regulatory status, and OceanFirst’s indications that it was unaware of any meaningful obstacle to obtaining regulatory approvals;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the significant transformation that Sun had achieved since hiring Mr. O’Brien in 2014, and the view that the majority of the transformation achievable had been accomplished and that further improvements would be less significant and would require an extended time frame to accomplish;

•	the implied value of the merger consideration of $25.18 per share as of June 28, 2017, which represented a premium of 2.2% over the closing price of Sun common stock on that date, 169% of Sun’s tangible book value per share as of March 31, 2017, 89.9 times annualized first quarter 2017 earnings per share, and 61.4 times 2017 estimated Wall Street equity research consensus mean per share earnings;

•	the form of consideration and the fact that a significant portion of the merger consideration would be in stock and with a fixed exchange ratio, which would allow Sun’s shareholders to participate in the future performance of the combined company;

•	the cash component of the transaction offers Sun’s shareholders the opportunity to realize cash for the value of their shares of Sun common stock with immediate certainty of value, subject to proration;

•	the cash/stock election mechanism of the merger agreement, which offers Sun’s shareholders the opportunity to seek their preferred form of consideration, subject to proration, and with an equalization mechanic intended to ensure that Sun’s shareholders receive comparable value, as of the closing, regardless of the form of consideration ultimately received;

•	the expected tax treatment of the integrated mergers, taken together, as a “reorganization” for United States federal income tax purposes;

•	the opinion of Sandler O’Neill, dated June 29, 2017, delivered to the Sun board to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of Sun common stock in the integrated mergers was fair, from a financial point of view, to the holders of Sun common stock; and

•	the terms and conditions of the merger agreement and their comparability to those in other recent merger transactions in the banking industry.

The Sun board also considered the potential risks related to the Transactions, but concluded that the anticipated benefits of the Transactions were likely to substantially outweigh these risks. The potential risks included:

•	the potential risks associated with integrating Sun’s and OceanFirst’s operations, including integrating their workforces, and the ability to achieve anticipated synergies;

•	the transaction-related restructuring charges and other merger-related costs;

•	with most of the merger consideration consisting of OceanFirst common stock, the potential for the implied value of the merger consideration to be paid to Sun shareholders to be adversely affected by a decrease in the trading price of OceanFirst common stock;

•	the nature and amount of payments to be received by Sun’s management in connection with the Transactions, including as described in “— Interests of Sun’s Directors and Executive Officers in the Transactions;”

•	the fact that the merger agreement includes certain provisions that prohibit Sun from soliciting alternative transactions and from taking certain actions in response to unsolicited proposals for alternative transactions;

•	Sun’s obligation to pay OceanFirst a termination fee of $17.045 million in certain circumstances;

•	the potential for diversion of management and employee attention from the operation of Sun’s business and towards the completion of the Transactions as well as the potential for employee attrition and the potential effect on Sun’s relationships with customers, service providers and other stakeholders during the pendency of the Transactions;

•	the potential that Sun shareholders may not receive the form of consideration that they elect to receive as a result of the allocation and proration provisions of the merger agreement;

•	the regulatory and other approvals required in connection with the Transactions and the possibility that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the potential for legal claims challenging the Transactions.

The foregoing discussion of the information and factors considered by the Sun board is not intended to be exhaustive, but includes the material factors considered by the Sun board. In reaching its decision to approve the merger agreement, the Transactions and the other transactions contemplated by the merger agreement, the Sun board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sun board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Sun’s Financial Advisor

By letter dated June 29, 2017, Sun retained Sandler O’Neill to act as financial advisor to the Sun board in connection with Sun’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Sun board also considered the fact that Sandler O’Neill was familiar with Sun and its business.

Sandler O’Neill acted as Sun’s financial advisor in connection with the integrated mergers and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 29, 2017 meeting at which Sun board considered and approved the merger agreement, Sandler O’Neill delivered to the Sun board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration provided for in the merger was fair to the holders of Sun common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex D to this joint proxy statement/prospectus. The Sandler O’Neill opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Sun shareholders are urged to read the entire opinion carefully in connection with their consideration of the Sun merger proposal.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Sun board in connection with its consideration of the integrated mergers and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Sun common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any Sun shareholder as to how such Sun shareholder should vote at any meeting of Sun shareholders called to consider and vote upon the Sun merger proposal. It does not address the underlying business decision of Sun to engage in the integrated mergers, the form or structure of the integrated mergers, the relative merits of the integrated mergers as compared to any other alternative business strategies that might exist for Sun or the effect of any other transaction in which Sun might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the integrated mergers by Sun’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the integrated mergers by any other Sun shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	a draft of the merger agreement, dated June 29, 2017;

•	certain publicly available financial statements and other historical financial information of Sun that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of OceanFirst and its banking subsidiary that Sandler O’Neill deemed relevant;

•	publicly available consensus analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Sun;

•	publicly available consensus analyst earnings per share estimates for OceanFirst for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding certain analyst estimates which incorporate a prospective reduction to the federal corporate income tax rate, as well as an estimated internal long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of OceanFirst;

•	the pro forma financial impact of the integrated mergers on OceanFirst based on certain assumptions relating to transaction expenses, purchase accounting adjustments (including the estimated realization of Sun’s existing deferred tax asset), cost savings and a core deposit intangible asset, as provided by the senior management of OceanFirst, as well as financial projections for Sun for the years ending December 31, 2017 through December 31, 2019, as provided by the senior management of OceanFirst and based upon publicly available analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019 and an estimated long-term earnings per share growth rate for the years thereafter;

•	the publicly reported historical price and trading activity for Sun common stock and OceanFirst common stock, including a comparison of certain stock market information for Sun and OceanFirst common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Sun and OceanFirst with similar banks and thrifts for which information is publicly available;

•	the financial terms of certain recent mergers and business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Sun the business, financial condition, results of operations and prospects of Sun and held similar discussions with certain members of the senior management of OceanFirst regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Sun or OceanFirst, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective managements of Sun and OceanFirst that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sun or OceanFirst, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Sun or OceanFirst. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Sun or OceanFirst, or the combined company after the integrated mergers, and Sandler O’Neill did not review any individual credit files relating to Sun or OceanFirst. Sandler O’Neill assumed, with Sun’s consent, that the respective allowances for loan losses for both Sun and OceanFirst are adequate to cover such losses and will be adequate on a pro forma basis for the combined company.

In preparing its analyses, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Sun. In addition, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for OceanFirst for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding certain analyst estimates which incorporate a prospective reduction to the federal corporate income tax rate, as well as an estimated internal long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of OceanFirst. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments (including the estimated realization of Sun’s existing deferred tax asset), cost savings and a core deposit intangible asset, as provided by the senior management of OceanFirst, as well as financial projections for Sun for the years ending December 31, 2017 through December 31, 2019, as provided by the senior management of OceanFirst and based upon publicly available analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019 and an estimated long-term earnings per share growth rate for the years thereafter. With respect to the foregoing information, the respective managements of Sun and OceanFirst confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Sun and OceanFirst, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Sun’s or OceanFirst’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to Sandler O’Neill’s analysis that Sun and OceanFirst will remain as going concerns for all periods relevant to Sandler O’Neill’s analyses.

In arriving at its opinion, Sandler O’Neill assumed, with Sun’s consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the integrated mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sun, OceanFirst or the integrated mergers or any related transaction that would be material to Sandler O’Neill’s analyses, (iii) the integrated mergers and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the integrated mergers will qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill did not express any opinion as to any of the legal, accounting or tax matters relating to the integrated mergers or any other transactions contemplated by the merger agreement.

Sandler O’Neill’s analyses and opinion were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill did not express any opinion as to the trading values of Sun common stock or OceanFirst common stock at any time or what the value of OceanFirst common stock will be once it is actually received by the holders of Sun common stock.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sandler O’Neill, Sun and OceanFirst. Any estimates contained in the analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Sandler O’Neill’s opinion was among several factors taken into consideration by the Sun board in making its determination to approve the merger agreement and the integrated mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sun board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the integrated mergers were determined through negotiation between Sun and OceanFirst and the decision of Sun to enter into the merger agreement was solely that of the Sun board.

The following is a summary of the material financial analyses presented by Sandler O’Neill to the Sun board on June 29, 2017 in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O’Neill to the Sun board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the merger agreement. In accordance with the terms of the merger agreement, at the effective time, each share of Sun common stock issued and outstanding immediately prior to the effective time (excluding certain shares of Sun common stock owned by Sun or OceanFirst or any of their respective subsidiaries) will be entitled to receive either (i) the cash consideration, which will be an amount in cash equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the OceanFirst share closing price or (ii) the stock consideration, which will be a number of shares of OceanFirst common stock equal to the quotient of (A) the cash consideration described in clause (i) divided by (B) the OceanFirst share closing price. The right to receive the cash consideration or the stock consideration will be made at the election of each holder of Sun common stock, subject to the allocation and proration provisions of the merger agreement. Using OceanFirst’s June 28, 2017 closing stock price of $27.15, and based upon the following (as provided by Sun management), (a) 19,060,593 shares of Sun common stock outstanding, (b) 127,808 outstanding Sun restricted stock awards and units, and (c) 556,694 Sun options outstanding with a weighted average strike price of $22.03, Sandler O’Neill calculated an implied value of the per share merger consideration of $25.18 and an aggregate implied value of the merger consideration of $484.9 million.

Sandler O’Neill calculated the following implied transaction metrics:

Merger Consideration / Last Twelve Months (“LTM”) Ended March 31, 2017 Earnings Per Share[1]	89.9	x
Merger Consideration / 2017 Mean Analyst Estimated Earnings Per Share[2]	61.4	x
Merger Consideration / 2018 Mean Analyst Estimated Earnings Per Share[2]	46.6	x
Merger Consideration / March 31, 2017 Book Value per Share[3]	141%
Merger Consideration / March 31, 2017 Tangible Book Value per Share[3]	169%
Merger Consideration / March 31, 2017 Adjusted Tangible Book Value per Share[4]	159%
Tangible Book Premium / Core Deposits[5]	12.9%
Market Premium as of June 28, 2017	2.2%

(1)	Due to partial reversal of Sun’s deferred tax valuation allowance in the fourth quarter of 2016, Sun’s Price / LTM EPS reflects Price / Last Quarter Annualized diluted EPS.
(2)	Sun’s 2017E & 2018E estimated earnings per share as per Wall Street research consensus equity research analyst mean estimates as of June 28, 2017.
(3)	Sun book value and tangible book value per share as of March 31, 2017 and based on 19,060,593 shares of Sun common stock outstanding.
(4)	Sun’s adjusted tangible book value per share assumes the full reversal of Sun’s deferred tax asset valuation allowance of $73.2 million as of March 31, 2017. Based on 19,060,593 shares of Sun common stock outstanding.
(5)	Core deposits defined as total deposits less time deposits greater than $100,000 as of March 31, 2017.

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of Sun common stock and OceanFirst common stock for one-year period ended June 28, 2017. Sandler O’Neill then compared the relationship between the movements in the price of Sun common stock and OceanFirst common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Sun’s One-Year Stock Performance

	Beginning Value June 28, 2016	Ending Value June 28, 2017
Sun	100%	120.5%
Sun Regional Peers	100%	139.7%
Sun Over Capitalized Peers	100%	128.1%
NASDAQ Bank Index	100%	142.6%
S&P 500 Index	100%	119.9%

OceanFirst’s One-Year Stock Performance

	Beginning Value June 28, 2016	Ending Value June 28, 2017
OceanFirst	100%	153.6%
OceanFirst Peers	100%	136.8%
NASDAQ Bank Index	100%	142.6%
S&P 500 Index	100%	119.9%

Sun Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for Sun with two groups of financial institutions selected by Sandler O’Neill. The first group consisted of banks and thrifts whose securities are publicly traded on the NYSE or NASDAQ headquartered in New Jersey, New York, or Pennsylvania with assets between $1.5 billion and $4.0 billion (excluding targets of announced mergers) (the “Sun Regional Peers”). The Sun Regional Peers included the following companies:

Peapack-Gladstone Financial Corporation	Peoples Financial Services Corp.
Financial Institutions	Republic First Bancorp, Inc.
Northfield Bancorp, Inc.	BCB Bancorp, Inc.
First of Long Island Corporation	ESSA Bancorp, Inc.
Bryn Mawr Bank Corporation	Chemung Financial Corporation
Arrow Financial Corporation	Codorus Valley Bancorp, Inc.
CNB Financial Corporation

The analysis compared publicly available financial information for Sun with the corresponding data for the Sun Regional Peers as of or for the twelve months ended March 31, 2017 (unless otherwise noted), with pricing data as of June 28, 2017. The table below sets forth the data for Sun and the median, mean, high and low data for the Sun Regional Peers:

	Sun		Sun Regional Peers Median		Sun Regional Peers Mean		Sun Regional Peers High		Sun Regional Peers Low
Total assets (in millions)	$2,256		$2,592		$2,674		$3,948		$1,671
Loans / Deposits	92.9%		96.9%		92.0%		113.4%		59.6%
Non-performing assets¹/ Total assets	0.28%		0.69%		0.83%		2.32%		0.09%
Tangible common equity/Tangible assets	12.84%		8.56%		8.93%		15.52%		6.16%
Leverage Ratio	14.46%		8.82%		9.60%		15.63%		7.30%
Total RBC Ratio	21.88%		13.50%		14.37%		19.37%		10.80%
CRE²/ Total RBC Ratio	223.0%		289.6%		277.4%		537.1%		92.4%
LTM Core Return on average assets³	0.26%[6]		0.90%		0.81%		1.24%		0.31%
LTM Core Return on average equity³	1.77%[6]		8.85%		8.28%		11.70%		3.64%
LTM Net interest margin	2.95%		3.22%		3.27%		3.85%		2.71%
LTM Efficiency ratio	89.1%		61.2%		64.6%		86.2%		48.8%
Price/Tangible book value	165%		169%		181%		269%		105%
Price/Adjusted Tangible book value[4]	131%		—		—		—		—
Price/LTM Earnings per share	88.0	x7	18.9	x	18.9	x	24.8	x	14.1	x
Price/2017 Earnings per share[5],[8]	60.1	x	17.4	x	18.2	x	28.0	x	14.1	x
Price/2018 Earnings per share[5],[8]	45.6	x	14.2	x	17.7	x	34.4	x	12.8	x
Current Dividend Yield	0.2%		2.4%		2.2%		3.6%		0.0%
LTM Dividend Ratio	0.9%		44.0%		40.6%		77.8%		0.0%
Market value (in millions)	$470		$429		$435		$848		$172

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	CRE defined as total non-owner-occupied CRE loans (including CLD loans), as defined in the 2006 FED guidance; reflects most recent regulatory data available as of the date of the Sandler O’Neill opinion.
(3)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.
(4)	Sun’s adjusted tangible book value per share assumes the full reversal of Sun’s deferred tax asset valuation allowance of $73.2 million as of March 31, 2017. Based on 19,060,593 shares of Sun common stock outstanding.
(5)	Price/ forward earnings multiples per analyst consensus median estimates from CapitalIQ.
(6)	Reflects most recent quarter (annualized) core ROAA and core ROAE, respectively.
(7)	Due to partial reversal of Sun’s deferred tax valuation allowance in the fourth quarter of 2016, Sun’s Price / LTM EPS reflects Price / Last Quarter Annualized diluted EPS.
(8)	Price / forward earnings multiples per analyst consensus median estimates from SNL Financial for Peapack-Gladstone Financial Corporation, Arrow Financial Corporation, ESSA Bancorp, Inc., and Chemung Financial Corporation.

The second group consisted of banks and thrifts whose securities are publicly traded on the NYSE or NASDAQ with assets between $1.2 billion and $4.5 billion and a tangible common equity-to-tangible assets ratio greater than 12.0% (excluding targets of announced mergers and Cass Information Systems due to their unique business model) (the “Sun Over Capitalized Peers”). The Sun Over Capitalized Peers included the following companies:

State Bank Financial Corporation	People’s Utah Bancorp
Oritani Financial Corp.	BankFinancial Corporation
Northfield Bancorp, Inc.	Veritex Holdings, Inc.
First Financial Corporation	Charter Financial Corporation
Blue Hills Bancorp, Inc.	Clifton Bancorp, Inc.
Territorial Bancorp, Inc.	National Bankshares, Inc.
Waterstone Financial, Inc.	Citizens & Northern Corporation

The analysis compared publicly available financial information for Sun with the corresponding data for the Sun Over Capitalized Peers as of or for the twelve months ended March 31, 2017 (unless otherwise noted), with pricing data as of June 28, 2017. The table below sets forth the data for Sun and the median, mean, high and low data for the Sun Over Capitalized Peers:

Sun	Sun Over Cap. Peers Median	Sun Over Cap. Peers Mean	Sun Over Cap. Peers High	Sun Over Cap. Peers Low
Total assets (in millions)	$2,256	$1,722	$2,252	$4,203	$1,234
Loans / Deposits	92.9%	86.6%	95.2%	132.9%	62.3%
Non-performing assets¹/ Total assets	0.28%	0.56%	0.60%	1.12%	0.22%
Tangible common equity/Tangible assets	12.84%	13.96%	14.92%	24.00%	12.02%
Leverage Ratio	14.46%	14.20%	15.15%	23.91%	11.58%
Total RBC Ratio	21.88%	20.28%	22.50%	36.91%	15.49%
CRE²/ Total RBC Ratio	223.0%	174.1%	207.6%	549.8%	11.8%
LTM Core Return on average assets³	0.26%[6]	1.13%	1.04%	1.60%	0.35%
LTM Core Return on average equity³	1.77%[6]	7.92%	6.91%	11.08%	1.53%
LTM Net interest margin	2.95%	3.35%	3.43%	4.68%	2.31%
LTM Efficiency ratio	89.1%	58.8%	60.6%	73.8%	39.1%
Price/Tangible book value	165%	146%	154%	206%	125%
Price/Adjusted Tangible book value[4]	131%	—	—	—	—
Price/LTM Earnings per share	88.0	x7	19.5	x	21.6	x	38.2	x	13.4	x
Price/2017 Earnings per share[5],[8]	60.1	x	18.9	x	21.0	x	36.0	x	16.3	x
Price/2018 Earnings per share[5],[8]	45.6	x	15.9	x	19.5	x	39.7	x	14.3	x
Current Dividend Yield	0.2%	2.0%	2.1%	4.4%	0.0%
LTM Dividend Ratio	0.9%	44.4%	48.8%	114.3%	0.0%
Market value (in millions)	$470	$440	$500	$1,062	$265

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
(2)	CRE defined as total non-owner-occupied CRE loans (including CLD loans), as defined in the 2006 FED guidance; reflects most recent regulatory data available as of the date of the Sandler O’Neill opinion.
(3)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items
(4)	Sun’s adjusted tangible book value per share assumes the full reversal of Sun’s deferred tax asset valuation allowance of $73.2 million as of March 31, 2017. Based on 19,060,593 shares of Sun common stock outstanding.
(5)	Price/ forward earnings multiples per analyst consensus median estimates from CapitalIQ.
(6)	Reflects most recent quarter (annualized) core ROAA and core ROAE, respectively.
(7)	Due to partial reversal of Sun’s deferred tax valuation allowance in fourth quarter of 2016, Sun’s Price / LTM EPS reflects Price / Last Quarter Annualized diluted EPS.
(8)	Price/ forward earnings multiples per analyst consensus median estimates from SNL Financial for Waterstone Financial, Inc., Charter Financial Corporation, National Bankshares, Inc., Citizens & Northern Corporation.

OceanFirst Comparable Company Analysis

Using publicly available information, Sandler O’Neill compared selected financial information for OceanFirst with a group of financial institutions selected by Sandler O’Neill (“OceanFirst Peers”). The OceanFirst Peers consisted of banks and thrifts traded on the NYSE or NASDAQ headquartered in New Jersey, New York, or Pennsylvania with assets between $3.5 billion and $9.0 billion (excluding targets of announced mergers). The OceanFirst Peers included the following companies:

NBT Bancorp, Inc.	ConnectOne Bancorp, Inc.
Community Bank System, Inc.	Univest Corporation of Pennsylvania
S&T Bancorp, Inc.	Oritani Financial Corp.
First Commonwealth Financial Corporation	TriState Capital Holdings, Inc.
Flushing Financial Corporation	Bridge Bancorp, Inc.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corporation
Beneficial Bancorp, Inc.	Financial Institutions, Inc.
Lakeland Bancorp, Inc.	Northfield Bancorp, Inc.
TrustCo Bank Corp. NY	First of Long Island Corporation
Kearny Financial Corp.

The analysis compared publicly available financial information for OceanFirst with corresponding data for the OceanFirst Peers as of or for the twelve months ended March 31, 2017 (unless otherwise noted), with pricing data as of June 28, 2017. The table below sets forth the data for OceanFirst and the median, mean, high and low data for the OceanFirst Peers:

	OceanFirst		OceanFirst Peer Group Median		OceanFirst Peer Group Mean		OceanFirst Peer Group High		OceanFirst Peer Group Low
Total assets (in millions)	$5,196		$4,796		$5,322		$8,945		$3,607
Loans / Deposits	91.5%		99.3%		100.0%		132.9%		67.2%
Non-performing assets¹/ Total assets	1.11%		0.56%		0.57%		1.85%		0.09%
Tangible common equity/Tangible assets	8.43%		8.52%		9.86%		21.02%		6.16%
Leverage Ratio	8.78%		9.08%		10.60%		21.92%		7.30%
Total RBC Ratio	13.95%		13.41%		15.79%		32.35%		11.83%
CRE²/ Total RBC Ratio	211.9%		296.9%		331.0%		906.5%		22.4%
LTM Core Return on average assets³	0.98%		0.90%		0.87%		1.28%		0.42%
LTM Core Return on average equity³	9.22%		8.71%		7.91%		10.57%		1.70%
LTM Net interest margin	3.50%		3.11%		3.10%		3.79%		2.20%
LTM Efficiency ratio	60.2%		58.1%		57.2%		71.6%		39.1%
Price/Tangible book value	208%		187%		194%		343%		132%
Price/LTM Earnings per share	17.5	x	18.8	x	20.5	x	32.1	x	14.0	x
Price/2017 Earnings per share[4,5]	16.4	x	17.4	x	18.9	x	33.4	x	14.1	x
Price/2018 Earnings per share[4,5]	14.6	x	15.7	x	16.8	x	28.1	x	12.2	x
Current Dividend Yield	2.2%		2.3%		2.2%		4.1%		0.0%
LTM Dividend Ratio	51.4%		42.9%		44.6%		93.0%		0.0%
Market value (in millions)	$882		$801		$986		$2,817		$436

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	CRE defined as total non-owner-occupied CRE loans (including CLD loans), as defined in the 2006 FED guidance; most recent regulatory data available used.
(3)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.
(4)	Price/ forward earnings multiples per analyst consensus median estimates from CapitalIQ.
(5)	Price/ forward earnings multiples per analyst consensus median estimates from SNL Financial for TrustCo Bank Corp. NY and Peapack-Gladstone Financial Corporation.

Regional Precedent Transactions Analysis

Sandler O’Neill reviewed publicly available information for a group of regional merger and acquisition transactions (the “Regional Precedent Transactions”). The Regional Precedent Transactions group consisted of transactions announced between January 1, 2014 and June 28, 2017 with targets headquartered in the Mid Atlantic or Northeast region and with target assets between $1.0 billion and $3.5 billion (excluding the acquisition of First Mariner Bank by RKJS Inc. in February 2014, which transaction was facilitated through a bankruptcy transaction). The Regional Precedent Transactions included the following transactions:

Acquiror:	Target:
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.
Community Bank System Inc.	Merchants Bancshares Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp Inc.	First Choice Bank
People’s United Financial Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Grp
OceanFirst Financial Corp.	Cape Bancorp Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
United Bankshares Inc.	Bank of Georgetown
F.N.B. Corp.	Metro Bancorp Inc.
Sterling Bancorp	Hudson Valley Holding Corp.
WesBanco Inc.	ESB Financial Corp.
Bank of the Ozarks Inc.	Intervest Bancshares Corp.
Center Bancorp Inc.	ConnectOne Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Sandler O’Neill compared the indicated transaction metrics for the integrated mergers to the median, mean, high and low metrics of the Regional Precedent Transactions.

	OceanFirst/ Sun		Median Regional Precedent Transactions		Mean Regional Precedent Transactions		High Regional Precedent Transactions		Low Regional Precedent Transactions
Transaction price/LTM earnings per share	89.9	x1	21.4	x	22.5	x	54.9	x	13.7	x
Transaction price/Median analyst estimated earnings per share	61.4	x	19.8	x	23.2	x	44.0	x	17.3	x
Transaction price/Tangible book value per share	169%		168%		163%		218%		110%
Transaction price/Adjusted Tangible book value per share	134%[2]		—		—		—		—
Core deposit premium	12.9%		9.4%		9.3%		20.5%		1.5%
One-day market premium	2.2%[3]		26.5%		27.5%		49.1%		10.9%

(1)	Due to partial reversal of Sun’s deferred tax valuation allowance in the fourth quarter of 2016, Sun’s Price / LTM EPS reflects Price / Last Quarter Annualized diluted EPS.
(2)	Sun’s adjusted tangible book value per share assumes the full reversal of Sun’s deferred tax asset valuation allowance of $73.2 million as of March 31, 2017. Based on 19,060,593 shares of Sun common stock outstanding.
(3)	Market premium based on June 28, 2017 closing stock price of $24.65.

Nationwide Precedent Transactions Analysis

Sandler O’Neill reviewed publicly available information for a group of nationwide merger and acquisition transactions (the “Nationwide Precedent Transactions”). The Nationwide Precedent Transactions group consisted of nationwide transactions announced between January 1, 2016 and June 28, 2017 with disclosed deal values and target assets between $1.5 billion and $3.5 billion. The Nationwide Precedent Transactions included the following transactions:

Acquiror:	Target:
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.
Union Bkshs Corp	Xenith Bankshares Inc.
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc
TowneBank	Paragon Commercial Corp.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares Inc.	Stonegate Bank
Simmons First National Corp.	First Texas BHC Inc.
Columbia Banking System Inc.	Pacific Continental Corp.
Simmons First National Corp.	Southwest Bancorp Inc.
Pacific Premier Bancorp	Heritage Oaks Bancorp
Independent Bk Group Inc.	Carlile Bancshares Inc.
First Interstate BancSystem	Cascade Bancorp
Collins Family Trust	Inter National Bank
Community Bank System Inc.	Merchants Bancshares Inc.
First Midwest Bancorp Inc.	Standard Bancshares Inc.
People’s United Financial Inc.	Suffolk Bancorp
South State Corporation	Southeastern Bank Finl Corp.
Bar Harbor Bankshares	Lake Sunapee Bank Grp
WesBanco Inc.	Your Community Bankshares Inc.
Mechanics Bank	California Repub Bancorp
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
OceanFirst Financial Corp.	Cape Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the integrated mergers to the median, mean, high and low metrics of the Nationwide Precedent Transactions.

	OceanFirst/ Sun		Median Nationwide Precedent Transactions		Mean Nationwide Precedent Transactions		High Nationwide Precedent Transactions		Low Nationwide Precedent Transactions
Transaction price/LTM earnings per share	89.9	x1	22.0	x	21.5	x	36.2	x	3.2	x
Transaction price/Median analyst estimated earnings per share	61.4	x	22.3	x	23.2	x	34.1	x	13.7	x
Transaction price/Tangible book value per share	169%		196%		200%		317%		103%
Transaction price/Adjusted Tangible book value per share	134%[2]		—		—		—		—
Core deposit premium	12.9%		11.9%		12.8%		25.5%		1.0%
One-day market premium	2.2%[3]		17.8%		20.9%		50.1%		(0.1%)

(1)	Due to partial reversal of Sun’s deferred tax valuation allowance in the fourth quarter of 2016, Sun’s Price / LTM EPS reflects Price / Last Quarter Annualized diluted EPS.
(2)	Sun’s adjusted tangible book value per share assumes the full reversal of Sun’s deferred tax asset valuation allowance of $73.2 million as of March 31, 2017. Based on 19,060,593 shares of Sun common stock outstanding.
(3)	Market premium based on June 28, 2017 closing stock price of $24.65.

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value per share of Sun’s common stock, assuming publicly available consensus analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Sun. To approximate the terminal value of Sun common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings multiples ranging from 14.0x to 22.0x and multiples of December 31, 2021 tangible book value ranging from 125% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.5% to 13.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sun common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sun common stock of $5.95 to $10.52 when applying multiples of earnings and $12.28 to $22.22 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	15.6x	17.2x	18.8x	20.4x	22.0x
10.5%	$6.75	$7.50	$8.26	$9.01	$9.77	$10.52
11.0%	6.61	7.35	8.08	8.82	9.56	10.30
11.5%	6.47	7.19	7.91	8.64	9.36	10.08
12.0%	6.33	7.04	7.75	8.46	9.17	9.87
12.5%	6.20	6.90	7.59	8.28	8.97	9.67
13.0%	6.07	6.75	7.43	8.11	8.79	9.47
13.5%	5.95	6.61	7.28	7.94	8.61	9.27

Tangible Book Value Multiples

Discount Rate	125%	140%	155%	170%	185%	200%
10.5%	$13.94	$15.59	$17.25	$18.91	$20.56	$22.22
11.0%	13.64	15.27	16.89	18.51	20.13	21.75
11.5%	13.36	14.94	16.53	18.12	19.70	21.29
12.0%	13.08	14.63	16.18	17.74	19.29	20.84
12.5%	12.81	14.33	15.85	17.37	18.89	20.41
13.0%	12.54	14.03	15.52	17.01	18.49	19.98
13.5%	12.28	13.74	15.20	16.65	18.11	19.57

Sandler O’Neill also considered and discussed with the Sun board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Sun’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Sun common stock, applying the price to 2021 earnings multiples range of 14.0x to 22.0x referred to above and a discount rate of 12.76%.

Earnings Per Share Multiples

Annual Estimate Variance	14.0x	15.6x	17.2x	18.8x	20.4x	22.0x
(15.0%)	$5.24	$5.82	$6.40	$6.98	$7.57	$8.15
(10.0%)	5.54	6.15	6.77	7.39	8.00	8.62
(5.0%)	5.84	6.49	7.14	7.79	8.44	9.09
0.0%	6.14	6.82	7.51	8.19	8.88	9.56
5.0%	6.44	7.16	7.87	8.59	9.31	10.03
10.0%	6.74	7.49	8.24	9.00	9.75	10.51
15.0%	7.04	7.82	8.61	9.40	10.19	10.98

Sandler O’Neill also performed an analysis that estimated the net present value per share of Sun’s common stock, assuming the full reversal of the estimated deferred tax valuation allowance at the end of 2019 of approximately $61.0 million. The analysis also assumed publicly available consensus analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Sun. To approximate the terminal value of Sun common stock at December 31, 2021, Sandler O’Neill applied multiples of December 31, 2021 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.5% to 13.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sun common stock. As illustrated in the following table, the analysis indicated an imputed range of values per share of Sun common stock of $12.76 to $21.01 when applying multiples of tangible book value.

Tangible Book Value Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
10.5%	$14.49	$15.79	$17.10	$18.40	$19.70	$21.01
11.0%	14.18	15.46	16.73	18.01	19.29	20.56
11.5%	13.88	15.13	16.38	17.63	18.88	20.13
12.0%	13.59	14.82	16.04	17.26	18.48	19.71
12.5%	13.31	14.51	15.70	16.90	18.10	19.30
13.0%	13.03	14.21	15.38	16.55	17.72	18.90
13.5%	12.76	13.91	15.06	16.21	17.36	18.50

Sandler O’Neill also performed an analysis that estimated the net present value per share of OceanFirst common stock, assuming that OceanFirst performed in accordance with publicly available consensus analyst earnings per share estimates for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding research estimates that incorporate a prospective reduction in the federal corporate income tax rate, and estimated internal long-term annual earnings per share and dividend growth rates for the years thereafter, as provided by the senior management of OceanFirst. To approximate the terminal value of OceanFirst common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings multiples ranging from 15.0x to 24.0x and multiples of December 31, 2021 tangible book value ranging from 175% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 9.5% to 12.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OceanFirst common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of OceanFirst common stock of $22.67 to $39.38 when applying earnings multiples and $22.35 to $34.91 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	15.0x	16.8x	18.6x	20.4x	22.2x	24.0x
9.5%	$25.63	$28.38	$31.13	$33.88	$36.63	$39.38
10.0%	25.10	27.79	30.49	33.18	35.87	38.56
10.5%	24.59	27.22	29.86	32.49	35.13	37.76
11.0%	24.09	26.67	29.25	31.83	34.41	36.99
11.5%	23.60	26.13	28.65	31.18	33.70	36.23
12.0%	23.13	25.60	28.07	30.54	33.01	35.49
12.5%	22.67	25.09	27.51	29.92	32.34	34.76

Tangible Book Value Multiples

Discount Rate	175%	190%	205%	220%	235%	250%
9.5%	$25.27	$27.20	$29.12	$31.05	$32.98	$34.91
10.0%	24.75	26.64	28.52	30.41	32.30	34.18
10.5%	24.25	26.09	27.94	29.79	31.63	33.48
11.0%	23.75	25.56	27.37	29.18	30.98	32.79
11.5%	23.27	25.04	26.81	28.58	30.35	32.12
12.0%	22.81	24.54	26.27	28.00	29.74	31.47
12.5%	22.35	24.05	25.74	27.44	29.14	30.83

Sandler O’Neill also considered and discussed with the Sun board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming OceanFirst’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for OceanFirst common stock, applying the price to 2021 earnings multiples range of 15.0x to 24.0x referred to above and a discount rate of 10.84%.

Earnings Per Share Multiples

Annual Estimate Variance	15.0x	16.8x	18.6x	20.4x	22.2x	24.0x
(15.0%)	$21.00	$23.21	$25.42	$27.62	$29.83	$32.04
(10.0%)	22.08	24.42	26.76	29.10	31.43	33.77
(5.0%)	23.17	25.63	28.10	30.57	33.03	35.50
0.0%	24.25	26.85	29.44	32.04	34.64	37.23
5.0%	25.33	28.06	30.78	33.51	36.24	38.96
10.0%	26.41	29.27	32.13	34.98	37.84	40.70
15.0%	27.49	30.48	33.47	36.45	39.44	42.43

In connection with its analyses, Sandler O’Neill considered and discussed with the Sun board how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the integrated mergers assuming the integrated mergers close during the first quarter of 2018 and assuming the aggregate mix of cash and stock consideration in the integrated mergers is equal to approximately $72.5 million in cash and 15.1 million shares of OceanFirst common stock. Sandler O’Neill utilized the following: (i) publicly available consensus analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Sun, (ii) publicly available consensus analyst earnings per share estimates for OceanFirst for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding certain analyst estimates which incorporate a prospective reduction to the federal corporate income tax rate, as well as an estimated internal long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of OceanFirst, and (iii) the pro forma financial impact of the integrated mergers on OceanFirst based on certain assumptions relating to transaction expenses, purchase accounting adjustments (including the estimated realization of Sun’s existing deferred tax asset), cost savings and a core deposit intangible asset, as provided by the senior management of OceanFirst, as well as financial projections for Sun for the years ending December 31, 2017 through December 31, 2019, as provided by the senior management of OceanFirst and based upon publicly available analyst earnings per share estimates for Sun for the years ending December 31, 2017 through December 31, 2019 and an estimated long-term earnings per share growth rate for the years thereafter. The analysis indicated that the integrated mergers could be accretive to earnings per share for Sun in 2018 and the years thereafter and dilutive to tangible book value per share for Sun at closing.

In connection with this analysis, Sandler O’Neill considered and discussed with the Sun board how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as Sun’s financial advisor in connection with the integrated mergers and, upon the closing of the integrated mergers, will receive a transaction fee for its services estimated to be approximately $4.5 million based on the market value of OceanFirst common stock at the time the integrated mergers were announced. Sandler O’Neill’s transaction fee is equal to 0.92% of the aggregate merger consideration, will vary based on the market value of OceanFirst common stock at the time of closing and is contingent upon the closing of the integrated mergers. Sandler O’Neill also received a fee of $400,000 for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill on the day of closing of the integrated mergers. Sun has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to Sun in the two years preceding the date of its opinion. As Sandler O’Neill previously disclosed to the Sun board, in the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to, and received investment banking fees from, OceanFirst. Most recently, Sandler O’Neill acted as book-running manager in connection with OceanFirst’s offer and sale of subordinated notes, which transaction closed in September 2016. In addition, Sandler O’Neill acted as financial advisor to OceanFirst in connection with the Cape acquisition, which transaction closed in May 2016. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Sun, OceanFirst and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Sun and OceanFirst or their respective affiliates for its own account and for the accounts of its customers.

OceanFirst’s Reasons for the Transactions; Recommendation of the OceanFirst Board

After careful consideration, the OceanFirst board, at a meeting held on June 29, 2017, unanimously approved the merger agreement. Accordingly, the OceanFirst board unanimously recommends that OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal.

In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the OceanFirst share issuance, the OceanFirst board evaluated the merger agreement and the Transactions in consultation with OceanFirst management, as well as OceanFirst’s legal counsel and financial advisor, and considered a number of factors in favor of the Transactions, including the following material factors, which are not presented in order of priority:

•	the fact that the Transactions are expected to strengthen OceanFirst’s position as the largest bank headquartered in central and southern New Jersey;

•	the fact that the Transactions strengthen and expand OceanFirst’s franchise into new, more demographically attractive New Jersey, Philadelphia and New York metro markets;

•	the fact that the enhanced scale expected to result from the Transactions is expected to enlarge OceanFirst’s commercial banking business to $3.1 billion in total loans;

•	each of OceanFirst’s and Sun’s businesses, operations, financial condition, asset quality, earnings and prospects, including the view of the OceanFirst board that Sun’s business and operations complement OceanFirst’s existing operations and lines of business;

•	the current and prospective environment in which OceanFirst and Sun operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on OceanFirst both with and without the Transactions;

•	its review and discussions with OceanFirst’s management and its legal counsel and financial advisor concerning the due diligence investigation of Sun and the potential financial impact of the Transactions on the combined company;

•	management’s expectation that OceanFirst will retain its strong capital position upon completion of the Transactions;

•	the financial presentation, dated June 29, 2017, of Piper to the OceanFirst board and the opinion, dated June 29, 2017, of Piper to the OceanFirst board as to the fairness, from a financial point of view and as of the date of the opinion, to OceanFirst of the merger consideration, as more fully described below under the section of this joint proxy statement/prospectus entitled “— Opinion of OceanFirst’s Financial Advisor;”

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with OceanFirst’s outside legal and financial advisors; and

•	the regulatory and other approvals required in connection with the Transactions and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The OceanFirst board also considered potential risks associated with the Transactions in connection with its deliberations of the Transactions, including (i) the potential risk of diverting management attention and resources from the operation of OceanFirst’s business and towards the completion of the Transactions; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Sun’s business, operations and workforce with those of OceanFirst; and (iii) the other risks identified in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 27 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

The foregoing discussion of the factors considered by the OceanFirst board is not intended to be exhaustive, but, rather, includes the material factors considered by the OceanFirst board. In reaching its decision to approve the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement. The OceanFirst board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The OceanFirst board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the OceanFirst board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

For the reasons set forth above, the OceanFirst approved the merger agreement. The OceanFirst board unanimously recommends that the OceanFirst stockholders vote “FOR” the OceanFirst share issuance proposal and “FOR” the OceanFirst adjournment proposal.

Opinion of OceanFirst’s Financial Advisor

Pursuant to an engagement letter dated June 5, 2017, the OceanFirst board engaged Piper as financial advisor to OceanFirst in connection with OceanFirst’s consideration of a possible business combination involving OceanFirst and Sun. Piper is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed Transactions and is familiar with OceanFirst and its business. As part of its investment banking business, Piper is routinely engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. The Piper written opinion, dated June 29, 2017, is sometimes referred to in this section as the “Piper opinion.”

Piper acted as financial advisor to OceanFirst in connection with the proposed Transactions and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the OceanFirst board held on June 29, 2017, Piper delivered to the OceanFirst board its oral opinion, followed by delivery of its written opinion, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in the Piper opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to OceanFirst.

The full text of Piper’s written opinion dated June 29, 2017, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering the Piper opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. Piper’s opinion speaks only as of the date of the Piper opinion. You are urged to read the Piper opinion carefully and in its entirety. Piper’s opinion was addressed to, and provided for the information and benefit of, the OceanFirst board (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration to OceanFirst from a financial point of view, and did not address any other aspects or implications of the integrated mergers. The Piper opinion does not constitute a recommendation to the OceanFirst stockholders or to any other persons in respect of the integrated mergers, including as to how any holder of OceanFirst common stock should vote at any stockholders’ meeting held in connection with the integrated mergers or take, or not to take, any action in respect of the integrated mergers. The Piper opinion does not address the relative merits of the integrated mergers as compared to any other business or financial strategies that might be available to OceanFirst, nor does it address the underlying business decision of OceanFirst to engage in the integrated mergers. The issuance of the Piper opinion was approved by the fairness opinion committee of Piper. The summary of the Piper opinion set forth below is qualified in its entirety by reference to the full text of the Piper opinion. Piper has consented to the inclusion of this summary of the Piper opinion in this joint proxy statement/prospectus.

In rendering the Piper opinion, Piper reviewed and analyzed, among other things:

•	the financial terms contained in a draft of the merger agreement dated as of June 29, 2017;

•	certain financial and other data with respect to OceanFirst and Sun, which was publicly available or made available to Piper by OceanFirst or Sun;

•	certain forward-looking information relating to OceanFirst and Sun that was publicly available, as well as which was furnished to Piper by OceanFirst and Sun, including internally prepared forecasts of expected operating results of OceanFirst and Sun on a standalone basis;

•	materials detailing the Transactions prepared by OceanFirst, Sun, their respective affiliates, and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the integrated mergers (which we refer to in this section as the “Synergies and Adjustments”);

•	current and historical reported prices and trading activity of OceanFirst and Sun and similar information for certain other publicly traded companies deemed by Piper to be comparable to OceanFirst and Sun;

•	the financial performance of OceanFirst and Sun compared with that of certain other publicly traded companies that Piper deemed relevant;

•	certain financial analyses for OceanFirst on a pro forma combined basis giving effect to the Transaction based on assumptions relating to the Synergies and Adjustments;

•	the merger consideration relative to the historical trading price of Sun and Sun’s tangible book value, core deposits (deposits less all jumbo time deposits), last twelve months earnings, on a core basis, as of March 31, 2017, projected earnings for the years ending December 31, 2017 and December 31, 2018, and projected earnings for the year ending December 31, 2018 assuming the cost savings to be achieved have been fully phased in as OceanFirst projects;

•	the current market environment generally and the depository banking environment in particular;

•	the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that Piper deemed relevant; and

•	such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper deemed necessary in arriving at the Piper opinion.

Piper also held several discussions with certain members of senior management and representatives of both OceanFirst and Sun with respect to certain aspects of the integrated mergers, and the past and current business operations of OceanFirst and Sun, the financial condition and future prospects and operations of OceanFirst and Sun, and certain other matters Piper believed necessary or appropriate to its inquiry.

In arriving at the Piper opinion, Piper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper. Piper further relied upon the assurances of the management of OceanFirst and Sun that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper materially incomplete or misleading. Without limiting the generality of the foregoing, Piper assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies and Adjustments) reviewed by Piper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of OceanFirst and Sun as to the expected future results of operations and financial condition of OceanFirst and Sun, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies and Adjustments) relate and Piper assumed that such results would be achieved. Piper expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies and Adjustments) or the assumptions on which they were based. Piper further assumed that the integrated mergers will qualify as a tax-free reorganization for United States federal income tax purposes. Piper also expressed no opinion as to any of the legal, accounting and tax matters relating to the integrated mergers and any other transactions contemplated in connection therewith and have relied, with OceanFirst’s consent, on advice of the outside legal counsel and the independent accountants to OceanFirst, and on the assumptions of the management of OceanFirst and Sun, as to all accounting, legal, tax and financial reporting matters with respect to OceanFirst, Sun and the merger agreement.

In arriving at the Piper opinion, Piper assumed that the executed merger agreement would be in all material respects identical to the June 29, 2017 draft reviewed by it. Piper relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct;

•	each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party;

•	the integrated mergers will be consummated pursuant to the terms of the merger agreement without amendments thereto; and

•	all conditions to the consummation of the integrated mergers will be satisfied without waiver by any party of any conditions or obligations thereunder.

Additionally, Piper assumed that all the necessary regulatory approvals and consents required for the integrated mergers will be obtained in a manner that will not adversely affect OceanFirst and Sun or the contemplated benefits of the integrated mergers.

For purposes of rendering the Piper opinion, Piper did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of OceanFirst or Sun, and was not furnished or provided with any such appraisals or valuations, and did not evaluate the solvency of OceanFirst or Sun under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, Piper expressed no opinion regarding the liquidation value of OceanFirst, Sun or any other entity. Piper assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of OceanFirst or Sun since the date of the most recent financial data made available to Piper. Piper also assumed in all respects material to its analysis that OceanFirst and Sun would remain as a going concern for all periods relevant to its analysis. Without limiting the generality of the foregoing, Piper did not conduct a review of:

•	any individual credit files of OceanFirst or Sun, nor evaluate the adequacy of the loan or lease reserves of OceanFirst or Sun;

•	any credit mark that may be taken in connection with the integrated mergers, nor evaluate the adequacy of any contemplated credit mark to be so taken; or

•	the collectability of any asset or the future performance of any loan of OceanFirst or Sun.

Piper also assumed, with OceanFirst’s consent, that the respective allowances for loan and lease losses for both OceanFirst and Sun, and the credit mark, are adequate to cover any losses and will be adequate on a pro forma basis for the combined company. Accordingly, Piper expressed no opinion with respect to these matters.

In addition, Piper did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which OceanFirst or Sun is a party or may be subject, and at the direction of OceanFirst and with its consent, Piper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper also assumed that neither OceanFirst nor Sun is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transactions.

The Piper opinion is necessarily based on economic, market and other conditions and upon the information made available to Piper and facts and circumstances as they exist and are subject to evaluation as of the date of the Piper opinion. It should be understood that events occurring after the date of the Piper opinion could materially affect the assumptions used in preparing the Piper opinion. Further, Piper expressed no opinion as to the price at which shares of the common stock of OceanFirst or Sun may trade following announcement of the integrated mergers or at any future time.

The Piper opinion addresses solely the fairness, from a financial point of view, to OceanFirst of the merger consideration set forth in the merger agreement and does not address any other terms or agreement relating to the integrated mergers. Piper was not requested to opine as to, and the Piper opinion does not address, (i) the basic business decision to proceed with or effect the integrated mergers; (ii) the merits of the integrated mergers relative to any alternative transaction or business strategy that may be available to OceanFirst; (iii) any other terms contemplated by the merger agreement; or (iv) the fairness of the integrated mergers to, or any consideration received in connection therewith by, any creditor or other constituency of OceanFirst. Furthermore, Piper expressed no opinion with respect to the amount or nature of compensation to be paid in the integrated mergers to any officer, director or employee of any party to the integrated mergers, or any class of such persons, relative to the merger consideration to be paid to any other shareholder in the integrated mergers or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the integrated mergers.

In performing its analyses, Piper made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Piper, OceanFirst and Sun. Any estimates contained in the analyses performed by Piper are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Piper opinion was among several factors taken into consideration by the OceanFirst board in making its determination to approve the merger agreement. The type and amount of consideration payable in the integrated mergers were determined solely through negotiation between OceanFirst and Sun, and the decision to enter into the merger agreement was solely that of the OceanFirst board.

Piper’s opinion was necessarily based upon conditions as they existed and could be evaluated on June 29, 2017, the date of the Piper opinion, and the information made available to Piper through such date. Developments subsequent to the date of Piper’s opinion may have affected, and may affect, the conclusion reached in Piper’s opinion, and Piper did not and does not have an obligation to update, revise or reaffirm the Piper opinion.

The following is a summary of the material financial analyses performed and presented by Piper to the OceanFirst board on June 29, 2017 in connection with the Piper opinion. Each analysis was provided to the OceanFirst board. The following summary, however, does not purport to be a complete description of all the analyses performed and reviewed by Piper underlying the Piper opinion or the presentation made by Piper to the OceanFirst board on June 29, 2017, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary description. In arriving at the Piper opinion, Piper did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a potentially misleading or incomplete view of the process underlying its analyses and opinion. Also, no company or transaction used in Piper’s analysis for purposes of comparison is identical to OceanFirst and Sun or the integrated mergers. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which OceanFirst and Sun and the integrated mergers were compared and other factors that could affect the public trading value or transaction value of the companies and the transactions to which they are being compared. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 28, 2017, and is not necessarily indicative of current market conditions.

Summary of Proposal. Pursuant to the terms of the merger agreement, each share of Sun common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive either: (a) the cash consideration, which is an amount in cash equal to the sum of (i) $3.78 plus (ii) 0.7884 multiplied by the OceanFirst closing price or (b) the stock consideration, which will be a number of shares of OceanFirst common stock equal to the exchange ratio, which is the quotient of (A) the cash consideration divided by (B) the OceanFirst closing price. The right to receive the cash consideration or the stock consideration will be made at the election of each holder of Sun common stock, subject to the allocation and proration provisions of the merger agreement. Based on OceanFirst’s closing price on June 28, 2017 of $27.15, the merger consideration had an implied value of $25.18 per share of Sun common stock at that date. Based on this deemed value per share to Sun shareholders and based upon 19,060,593 shares of common stock outstanding, 127,808 unvested restricted stock units, and 556,694 options to purchase shares of Sun common stock outstanding converted into options to purchase shares of OceanFirst common stock, the aggregate merger consideration was approximately $484.9 million on June 28, 2017.

Market Premium as of June 28, 2017	2.2%
Transaction Price / Tangible Book Value Per Share	168.6%
Core Deposit Premium[1]	12.6%
Transaction Price / Last Twelve Months Earnings Per Share[2]	57.5x
Transaction Price / 2017E Earnings Per Share[3]	61.4x
Transaction Price / 2018E Earnings Per Share[4]	47.1x
Transaction Price / 2018E Earnings Per Share with Estimated Cost Savings[5]	14.5x

(1)	Core deposits are defined as total deposits as of March 31, 2017 less jumbo deposits.
(2)	Sun last twelve months (“LTM”) earnings based on core earnings excluding deferred tax asset (“DTA”) valuation allowance reversal taken in the fourth quarter of 2016.
(3)	Sun estimated earnings for the year ended December 31, 2017 based on research analyst estimates.
(4)	Sun estimated earnings for the year ended December 31, 2018 based on research analyst estimates.
(5)	Sun estimated earnings for the year ended December 31, 2018 based on research analyst estimates, inclusive of after tax cost savings (if cost saves were to be fully phased-in)

Selected Companies Analysis. Using publicly available information, Piper compared the financial performance, financial condition and market performance of OceanFirst to twenty selected publicly traded bank holding companies headquartered in the Mid-Atlantic and New England with total assets between $4.0 billion and $7.0 billion, a last twelve months return on average assets greater than 0.00%, and excluding merger targets (publicly announced) and mutual holding companies (“MHCs”). The companies included in this group were:

Company	Ticker	State
WSFS Financial Corporation	WSFS	DE
First Commonwealth Financial Corporation	FCF	PA
United Financial Bancorp, Inc.	UBNK	CT
Brookline Bancorp, Inc.	BRKL	MA
Tompkins Financial Corporation	TMP	NY
Flushing Financial Corporation	FFIC	NY
Dime Community Bancshares, Inc.	DCOM	NY
Beneficial Bancorp, Inc.	BNCL	PA
Lakeland Bancorp, Inc.	LBAI	NJ
Sandy Spring Bancorp, Inc.	SASR	MD
TrustCo Bank Corp NY	TRST	NY
Kearny Financial Corp.	KRNY	NJ
Meridian Bancorp, Inc.	EBSB	MA
Century Bancorp, Inc.	CNBKA	MA
ConnectOne Bancorp, Inc.	CNOB	NJ
Washington Trust Bancorp, Inc.	WASH	RI
Univest Corporation of Pennsylvania	UVSP	PA
Oritani Financial Corp.	ORIT	NJ
TriState Capital Holdings, Inc.	TSC	PA
Bridge Bancorp, Inc.	BDGE	NY

Using publicly available information, Piper compared the financial performance, financial condition and market performance of Sun to twenty-three selected publicly traded bank holding companies headquartered in the Mid-Atlantic and New England with total assets between $1.5 billion and $4.0 billion, a last twelve months return on average assets between 0.00% and 1.00%, and excluding merger targets (publicly announced) and MHCs. The companies included in this group were:

Company	Ticker	State
Peapack-Gladstone Financial Corporation	PGC	NJ
Financial Institutions, Inc.	FISI	NY
Northfield Bancorp, Inc.	NFBK	NJ
First of Long Island Corporation	FLIC	NY
Bar Harbor Bankshares	BHB	ME
First Connecticut Bancorp, Inc.	FBNK	CT
Canandaigua National Corporation	CNND	NY
CNB Financial Corporation	CCNE	PA
Enterprise Bancorp, Inc.	EBTC	MA
Blue Hills Bancorp, Inc.	BHBK	MA
BSB Bancorp, Inc.	BLMT	MA
Western New England Bancorp, Inc.	WNEB	MA
Peoples Financial Services Corp.	PFIS	PA
Republic First Bancorp, Inc.	FRBK	PA
Revere Bank	REVB	MD
Cambridge Bancorp	CATC	MA
BCB Bancorp, Inc.	BCBP	NJ
Old Line Bancshares, Inc.	OLBK	MD
ESSA Bancorp, Inc.	ESSA	PA
Chemung Financial Corporation	CHMG	NY
Bankwell Financial Group, Inc.	BWFG	CT
Codorus Valley Bancorp, Inc.	CVLY	PA
SI Financial Group, Inc.	SIFI	CT

To perform this analysis, Piper used financial information as of and for the period ended March 31, 2017 (or as of the most recently available quarter). Market price information was as of June, 28, 2017. Earnings estimates for the years ending December 31, 2017 and December 31, 2018 for OceanFirst, Sun and other selected companies were taken from Bloomberg Finance L.P. and SNL Financial, nationally recognized earnings estimate consolidators.

Piper’s analysis showed the following concerning the selected public companies for OceanFirst’s market performance:

	OCFC	OCFC Group 25th Percentile	OCFC Group Median	OCFC Group 75th Percentile
Stock Price / Tangible Book Value per Share	207.7%	150.0%	184.6%	220.0%
Core Deposit Premium	11.6%	9.3%	11.8%	14.8%
Stock Price / Last Twelve Months EPS[1]	17.5x	16.9x	18.6x	21.2x
Stock Price / 2017E EPS	16.4x	16.5x	17.3x	18.3x
Stock Price / 2018E EPS	14.6x	14.7x	15.6x	16.1x

(1)	OCFC shown on a core basis excluding merger related expenses from the Ocean Shore transaction and the acceleration of stock award expense from director retirement.

Piper’s analysis showed the following concerning the selected public companies for Sun’s market performance:

	SNBC	SNBC Group 25th Percentile		SNBC Group Median		SNBC Group 75th Percentile
Stock Price / Tangible Book Value per Share	165.0%	150.0%		167.8%		194.2%
Core Deposit Premium	12.2%	6.4%		8.3%		10.1%
Stock Price / Last Twelve Months EPS[1]	NM	16.6	x	20.1	x	21.5	x
Stock Price / 2017 Est. EPS	NM	16.2	x	17.8	x	19.1	x
Stock Price / 2018 Est. EPS	NM	13.4	x	15.2	x	17.1	x

Note: Price/ earnings is considered not meaningful “NM” when over 30.0x.

(1)	SNBC “NM” on a core basis excluding DTA valuation allowance reversal taken in the fourth quarter of 2016.

Comparable Transaction Analysis. Piper reviewed certain publicly available information related to twelve selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the Mid-Atlantic and New England announced after January 1, 2014, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller was not an MHC and had total assets between $1.0 billion and $6.0 billion, a last twelve months return on average assets between 0.00% and 1.00%, and a nonperforming assets to assets ratio less than 3.0%. The transactions included in the group were:

Acquiror	Acquiree
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Community Bank System, Inc.	Merchants Bancshares, Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
People’s United Financial, Inc.	Suffolk Bancorp
Bar Harbor Bankshares	Lake Sunapee Bank Group
OceanFirst Financial Corp.	Cape Bancorp, Inc.
Univest Corporation of Pennsylvania	Fox Chase Bancorp, Inc.
United Bankshares, Inc.	Bank of Georgetown
F.N.B. Corporation	Metro Bancorp, Inc.
Sterling Bancorp	Hudson Valley Holding Corp.
WesBanco, Inc.	ESB Financial Corporation
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.

Transaction multiples for the integrated mergers were derived based on an offer price of $25.18 per share for Sun based on OceanFirst’s June 28, 2017 closing price of $27.15. For each precedent transaction, Piper derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	tangible book value per share of the acquired company based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	tangible equity premium to core deposits (total deposits less jumbo time deposits) based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	the last twelve months earnings per share based on the latest financial statements of the company available prior to the announcement of the acquisition;

•	the current year earnings per share estimate of the acquired company, if available, from SNL Financial, a nationally recognized earnings estimate consolidator;

•	the forward year earnings per share estimate of the acquired company, if available, from SNL Financial, a nationally recognized earnings estimate consolidator; and

•	the stock price of the acquired company as of market close the day before the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	OCFC / SNBC Merger	Comparable Transactions 25th Percentile	Comparable Transactions Median	Comparable Transactions 75th Percentile
Market Premium	2.2%	18.7%	26.5%	33.6%
Transaction Price / Tangible Book Value	168.6%	139.2%	175.8%	194.2%
Core Deposit Premium	12.6%	5.6%	10.3%	12.5%
Transaction Price / LTM Earnings Per Share[1]	57.5x	17.8x	21.4x	22.3x
Transaction Price / Current Year Earnings Per Share	61.4x	19.3x	19.8x	23.3x
Transaction Price / Forward Year Earnings Per Share	47.1x	17.4x	18.1x	22.4x

(1)	Sun LTM earnings based on core earnings excluding DTA valuation allowance reversal taken in the fourth quarter of 2016.

Discounted Cash Flow Analysis. Piper performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that OceanFirst could provide to equity holders through the year ending December 31, 2022 on a stand-alone basis and on a pro forma basis giving effect to the integrated mergers. In performing this analysis, Piper used publicly available analyst earnings estimates provided by Bloomberg Finance L.P. for OceanFirst for the years ending December 31, 2017 and December 31, 2018, with estimated earnings thereafter through the year ending December 31, 2023 grown by 8.0% annually as provided by OceanFirst senior management. The analysis assumed discount rates ranging from 11.0% to 13.0%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 12.1% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows available to OceanFirst’s stockholders from the year ending December 31, 2017 to the year ending December 31, 2022 and (2) the present value of the terminal value of OceanFirst’s common stock. In determining cash flows available to OceanFirst stockholders, Piper assumed that OceanFirst would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to OceanFirst stockholders. In calculating the terminal value of OceanFirst, Piper applied terminal multiples ranging from 14.0 times to 16.0 times the year ending December 31, 2023 estimated earnings. This resulted in a range of values of OceanFirst on a stand-alone basis from $26.20 to $31.51 per share and on a pro forma basis from $27.00 to $32.35 per share.

Piper also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Sun could provide to equity holders through the year ending December 31, 2022 on a stand-alone basis. In performing this analysis, Piper used publicly available analyst earnings estimates provided by Bloomberg Finance L.P. for Sun for the years ending December 31, 2017, December 31, 2018, and December 31, 2019 with estimated earnings thereafter through the year ending December 31, 2023 grown by 8.0% annually as provided by OceanFirst senior management. The analysis assumed discount rates ranging from 12.0% to 14.0%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 13.0% as determined by Piper. The range of values for the discounted cash flow analysis was determined by adding (1) the present value of projected cash flows available to Sun’s stockholders from the year ending December 31, 2017 to the year ending December 31, 2022 and (2) the present value of the terminal value of Sun’s common stock. In determining cash flows available to Sun stockholders, Piper assumed that Sun would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained were assumed to be distributed as dividends to Sun stockholders. In calculating the terminal value of Sun, Piper applied terminal multiples ranging from 14.0 times to 16.0 times the year ending December 31, 2023 estimated earnings. This analysis resulted in a range of values of Sun from $12.11 to $13.61 per share.

Piper also performed an analysis that estimated the net present value per share of Sun common stock on a pro forma basis assuming that Sun performed in accordance with publicly available research analyst estimates, inclusive of estimated synergies associated with the integrated mergers. Piper utilized the same methodology as described in the Sun stand-alone discounted cash flow analysis. The analysis assumed discount rates ranging from 12.0% to 14.0%, which were assumed deviations, both up and down, as selected by Piper based on a discount rate of 13.0% as determined by Piper. In calculating the terminal value of Sun, Piper applied terminal multiples ranging from 14.0 times to 16.0 times the year ending December 31, 2023 estimated earnings. This analysis resulted in a range of values of Sun from $25.45 to $29.65 per share.

Piper stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Sun and OceanFirst.

Relative Contribution Analysis. Piper analyzed the relative contribution of OceanFirst and Sun to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma market capitalization, assets, net loans, deposits, tangible common equity, analyst research estimated net income for the year ending December 31, 2018, and analyst research estimated net income for the year ending December 31, 2018 if cost savings, provided by OceanFirst senior management, were to be fully phased-in. This analysis excluded all purchase accounting adjustments and was based on the closing prices of OceanFirst and Sun common stock on June 28, 2017 of $27.15 and $24.65, respectively. Piper compared the various contribution percentages, including the average and median percentages, to the pro forma equity ownership assuming 85% stock consideration and 100% stock consideration.

	Contribution
	OceanFirst	Sun
Market Capitalization	65.2%	34.8%
Assets	70.1%	29.9%
Net Loans	70.6%	29.4%
Deposits	70.8%	29.2%
Tangible Common Equity	59.9%	40.1%
Estimated 2018 Full Year Net Income	85.8%	14.2%
Estimated 2018 Full Year Net Income w/ Fully Phased-In Cost Savings	64.9%	35.1%

Average	70.4%	29.6%

Median	70.3%	29.7%
Pro Forma Equity Ownership (At 85% Stock Consideration)	68.1%	31.9%
Pro Forma Equity Ownership (At 100% Stock Consideration)	64.3%	35.7%

Financial Impact Analysis. Piper performed pro forma merger analyses that combined projected income statement and balance sheet information of OceanFirst and Sun. Assumptions regarding the accounting treatment, acquisition adjustments, related expenses and cost savings were used to calculate the financial impact that the integrated mergers would have on certain projected financial results of OceanFirst. In the course of this analysis, Piper used publicly available analyst earnings estimates provided by Bloomberg Finance L.P. for Sun for the years ending December 31, 2017, December 31, 2018, and December 31, 2019 with estimated earnings thereafter grown by 8.0% annually as provided by OceanFirst senior management and for OceanFirst used publicly available analyst earnings estimates provided by Bloomberg Finance L.P. for the years ending December 31, 2017 and December 31, 2018 with estimated earnings thereafter grown by 8.0% annually as provided by OceanFirst senior management. This analysis indicated that the integrated mergers would be accretive to OceanFirst’s estimated earnings per share in the year ending December 31, 2019 (the first year of fully phased-in cost savings). The analysis also indicated that the integrated mergers would be 1.3% dilutive to tangible book value per share for OceanFirst with an earnback of approximately 3.6 years. Additionally, OceanFirst is assumed to maintain well-capitalized ratios per regulatory guidelines. For all of the above analyses, the actual results achieved by OceanFirst following the integrated mergers may vary from the projected results, and the variations may be material.

Other Analyses. Among other things, Piper reviewed balance sheet composition and other financial data for OceanFirst and Sun. With respect to OceanFirst and Sun’s public price, Piper reviewed the public price targets of four research analysts covering OceanFirst as provided by Bloomberg Finance L.P., a nationally recognized research price target consolidator, which ranged from $29.00 to $34.00 per share. Piper also reviewed the public price target of two research analyst covering Sun as provided by Bloomberg Finance L.P., which were $27.00 and $28.00 per share. Piper also reviewed the historical trading performances of shares of OceanFirst and Sun’s common stock during the 52-week period ended June 28, 2017. OceanFirst’s common stock traded as low as $17.57 per share and as high as $30.70 per share, and the closing price of OceanFirst’s common stock on June 28, 2017 was $27.15 per share. Sun’s common stock traded as low as $20.35 per share and as high as $26.80 per share, and the closing price of Sun’s common stock on June 28, 2017 was $24.65 per share.

Piper’s Compensation and Other Relationships with OceanFirst. OceanFirst and Piper entered into an engagement letter dated June 5, 2017 relating to the services to be provided by Piper in connection with the integrated mergers. Pursuant to the engagement letter, OceanFirst agreed to pay Piper (a) a fee of $300,000 upon the delivery to the OceanFirst board of the written Piper opinion, which fee will be credited in full against the transaction fee; and (b) contingent upon closing of the integrated mergers, a transaction fee of $2,500,000. Pursuant to the Piper engagement letter, OceanFirst also agreed to reimburse Piper for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention. OceanFirst has also agreed to indemnify Piper against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

The Piper investment banking team that advised OceanFirst in connection with the integrated mergers also advised OceanFirst in connection with OceanFirst’s acquisition of Ocean Shore Holding Co., which closed in November 2016. The Piper investment banking team also advised OceanFirst (while at a prior firm) in connection with the Colonial American acquisition, which closed in July 2015. Piper has not provided any other material investment banking or financial advisory services to OceanFirst, Sun or their respective affiliates during the past two years; however, Piper may do so in the future, for which it would expect to receive compensation. In the ordinary course of Piper’s business as a broker-dealer, Piper may, from time to time, purchase securities from and sell securities to OceanFirst, Sun or their affiliates.

Interests of Sun’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Sun board, Sun shareholders should be aware that the directors and executive officers of Sun have certain interests in the Transactions that may be different from, or in addition to, the interests of Sun shareholders generally. The Sun board was aware of these interests and considered them, among other matters, in making its recommendation that Sun shareholders vote to approve the Sun merger proposal. These interests are described in further detail below.

Treatment of Sun Equity Awards

Restricted Stock Awards: At the effective time, each restricted stock award granted by Sun will become fully vested, and each holder of such restricted stock awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Restricted Stock Unit Awards: At the effective time, each restricted stock unit award granted by Sun will be cancelled, and each holder of such restricted stock unit awards will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such awards, subject to the allocation and proration provisions of the merger agreement.

Stock Options: At the effective time, each outstanding and unexercised option to purchase Sun common stock will be converted into an option to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Sun common stock subject to such Sun stock option immediately prior to the effective time by (ii) the exchange ratio; and the exercise price per share of the new option will be equal to the quotient obtained by dividing (a) the per share exercise price for each share of Sun common stock subject to such Sun option by (b) the exchange ratio (rounded up to the nearest whole cent).

Any Sun equity awards that do not vest as of the effective time would be eligible for accelerated vesting upon the holder’s termination of employment without cause, due to death or disability or, in the case of the executive officers, resignation for good reason.

For an estimate of the amounts that would become payable to each of Sun’s named executive officers upon the vesting and settlement of their unvested equity awards, see “— Quantification of Payments and Benefits to Sun’s Named Executive Officers” below. Sun estimates, based on an assumed effective time of August 15, 2017 and a price per share of Sun common stock of $24.72 (the average closing price of shares of Sun common stock on the five business days following the announcement of the Transactions), that the aggregate amount that would become payable to its three executive officers who are not named executive officers in settlement of their unvested equity awards if each experienced a qualifying termination of employment immediately following the effective time would be $582,320, and the aggregate amount that would become payable to its nine non-employee directors (excluding Chair Anthony Coscia, who does not hold unvested equity awards) in settlement of their unvested equity awards would be $318,146.

Change in Control Continuity Arrangements

Sun is party to change in control continuity agreements with each of its executive officers, which agreements provide certain severance benefits upon a change in control of Sun (such as the integrated mergers) or a qualifying termination of employment thereafter. If the employment of an executive officer of Sun were terminated by Sun without cause or by the executive officer for good reason within two years following the effective time, the executive officer would be entitled to the following:

•	Prorated Annual Incentive. A cash payment equal to the executive officer’s target annual incentive opportunity, prorated for the portion of the year elapsed as of the termination date, which amount would be payable in a lump sum within thirty days following the date of termination;

•	Severance Payment. A cash severance payment equal to the product of (a) a severance multiple of either three (for Messrs. O’Brien, Brugger, Katsoulis and Morris and Mss. Estep and Schaubeck) or one (for all other executive officers), multiplied by (b) the sum of the executive officer’s annual base salary plus highest annual incentive earned or payable over a multi-year period preceding the change in control, which amount would be payable in a lump sum within 30 days following the date of termination;

•	Retirement Benefits Payment. A cash payment in lieu of employer retirement plan contributions that would have been made during the number of years following the date of termination equal to the severance multiple, which amount would be payable in a lump sum within thirty days following the date of termination;

•	Welfare Benefits Payment. A cash payment equal to 125% of the expected cost of premiums for coverage under Sun’s welfare plans for the number of years following the date of termination equal to the severance multiple, which amount would be payable in a lump sum within thirty days following the date of termination; and

•	Equity Awards. Vesting of any unvested equity awards. In addition, upon a change in control, Mr. O’Brien would be entitled to automatic vesting of any unvested equity compensation awards, regardless of whether his employment terminates.

None of the executive officers are eligible for a gross-up in respect of excise taxes that might be incurred under Section 4999 of the Code. Instead, the change in control continuity agreements provide that any payments thereunder would be reduced to the extent necessary to avoid an excise tax under Section 4999 of the Code, except that in the case of Mr. O’Brien, such reduction would apply only to the extent that it would result in a greater after-tax benefit to him. Prior to the effective time, Sun may take certain actions to mitigate the impact of Section 4999 of the Code, including if Sun reasonably determines that the effective time will occur after December 31, 2017, accelerating into 2017 the vesting or payment of compensation or benefits that are scheduled to be paid either in 2018 or upon the effective time, or paying out accrued paid time off or sick leave.

The change in control continuity agreements subject the applicable executive officer to a confidentiality covenant, while all other restrictive covenants applicable to the executive officer would lapse upon the change in control.

For an estimate of the amounts that would become payable to each of Sun’s named executive officers under his or her change in control continuity agreement if a severance-qualifying termination of employment were to occur immediately following consummation of the integrated mergers, see “— Quantification of Potential Payments to Sun’s Named Executive Officers in Connection with the Transactions.” Sun estimates that the aggregate value of the prorated annual incentive, severance payment, retirement benefits payment and welfare benefits payment that would become payable to Sun’s three other executive officers under their change in control continuity agreements if the effective time were August 15, 2017, and each incurred a severance-qualifying termination of employment on that date, to be $1,934,534.

Prorated Annual Incentive

Pursuant to the terms of the merger agreement, if the effective time occurs prior to the end of 2017, within five days prior to the effective time, Sun may pay annual incentive awards to eligible employees (including the executive officers) in an amount determined based on the greater of target and actual and forecasted performance as of the completion of the effective time and prorated based on the portion of the year elapsed as of that time. In addition, if the effective time occurs after March 1, 2018, Sun may pay prorated annual incentive awards in respect of 2018 on the same terms as the prorated annual incentive awards in respect of 2017. Because the values included in this section assume that each of the executive officers would experience a termination of employment during 2017 at the effective time and each would receive a prorated annual incentive under his or her change in control continuity agreement, no value is attributed to the prorated annual incentive payable under the merger agreement.

Post-Closing Roles

As noted above, two current members of the Sun board would be appointed to the OceanFirst board and the board of directors of OceanFirst bank at the effective time.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, each of OceanFirst and the combined company would indemnify certain persons, including Sun’s directors and executive officers. In addition, for a period of not less than six years from the effective time, OceanFirst would maintain an insurance policy for the benefit of certain persons, including Sun’s directors and executive officers. For a more detailed description of these covenants and agreements, see “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Quantification of Potential Payments to Sun’s Named Executive Officers in Connection with the Transactions

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Securities Act, which requires disclosure of information about certain compensation for each of Sun’s named executive officers that is based on or otherwise relates to the Transactions and assumes, among other things, that each of Sun’s named executive officers is terminated without cause immediately following the effective time. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time. For purposes of calculating such amounts, we have assumed:

•	August 15, 2017 as the closing date of the integrated mergers; and

•	Each named executive officer experiences a severance-qualifying termination of employment immediately following the effective time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
Named Executive Officers
Thomas M. O’Brien	4,486,119	2,378,036	6,864,155
Thomas R. Brugger	1,526,194	399,637	1,925,831
Nicos Katsoulis	2,108,653	1,411,034	3,519,687
Anthony J. Morris	1,430,942	363,246	1,794,188
Patricia M. Schaubeck	1,429,985	391,446	1,821,431

(1)	The cash amount, which would be payable to each named executive officer in a lump sum within 30 days following the date of termination, consists of the following components:
(a)	An amount equal to the named executive officer’s target annual incentive opportunity, prorated for the portion of the year elapsed as of the termination date;
(b)	An amount equal to the product of (i) three, multiplied by (ii) the sum of the named executive officer’s annual base salary plus highest annual incentive earned or payable over a multi-year period preceding the effective time;
(c)	An amount in lieu of employer retirement plan contributions that would have been made during the three years following the date of termination; and
(d)	An amount equal to 125% of the expected cost of premiums for coverage under Sun’s welfare plans for three years following the date of termination

All components of such cash amount are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment). The estimated amount of each component of the cash payment is set forth in the table below.

Name	Prorated Annual Incentive ($)	Severance Payment ($)	Retirement Benefits Payment ($)	Welfare Benefits Payment ($)
Named Executive Officers
Thomas M. O’Brien	349,829	4,024,521	31,800	79,969
Thomas R. Brugger	70,743	1,350,000	31,800	73,651
Nicos Katsoulis	130,603	1,890,000	31,800	56,250
Anthony J. Morris	65,301	1,275,000	31,800	58,841
Patricia M. Schaubeck	65,301	1,302,084	31,800	30,800

If the effective time occurs prior to the end of 2017, within five days prior to the effective time, Sun may pay annual incentive awards to eligible employees (including the executive officers) in an amount determined based on the greater of target and actual and forecasted performance as of the completion of the effective time and prorated based on the portion of the year elapsed as of that time. In addition, if the effective time occurs after March 1, 2018, Sun may pay prorated annual incentive awards in respect of 2018 on the same terms as the prorated annual incentive awards in respect of 2017. Because the values included in this table assume that each of the named executive officers would experience a termination of employment during 2017 at the effective time and each would receive a prorated annual incentive under his or her change in control continuity agreement, no value is attributed to the prorated annual incentive payable under the merger agreement.

(2)	As described in more detail in “The Merger Agreement — Treatment of Sun Equity-Based Awards,” (a) each outstanding stock option to purchase Sun common stock would convert at the effective time into an option to purchase a number of shares of OceanFirst common stock and (b) each outstanding Sun restricted stock award or restricted stock unit would vest “single-trigger” at the effective time and would convert into the right to receive the merger consideration with respect to each share of Sun common stock subject thereto. Any unvested stock options that are held by Mr. O’Brien would vest single-trigger at the effective time, while those held by the other named executive officers would vest “double-trigger” upon a qualifying termination of employment thereafter.

The amounts above and in the table below assume a price per share of Sun common stock of $24.72 (the average closing price of shares of Sun common stock on the five business days following the announcement of the Transactions). Set forth below are the values of each type of unvested Sun equity award held by the named executive officers that would become vested at the effective time or a qualifying termination of employment thereafter.

Name	Stock Options (Single- Trigger) ($)	Stock Options (Double- Trigger) ($)	Restricted Stock (Single- Trigger) ($)	Restricted Stock Units (Single- Trigger) ($)
Named Executive Officers
Thomas M. O’Brien	229,400	—	1,404,045	744,591
Thomas R. Brugger	—	80,553	264,923	54,161
Nicos Katsoulis	—	61,720	483,274	866,040
Anthony J. Morris	—	42,702	264,924	55,620
Patricia M. Schaubeck	—	36,739	262,007	92,700

(3)	The total amount does not take into account any reduction to avoid an excise tax under Section 4999 of the Code. None of the executive officers are eligible for a gross-up in respect of excise taxes that might be incurred under Section 4999 of the Code. Instead, any payments would be reduced to the extent necessary to avoid an excise tax under Section 4999 of the Code, except that in the case of Mr. O’Brien, such reduction would apply only to the extent that it would result in a greater after-tax benefit to him. Based on the assumptions described above, the payments to the named executive officers of Sun would be reduced by the following amounts: Mr. O’Brien: $693,845; Mr. Brugger: $520,999; Mr. Katsoulis: $570,165; Mr. Morris: $579,119; and Ms. Schaubeck: $512,760. Prior to the effective time, Sun may take certain actions to mitigate the impact of Section 4999 of the Code, including if Sun reasonably determines that the effective time will occur after December 31, 2017, accelerating into 2017 the vesting or payment of compensation or benefits that are scheduled to be paid either in 2018 or upon the effective time, or paying out accrued paid time off or sick leave.

Public Trading Markets

OceanFirst common stock is listed for trading on the NASDAQ under the symbol “OCFC” and Sun common stock is listed on the NASDAQ under the symbol “SNBC.” Upon completion of the first-step merger, Sun common stock will no longer be listed on the NASDAQ and will be de-registered under the Exchange Act. It is a condition to each party’s obligations to complete the integrated mergers that the OceanFirst common stock to be issued pursuant to the merger agreement be authorized for listing on the NASDAQ (subject to official notice of issuance). Immediately following the completion of the Transactions, shares of OceanFirst common stock will continue to be traded on the NASDAQ under the symbol “OCFC.”

Dividend Policy

OceanFirst currently pays a quarterly cash dividend of $0.15 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. Sun currently pays quarterly cash dividends of $0.01 per share, which is expected to continue until the effective time, although, subject to certain restrictions in the merger agreement, the Sun board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. New Jersey law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if, among other things, the stock is listed on a national securities exchange, if cash is to be received or the securities to be received are listed on a national securities exchange. Because Sun’s common stock is listed on the NASDAQ, the holders of Sun common stock are not entitled to dissenters’ or appraisal rights in the first-step merger.

Regulatory Approvals Required for the Transactions

Completion of the Transactions is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, OceanFirst and Sun have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval from the Federal Reserve Board and the OCC. OceanFirst submitted the FRB application and the OCC application on September 1, 2017. As of the date of this joint proxy/statement prospectus, each of the FRB application and the OCC application remain outstanding. Although OceanFirst knows of no reason why the FRB application or the OCC application should not be approved in a timely manner, OceanFirst cannot be certain when, or if, the FRB application and the OCC application will be approved.

Federal Reserve Board

OceanFirst Bank is currently a federal savings association, and OceanFirst is currently a savings and loan holding company regulated and supervised by the Federal Reserve Board under the HOLA. Prior to the completion of the Transactions, OceanFirst Bank intends to convert from a federal savings association into a national banking association, and OceanFirst intends to cease being a savings and loan holding company and become a bank holding company. OceanFirst Bank’s conversion to a national banking association is subject to approval of the OCC, and OceanFirst becoming a bank holding company is subject to approval of the Federal Reserve Board. As a bank holding company, OceanFirst would be regulated and supervised by the Federal Reserve Board under the BHCA.

The transactions contemplated by the merger agreement, including OceanFirst becoming a bank holding company, require prior approval of the Federal Reserve Board under the BHCA. In evaluating an application for such approval, the Federal Reserve Board takes into consideration a number of factors, including (i) the competitive impact of the proposal in the relevant geographic markets, (ii) financial, managerial and other supervisory considerations, including financial condition, future prospects, capital positions, managerial resources, and compliance with applicable banking, consumer protection, and anti-money laundering laws, (iii) convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the companies under the CRA, (iv) effectiveness of the companies and the depository institutions concerned in combating money laundering activities, (v) availability of information needed to determine and enforce compliance with the BHCA and other applicable federal banking laws and (vi) extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. The Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Office of the Comptroller of the Currency

OceanFirst Bank is an insured depository institution regulated and supervised by the OCC. The merger of Sun National Bank with and into OceanFirst Bank requires prior approval of the OCC under the Bank Merger Act. In evaluating an application for such approval, the OCC takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the bank parties to the bank merger or integrated mergers both on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the bank merger or integrated mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. In addition, subject to approval from the OCC, prior to the completion of the Transactions, OceanFirst Bank intends to convert from a federal savings association into a national banking association. In evaluating an application for conversion to a national banking association by another financial institution, the OCC will assess, among other things, whether the institution can operate safely and soundly as a national banking association in compliance with applicable laws, regulations, and policies.

Additional Regulatory Approvals and Notices

OceanFirst and Sun believe that the Transactions do not raise substantial antitrust or other significant regulatory concerns and that the parties to the Transactions will be able to obtain all requisite regulatory approvals. However, neither OceanFirst nor Sun can assure you that all of the regulatory approvals described above will be obtained and, if obtained, OceanFirst and Sun cannot assure you as to the timing of any such approvals, their ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially burdensome regulatory condition.

Neither OceanFirst nor Sun is aware of any material governmental approvals or actions that are required for completion of the Transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Related to the Transactions

On July 18, 2017, three purported Sun shareholders filed putative shareholder class action lawsuits against Sun, the members of the Sun board, OceanFirst and Merger Sub in the Superior Court of New Jersey, Burlington County, Chancery Division, captioned Bruce Oswald v. Sun Bancorp, Inc., et al., Docket No. C 000070 17; Robert Rumsey v. Sun Bancorp, Inc., et al., Docket No. C 000071 17; and Paul D. Chetcuti v. Sun Bancorp, Inc., et al., Docket No. C 000072 17. The actions generally allege that members of the Sun board breached their fiduciary duties by approving the merger agreement because the transaction is procedurally flawed and financially inadequate. Plaintiffs further allege that OceanFirst and Merger Sub aided and abetted such alleged breaches. The actions seek to enjoin the Transactions, as well as unspecified money damages, costs and attorneys’ fees and expense. On July 31, 2017, the plaintiffs in such class action lawsuits filed a motion to consolidate all three actions, and for the appointment of interim lead counsel. On August 28, 2017, the court granted the motion to consolidate, consolidating all three actions under the caption In re Sun Bancorp, Inc. Consolidated Stockholder Litigation, Docket No. C-70-17. Plaintiffs’ motion for the appointment of interim lead counsel was denied without prejudice. On August 28, 2017, the Consolidated Action was transferred to the Honorable John E. Harrington, P.J. Civ. as Burlington County’s designated Complex Business Litigation Judge. On September 11, 2017, plaintiffs filed an Amended Class Action Complaint in the Consolidated Action, which also alleges that the Sun board breached their fiduciary duties in failing to disclose material information about the transaction. Also on September 11, 2017, plaintiffs filed a motion for expedited discovery and a supporting memorandum of law.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the integrated mergers.

Structure of the Transactions

The Integrated Mergers and the Bank Merger

Each of the OceanFirst board and the Sun board has unanimously approved the merger agreement. The merger agreement provides for (i) the merger of Merger Sub with and into Sun, with Sun continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, Sun will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, Sun National Bank will merge with and into OceanFirst Bank, a wholly owned bank subsidiary of OceanFirst, with OceanFirst Bank continuing as the surviving bank in the bank merger.

Merger Consideration

On the terms and subject to the conditions of the merger agreement, at the effective time, each share of Sun common stock issued and outstanding immediately prior to the completion of the first-step merger, except for specified shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive, at the election of the Sun shareholders, either the cash consideration or the stock consideration, subject to the allocation and proration procedures of the merger agreement, in each case, as described in more detail below.

Cash Consideration

The merger agreement provides that each share of Sun common stock for which a valid cash election has been made will be converted into the right to receive, subject to the allocation and proration provisions of the merger agreement, an amount in cash equal to the sum of (i) $3.78 plus (ii) the product of 0.7884 multiplied by the OceanFirst share closing price. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

Stock Consideration

The merger agreement provides that each share of Sun common stock for which a valid stock election has been made will be converted into the right to receive, subject to the allocation and proration provisions of the merger agreement, a number of shares of OceanFirst common stock equal to the exchange ratio, which is calculated as the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price. Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement.

If the outstanding shares of OceanFirst common stock or Sun common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Sun common stock the same economic effect as contemplated by the merger agreement prior to such event.

OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Instead, any Sun shareholder who otherwise would have been entitled to receive a fraction of a share of OceanFirst common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of OceanFirst common stock which the holder would otherwise be entitled to receive by (ii) OceanFirst share closing price.

Non-Election Shares

The merger agreement provides that each share of Sun common stock (other than shares for which a valid election of either cash consideration or stock consideration has been effectively made and not revoked, in each case, pursuant to the election procedures of the merger agreement, as described below) will be treated as a “non-election share” and will, at the effective time, be converted into the right to receive such stock consideration or cash consideration as determined in accordance with the proration and allocation provisions of the merger agreement, as described below. That is, if a Sun shareholder does not make a proper election in accordance with the terms of the merger agreement, then such election will be deemed to be not in effect and the shares of Sun common stock covered by such invalid election will, for purposes of the merger agreement, be deemed non-election shares unless a proper election is subsequently made within the election period, as described below. None of OceanFirst, Sun or the exchange agent are or will be under any duty to notify any Sun shareholder of any defective election.

Proration and Allocation of Merger Consideration

The total number of shares of Sun common stock to be entitled to receive the cash consideration will be equal to the quotient of (i) the cash component divided by (ii) the per share cash consideration, which is equal to the sum, rounded to the nearest one-tenth of a cent, of (A) $3.78 plus (B) the product, rounded to the nearest one-tenth of a cent, of 0.7884 multiplied by the OceanFirst share closing price (we refer to this quotient as the “cash conversion number”). All other shares of Sun common stock (excluding certain shares of Sun common stock owned by Sun or OceanFirst or any of their respective subsidiaries) will be converted into the right to receive the stock consideration.

Promptly after the effective time, and in no event later than five business days thereafter, OceanFirst will cause the exchange agent to effect the allocation among holders of Sun common stock of right to receive the cash consideration and the stock consideration, as described below:

Oversubscription of Cash Consideration:

Shares of OceanFirst common stock may be issued to Sun shareholders who make cash elections if the aggregate number of shares of Sun common stock with respect to which a cash election has been made exceeds the cash conversion number. If the cash consideration is oversubscribed, then:

•	All stock election shares and all non-election shares will be converted into the right to receive the stock consideration; and

•	A Sun shareholder who made a cash election will have the right to receive (a) the cash consideration for a number of shares of Sun common stock equal to the product obtained by multiplying (i) the number of shares of Sun common stock for which such holder has made a cash election by (ii) a fraction, the numerator of which is the cash conversion number and the denominator of which is the aggregate number of shares of Sun common stock with respect to which a cash election has been made and (b) the stock consideration for the remaining shares of Sun common stock for which the Sun shareholder made a cash election.

Undersubscription of Cash Consideration:

Cash may be issued to Sun shareholders who make stock elections and/or to non-election shares if the number of cash election shares is less than the cash conversion number (we refer to the amount by which the number of cash election shares is less than the cash conversion number as the “shortfall number”). If the cash consideration is undersubscribed, then all cash election shares will be converted into the right to receive the cash consideration. Sun shareholders who make a stock election, as well as non-election shares, will have the right to receive cash and/or shares of OceanFirst common stock based in part on whether the shortfall number is less or greater than the number of non-election shares, as described below.

•	If the shortfall number is less than or equal to the number of non-election shares, then (a) all stock election shares will be converted into the right to receive the stock consideration and (b) the non-election shares will be converted into the right to receive (i) the cash consideration for the number of non-election shares equal to the product obtained by multiplying (A) the number of non-election shares held by such holder by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the aggregate number of non-election shares and (ii) the stock consideration for the remaining number of such holder’s non-election shares.

•	If the shortfall number exceeds the number of non-election shares, then (a) all non-election shares will be converted into the right to receive the cash consideration and (b) stock election shares will be converted into the right to receive (i) the cash consideration in respect of that number of stock election shares equal to the product obtained by multiplying (A) the number of stock election shares held by such holder by (B) a fraction, the numerator of which is the amount by which the shortfall number exceeds the aggregate number of non-election shares, and the denominator of which is the aggregate number of shares of Sun common stock with respect to which a stock election has been made and (ii) the stock consideration for the remaining number of such holder’s stock election shares.

Election Procedures; Exchange of Shares

Election Procedures

Each Sun shareholder of record may specify (i) the number of shares of Sun common stock owned by such holder with respect to which such Sun shareholder desires to make a stock election and (ii) the number of shares of Sun common stock owned by such holder with respect to which such Sun shareholder desires to make a cash election. At any time during the election period (as described in more detail below), each Sun shareholder may change or revoke such Sun shareholder’s election by written notice to the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election.

Additionally, each Sun shareholder may, at any time during the election period, revoke his, her or its election by written notice received by the exchange agent prior to the election deadline or by withdrawal prior to the election deadline of his, her or its old certificates, or of the guarantee of delivery of such old certificates, previously deposited with the exchange agent. All elections will be automatically deemed revoked upon receipt by the exchange agent of written notification from the parties that the merger agreement has been terminated in accordance with the terms thereof.

Under the merger agreement, OceanFirst has agreed to prepare an election form reasonably acceptable to Sun, including appropriate and customary transmittal materials, so as to permit Sun shareholders of record to exercise their right to make an election. OceanFirst will initially make available and mail the form of election not less than twenty business days prior to the anticipated election deadline to Sun shareholders of record as of the business day prior to such mailing date. Following such mailing date, OceanFirst will use all reasonable efforts to make available as promptly as possible a form of election to any Sun shareholder who requests such form of election prior to the election deadline. The election deadline is expected to be 5:00 p.m. local time (determined as the city in which the principal office of the exchange agent is located) on the date OceanFirst and Sun agree is as near as practicable to two business days before the closing date.

Any election will have been made properly only if the exchange agent receives a duly completed and signed election form (including duly executed transmittal materials included in the form of election) during the election period. In order for an election form to be duly delivered to the exchange agent during the election period, the election form must be accompanied by any old certificates representing all certificated shares to which such form of election relates or by an appropriate customary guarantee of delivery of such old certificates, as set forth in such form of election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.

Sun and OceanFirst have agreed to cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the election deadline not more than fifteen business days before, and at least five business days prior to, the election deadline.

Subject to the terms of the merger agreement and the form of election, OceanFirst, in the exercise of its reasonable, good faith discretion, has the right to make all determinations, not inconsistent with the terms of the merger agreement, governing (i) the validity of the forms of election and compliance by any holder with the election procedures set forth therein, (ii) the method of issuance and delivery of new certificates representing the whole number of shares of OceanFirst common stock into which shares of Sun common stock are converted in the merger and (iii) the method of payment of cash for shares of Sun common stock converted into the right to receive the cash consideration and cash in lieu of fractional shares of OceanFirst common stock.

Letter of Transmittal

As promptly as practicable after the effective time, and in no event later than five business days thereafter, the exchange agent will mail or otherwise deliver to each holder of record of shares of Sun common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration a letter of transmittal and instructions on how to surrender shares of Sun common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Sun common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by OceanFirst, the posting of a bond in an amount as OceanFirst may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Following completion of the first-step merger, there will be no further transfers on the stock transfer books of Sun of shares of Sun common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing shares of Sun common stock are presented for transfer to the exchange agent, they will be cancelled and exchanged for the merger consideration and cash in lieu of fractional shares and dividends or distributions to which the holder presenting such old certificates is entitled.

Withholding

OceanFirst and the exchange agent will be entitled to deduct and withhold from the merger consideration any cash in lieu of fractional shares of OceanFirst common stock, cash dividends or distributions payable or any other cash amount payable under the merger agreement to any person the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to OceanFirst common stock will be paid to the holder of any unsurrendered certificates of Sun common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions, without any interest thereon, which previously become payable after the closing date with respect to the stock consideration which the shares of Sun common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Treatment of Sun Equity-Based Awards

Restricted Stock and Restricted Stock Units

At the effective time, each restricted stock award in respect of shares of Sun common stock granted under any Sun equity plan that is outstanding immediately prior to the effective time will become fully vested and the restrictions thereon will lapse, and each holder of such restricted stock award will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such award, subject to the allocation and proration provisions of the merger agreement.

At the effective time, each restricted stock unit award in respect of shares of Sun common stock granted under any Sun equity plan that is outstanding immediately prior to the effective time will be cancelled in full, and each holder of such restricted stock unit award will be entitled to receive the merger consideration and will have the right to elect to receive the cash consideration or the stock consideration with respect to each share of Sun common stock held subject to such award, subject to the allocation and proration provisions of the merger agreement.

Stock Options

Also at the effective time, all outstanding and unexercised options granted under any Sun equity plan to purchase Sun common stock will be converted into options to purchase a number of shares of OceanFirst common stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Sun common stock subject to such Sun stock option immediately prior to the effective time by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the per share exercise price for each share of Sun common stock subject to such Sun stock option by (b) the exchange ratio.

Governance Matters after the Transactions

Upon the consummation of the integrated mergers, the certificate of incorporation and bylaws of OceanFirst in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the combined company after completion of the integrated mergers, until thereafter amended in accordance with applicable law and the terms of such documents.

Effective as of the effective time, OceanFirst has agreed to (i) increase the size of the OceanFirst board to fourteen members and, in its capacity as the sole shareholder of OceanFirst Bank, take such actions as may be necessary to increase the size of the OceanFirst Bank board to fourteen members and (ii) appoint two current members of the Sun board, to be selected by the Leadership Committee of OceanFirst in consultation with the OceanFirst board and the Sun board, to the OceanFirst board and the OceanFirst Bank board, with each such appointee being appointed to a class of boards of OceanFirst and OceanFirst Bank to be selected by OceanFirst in its discretion (provided that such appointees will be allocated among the classes as evenly as possible). If, prior to the two year anniversary of the closing date, any such appointee resigns from such directorship, then the Leadership Committee of OceanFirst will be required to select a current member of the Sun board as a candidate to fill the vacancy created by such resignation and put forth such candidate for consideration by the OceanFirst board in accordance with the OceanFirst bylaws.

Closing and Effective Time

The integrated mergers will be completed only if all conditions to the integrated mergers set forth in the merger agreement (as discussed in this joint proxy statement/prospectus) are either satisfied or waived. See the section of this joint proxy statement/prospectus entitled “— Conditions to Complete the Integrated Mergers.”

The first-step merger will become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of New Jersey. The second-step merger will become effective as set forth in the certificate of mergers to be filed with the Delaware Secretary of State and New Jersey Secretary of State. Subject to the immediately following sentence, OceanFirst and Sun have agreed that the closing of the integrated mergers will take place at 10:00 a.m., New York City time, on the first business day that is both (i) the last business day of a month or, if the closing is anticipated to occur in January, the first business day of the month of January solely to the extent that the parties are able to, on such date and at or prior to 9:00 a.m., New York City time, submit and confirm acceptance of the filing of the first-step merger certificate with the New Jersey Secretary of State and the second-step merger certificate with the Delaware Secretary of State and (ii) no earlier than the third business day after the date on which the conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date or time is agreed to in writing by OceanFirst and Sun. However, OceanFirst and Sun have also agreed that the closing will not occur prior to January 1, 2018 unless otherwise agreed to in writing by OceanFirst and Sun. OceanFirst and Sun currently expect to complete the Transactions early in the first quarter of 2018. However, neither OceanFirst nor Sun can assure you of when, or if, the Transactions will be completed. The completion of the integrated mergers is subject to the fulfillment of customary closing conditions, including the approval by the OceanFirst stockholders of the OceanFirst share issuance proposal, the approval by the Sun shareholders of the Sun merger proposal and the receipt of all required regulatory approvals.

Representations and Warranties

The representations, warranties and covenants described below, and elsewhere in this joint proxy statement/prospectus, and included in the merger agreement were made by OceanFirst and Sun for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations, warranties and covenants may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between OceanFirst and Sun rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by OceanFirst or Sun. Therefore, you should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of OceanFirst, Sun or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146. OceanFirst and Sun will provide additional disclosure in their respective public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.

The merger agreement contains customary representations and warranties of each of OceanFirst and Sun relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Sun relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefits matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	opinion from its financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan matters; and

•	insurance matters.

The merger agreement contains representations and warranties made by OceanFirst relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	certain legal proceedings;

•	tax matters;

•	employee and employee benefits matters;

•	SEC reports;

•	compliance with applicable laws;

•	absence of agreements with regulatory authorities;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	opinion from its financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents; and

•	availability of sufficient funds to pay the cash consideration.

Certain representations and warranties of OceanFirst and Sun are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect,” when used in reference to either Sun, OceanFirst or the combined company, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of clause (i), a Material Adverse Effect will not be deemed to include the impact of (a) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles (which we refer to as “GAAP”) or applicable regulatory accounting requirements, (b) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (c) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally or (d) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; except, with respect to subclauses (a), (b) and (c), to the extent that the effects of such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

Sun has agreed that, prior to the effective time or earlier termination of the merger agreement in accordance with its terms, subject to specified exceptions, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships and take no action that would reasonably be expected to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time or earlier termination of the merger agreement in accordance with its terms, subject to specified exceptions, Sun may not, and may not permit any of its subsidiaries to, without the prior written consent of OceanFirst, which, consent cannot be unreasonably withheld, conditioned or delayed, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Sun or any of its wholly owned subsidiaries to Sun or any of its other subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than any subsidiary of Sun);

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) regular quarterly cash dividends by Sun at a rate not in excess of $0.01 per share of Sun common stock (except that if OceanFirst increases the rate of its regular quarterly dividends on OceanFirst common stock paid by it during any fiscal quarter after the date the merger agreement relative to that paid by it during the immediately preceding fiscal quarter, Sun will be permitted to increase the rate of dividends on Sun common stock paid by it during the same fiscal quarter by the same proportion (or if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), (ii) dividends paid by any of the subsidiaries of Sun to Sun or any of its wholly owned subsidiaries or (iii) the acceptance of shares of Sun common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with the applicable Sun equity plan and the applicable award agreements);

•	except as required under applicable law or the terms of any Sun benefit plan existing as of the date of the merger agreement, grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding (including by issuing any shares of Sun common stock that are held as “treasury shares” as of the date of the merger agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary of Sun, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

•	except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Sun;

•	terminate, materially amend or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Sun, or enter into certain material contracts other than in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, including as required under applicable law or the terms of any Sun benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director or independent contractor who is a natural person (or spouse or dependent of such individual), (ii) amend in any material manner (whether in writing or through the interpretation of) any Sun benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor who is a natural person (or spouse or dependent of such individual), except (a) for annual base salary or wage increases for employees (other than directors or executive officers) and corresponding increases in incentive opportunities in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, seven and one-half percent (7.5%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement, and (b) in connection with promotions that are permitted by the merger agreement to the extent appropriate to align the promoted employee’s compensation with that of similarly situated employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant, or accelerate the vesting of, any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, other than in the case of separation agreements entered into in the ordinary course of business consistent with past practice with respect to individuals whose employment or services are terminated consistent with the merger agreement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation opportunity is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee or independent contractor who is a natural person and has a target total annual compensation opportunity greater than $100,000 or (x) waive, release or limit any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation of any current or former employee or independent contractor who is a natural person of Sun or any of its subsidiaries;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and/or for consideration not in excess of $50,000 individually or $100,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Sun or any of its subsidiaries in respect thereof) and that would not impose any material restriction on the business of Sun or its subsidiaries or the combined company;

•	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend Sun’s certificate of incorporation, Sun bylaws or comparable governing or organizational document of any of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	materially restructure or materially change (i) its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise or (ii) the manner in which the portfolio is classified or reported, except, in the case of clause (ii), as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity, or purchase any security rated below investment grade;

•	take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the integrated mergers set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business, or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, deposit pricing, risk and asset liability management and other banking and operating policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided that (i) any loan or extension of credit (excluding renewals and modifications in the ordinary course of business; provided that Sun will provide OceanFirst with prior notice of any such renewals or modifications) that is not as of the date of the merger agreement approved and committed (a schedule of which approved and committed loans has been made available to OceanFirst) in excess of $12,500,000 will require the prior written approval of the Chief Credit Officer of OceanFirst or another officer designated by OceanFirst, which approval will be deemed to have been granted unless OceanFirst has rejected such request in writing within two business days after the loan package is delivered by Sun to the Chief Credit Officer of OceanFirst and (ii) Sun will provide, on a bi-weekly basis, OceanFirst with a schedule setting forth any loan or extension of credit in excess of $7,000,000 made by Sun or any of its subsidiaries during such period;

•	change in any material respect its hedging practices and policies, except as required by law or requested by a regulatory agency;

•	make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

•	make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any material tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the properties or assets of Sun or any of its subsidiaries; or

•	agree to take, make any commitment to take or adopt any resolutions of the Sun board or similar governing body in support of any of the foregoing.

OceanFirst has agreed that, prior to the effective time or earlier termination of the merger agreement in accordance with its terms, subject to specified exceptions, OceanFirst may not, and may not permit any of its subsidiaries to, without the prior written consent of Sun (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following actions:

•	amend OceanFirst’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the integrated mergers to the Sun shareholders or adversely affect the Sun shareholders relative to OceanFirst stockholders;

•	adjust, split, combine or reclassify any of OceanFirst’s capital stock;

•	make, declare or pay any extraordinary dividend on any OceanFirst’s capital stock;

•	incur any indebtedness for borrowed money that would reasonably be expected to prevent OceanFirst or its subsidiaries from assuming Sun’s or its subsidiaries’ outstanding indebtedness; provided that this will not limit or restrict the ability of OceanFirst or any of its subsidiaries to issue any subordinated debt securities;

•	take any action that is intended to result in any of OceanFirst’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the integrated mergers set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, in excess of $5,000,000, other than in any wholly owned subsidiary of OceanFirst, and except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed;

•	merge or consolidate itself or any of its subsidiaries with any other person (i) where it or its subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed, or restructure or reorganize in any material manner or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of OceanFirst or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of the OceanFirst board or similar governing body in support of, any of the foregoing.

Regulatory Matters

OceanFirst and Sun have agreed to use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all requisite regulatory approvals and other permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. OceanFirst and Sun have also agreed to respond as promptly as reasonably practicable to the requests of governmental entities for documents and information. Each of OceanFirst and Sun have agreed in the merger agreement to provide the other with copies of any applications and correspondence (other than any applications filed and correspondence made on behalf of OceanFirst in connection with the contemplated conversion of OceanFirst Bank into a national banking association and the related change of OceanFirst becoming a bank holding company) relating to the regulatory approvals for the Transactions prior to filing such applications, and to provide such other party with a sufficient opportunity to comment, in each case, subject to certain exceptions for competitively sensitive information and proprietary information. However, in no event will OceanFirst or Sun be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to result in a materially burdensome regulatory condition. OceanFirst and Sun have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the Transactions, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

OceanFirst has agreed that, for the period commencing on the effective time and ending on the first anniversary of the effective time, OceanFirst will, or will cause the combined company to, provide to each employee of Sun or its subsidiaries who continues to be employed by OceanFirst or its subsidiaries immediately following the effective time, while employed by OceanFirst or its subsidiaries after the effective time (and thereafter in the case of compensation or benefits payable following a termination of employment), with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by Sun or any of its subsidiaries to such continuing employee as of immediately prior to the effective time, (ii) short- and long-term incentive compensation opportunities (excluding equity and equity-based compensation) that, in each case, are substantially comparable in the aggregate to the short- and long-term incentive compensation opportunities provided by Sun or any of its subsidiaries to such continuing employee as of immediately prior to the effective time and (iii) other compensation and employee benefits (other than severance benefits) that are substantially comparable in the aggregate to the other compensation and employee benefits provided by Sun or any of its subsidiaries to such continuing employee as of immediately prior to the effective time. In addition, OceanFirst has agreed to cause the combined company or one of its subsidiaries to provide to each continuing employee whose employment terminates during the 12-month period following the effective time with severance benefits equal to the greater of (A) the severance benefits for which such continuing employee was eligible as of immediately prior to the effective time and (B) the severance benefits for which employees of OceanFirst and its subsidiaries who are similarly situated to such continuing employee would be eligible under the severance plans or policies of OceanFirst or its affiliates, in each case, determined without taking into account any reduction after the effective time in the compensation paid to such continuing employee.

Under the merger agreement, OceanFirst has agreed to, effective as of the effective time, assume and honor all Sun benefit plans in accordance with their terms. OceanFirst has further acknowledged that a “change in control” within the meaning of the Sun benefit plans will occur at the effective time.

The merger agreement, with respect to the continuing employees, requires the combined company to:

•	use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any benefit plans of the combined company, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sun benefit plan;

•	provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a benefit plan sponsored by Sun to the same extent that such credit was given under the analogous Sun benefit plan prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plans of the combined company; and

•	recognize all service of such employees with Sun and its subsidiaries, for all purposes in any benefit plan of the combined company to the same extent that such service was taken into account under the analogous Sun benefit plan prior to the effective time, subject to certain limitations.

Unless OceanFirst requests otherwise in writing, effective prior to the closing, Sun will terminate the Sun 401(k) Plan. In connection with the termination of the Sun 401(k) Plan, plan participants would become vested in any accrued but unvested benefits under the Sun 401(k) Plan and would receive any unpaid employer matching contribution in respect of the year in which the effective time occurs. As soon as practicable following the effective time, OceanFirst will permit or cause its subsidiaries to permit the continuing employees to (i) roll over their account balances and outstanding loan balances, if any, under the Sun 401(k) Plan into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by OceanFirst or its subsidiaries and (ii) reinvest the proceeds of any holdings in a Sun company stock fund that were liquidated in connection with the effective time into a OceanFirst common stock fund. OceanFirst will take any and all actions reasonably necessary to permit each continuing employee with an outstanding loan balance under the Sun 401(k) Plan as of the effective time to continue to make scheduled loan payments to the Sun 401(k) Plan after it is terminated pending the distribution and rollover of the continuing employee’s account balance from the Sun 401(k) Plan to the OceanFirst retirement plan, such as to prevent a loan offset with respect to such outstanding loan.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement OceanFirst has agreed to, following the effective time, indemnify and hold harmless all present and former directors, officers and employees of Sun and its subsidiaries or fiduciaries of Sun or any of its subsidiaries under the Sun benefit plans against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of Sun or its subsidiaries or (ii) matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the consideration and approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement, in each case, to the same extent such persons are indemnified as of the date of the merger agreement by Sun pursuant to Sun’s certificate of incorporation, Sun’s bylaws or the governing or organizational documents of any subsidiary of Sun, and has also agreed to advance expenses to such persons to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by Sun pursuant to Sun’s certificate, Sun’s bylaws or the governing or organizational documents of any subsidiary of Sun, provided that, if requested by OceanFirst, such person provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the combined company to maintain, for a period of six years after the effective time, Sun’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the effective time. However, the combined company is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by Sun for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the combined company will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Sun, in consultation with OceanFirst, may (and at the request of OceanFirst, Sun will use its reasonable best efforts to) obtain at or prior to the effective time a six year “tail” policy under Sun’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the premium cap. If a “tail policy” is purchased, the combined company is required to maintain in full force and effect and not cancel such policy. The obligations of the combined company, OceanFirst and Sun will not be terminated or modified in a manner so as to adversely affect any Sun indemnified party or any other person entitled to the benefit of indemnification without the prior written consent of the affected Sun indemnified party. If the combined company or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, the combined company is required to cause proper provision to be made so that the successors and assigns of the combined company will expressly assume the foregoing obligations.

Restructuring Efforts

In the absence of additional circumstances specified in the merger agreement and as described in “The Merger Agreement — Termination of the Merger Agreement,” neither OceanFirst nor Sun is permitted to terminate the merger agreement based on the failure of either such party to obtain the required vote of its stockholders. Instead, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (except that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Sun as provided for in the merger agreement, in a manner adverse to such party or its shareholders or adversely affect the tax treatment of the integrated mergers with respect to the Sun shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective stockholders for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of OceanFirst common stock to be issued in the first-step merger, access to information of Sun, the permissibility of representatives of OceanFirst and OceanFirst Bank’s attendance of Sun board meetings and certain committee meetings following the receipt of the requisite regulatory approvals (subject to certain confidentiality restrictions), exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, access to information on certain of Sun’s originating lenders, the assumption of Sun’s outstanding indebtedness and restrictions on OceanFirst controlling Sun prior to the effective time.

Stockholder Meetings and Recommendation of the Boards of Directors of Sun and OceanFirst

Sun has agreed to hold a meeting of its shareholders, and OceanFirst has agreed to hold a meeting of its stockholders, for the purpose of obtaining the requisite Sun shareholder approval of the merger agreement, in the case of Sun shareholders, and the requisite OceanFirst stockholder approval of the OceanFirst share issuance, in the case of OceanFirst stockholders, in each case, as soon as reasonably practicable after this joint proxy statement/prospectus is declared effective. Sun has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby, and OceanFirst has made similar covenants with respect to the OceanFirst share issuance. However, if the OceanFirst board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the OceanFirst share issuance, then OceanFirst may (but will not be required to) withhold, withdraw or modify in a manner adverse to Sun or submit the OceanFirst share issuance to its stockholders without a recommendation (which we refer to as an “OceanFirst adverse recommendation change”) and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law; provided, that the OceanFirst board may not take any such action unless (i) OceanFirst gives Sun at least three business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action; (ii) at the end of such notice period, the OceanFirst board takes into account any amendment or modification to the merger agreement proposed by Sun (it being understood that Sun will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. If the Sun board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) withhold, withdraw or modify in a manner adverse to OceanFirst or submit the merger agreement to its shareholders without recommendation (which we refer to as a “Sun adverse recommendation change”) and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law; provided that the Sun board may not take any such actions unless (i) if such action is taken in response to an acquisition proposal (as such term is defined below in “The Merger Agreement — Agreement Not to Solicit Other Offers”), such acquisition proposal did not result from a breach by Sun of its obligations relating to the non-solicitation of acquisition proposals and such acquisition proposal constitutes a superior proposal (as such term is defined below in “The Merger Agreement — Agreement Not to Solicit Other Offers”) and (ii) Sun gives OceanFirst at least three business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including, if such action is taken in response to an acquisition proposal, its basis for determining that such acquisition proposal, constitutes a superior proposal (including the latest material terms and conditions of, and the identity of the third-party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other events or circumstances)); and (iii) at the end of such notice period, the Sun board takes into account any amendment or modification to the merger agreement proposed by OceanFirst (it being understood that OceanFirst will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement (and, if such action is taken in response to an acquisition proposal, that such acquisition proposal is a superior proposal). Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, each of OceanFirst and Sun has agreed to adjourn or postpone the OceanFirst special meeting or the Sun special meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of OceanFirst common stock or Sun common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Sun or OceanFirst, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Sun shareholder approval or the requisite OceanFirst stockholder approval. However, OceanFirst will not be required to adjourn or postpone the OceanFirst special meeting in the case of an OceanFirst adverse recommendation change that it is permitted to make under the merger agreement, as described in the previous paragraph. Similarly, Sun will not be required to adjourn or postpone the Sun special meeting in the case of a Sun adverse recommendation change that it is permitted to make under the merger agreement, as described in the previous paragraph. Additionally, OceanFirst and Sun will only be required to adjourn or postpone the OceanFirst special meeting or the Sun special meeting, as applicable, two times.

Agreement Not to Solicit Other Offers

Sun has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal except, for purposes of this clause (iii), to notify such person of the existence of these non-solicit provisions of the merger agreement. However, for purposes of the above clause (iii), if Sun receives an unsolicited bona fide written acquisition proposal prior to the date of receipt of the requisite Sun shareholder approval and such proposal did not result from a breach of Sun’s non-solicitation obligations under the merger agreement, Sun may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that the Sun board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information or data or participating in any discussions, in each case, Sun provides such information or data to OceanFirst and enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between OceanFirst and Sun, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Sun.

Sun has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than OceanFirst, with respect to any acquisition proposal. In addition, Sun has agreed to use its reasonable best efforts, subject to applicable law, to (a) enforce any confidentiality, standstill or similar agreement relating to an acquisition proposal and (b) within ten business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person (other than OceanFirst) pursuant to such confidentiality, standstill or similar agreement. Promptly (and in any event within 24 hours) following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, Sun will advise OceanFirst of such acquisition proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and copies of any written acquisition proposal and written summaries of any material oral communications relating to an acquisition proposal), and will keep OceanFirst apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in: (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Sun and its subsidiaries or 25% or more of any class of equity or voting securities of Sun or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sun; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of Sun or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sun; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Sun (or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sun).

For purposes of the merger agreement, a “superior proposal” means any bona fide written offer or proposal made by a third party for an acquisition proposal that the Sun board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors): (A) would, if consummated, result in the acquisition of substantially all, but not less than substantially all, of the issued and outstanding shares of Sun common stock or all or substantially all of the assets of Sun; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Sun common stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of Sun pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of Sun than the integrated mergers and the transactions contemplated by the merger agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

None of the foregoing obligations or restrictions, or any other provision in the merger agreement, require Sun or the Sun board to not comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.

Conditions to Complete the Integrated Mergers

OceanFirst’s and Sun’s respective obligations to complete the integrated mergers are subject to the satisfaction or waiver of the following customary closing conditions:

•	the approval of the merger agreement by the Sun shareholders and the approval of the OceanFirst share issuance by the OceanFirst stockholders;

•	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the OceanFirst common stock to be issued pursuant to the merger agreement;

•	the receipt of requisite regulatory approvals or waivers, including from the Federal Reserve Board and the OCC, and the expiration of all statutory waiting periods in respect thereof, without any such requisite regulatory approval including or containing, or resulting in the imposition of, a materially burdensome regulatory condition;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, with respect to the OceanFirst common stock to be issued upon the consummation of the first-step merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the integrated mergers or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the integrated mergers;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties will be so true and correct as of such earlier date) as of the date on which the first-step merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the integrated mergers are completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	delivery by Sun to OceanFirst of a duly executed certificate stating that Sun is not, and has not been during the relevant period, a “United States real property holding corporation.”

Neither Sun nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived or that the integrated mergers will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time in the following circumstances:

•	by mutual written consent, if the OceanFirst board and the Sun board so determine;

•	by the OceanFirst board or the Sun board, if (i) any governmental entity denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently prohibiting or making illegal the Transactions, unless the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Sun board, if the integrated mergers have not been consummated on or before the termination date, which is the one year anniversary of the date of the merger agreement, unless the failure of the integrated mergers to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•	by the OceanFirst board or the Sun board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if the other party breaches any of its obligations or any of its representations and warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement which either individually or in the aggregate with all other breaches by such party would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within forty-five days following written notice to the party committing such breach, or such breach cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by the Sun board, prior to the time that the OceanFirst share issuance proposal is approved, if the OceanFirst board (i) fails to recommend in this joint proxy statement/prospectus that the OceanFirst stockholders approve the OceanFirst share issuance, or takes certain adverse actions with respect to such recommendation or (ii) materially breaches certain obligations with respect to calling a meeting of its stockholders and recommending that they approve the OceanFirst share issuance; or

•	by the OceanFirst board, prior to the time that the Sun merger proposal is approved, if the Sun board (i) fails to recommend in this joint proxy statement/prospectus that the Sun shareholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Sun common stock (other than by OceanFirst or an affiliate of OceanFirst), within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, (iii) recommends or endorses an acquisition proposal or (iv) materially breaches certain obligations with respect to acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement.

If Sun or OceanFirst desires to exercise its termination right as described above, the terminating party must notify the non-terminating party in writing and specify in that notice the provision or provisions of the merger agreement pursuant to which such termination is effected.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of OceanFirst and Sun will remain liable for any liabilities or damages arising out of its fraud or knowing, intentional and material breach of any provision of the merger agreement (which, in the case of Sun, will include the loss to the holders of Sun common stock of the economic benefits of the integrated mergers, including the loss of the premium offered to the Sun shareholders) and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been made known to senior management or the Sun board or has been made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Sun, (ii) (A) thereafter the merger agreement is terminated by either OceanFirst or Sun because the integrated mergers have not been completed prior to the termination date, and without the requisite Sun shareholder vote having been obtained or (B) thereafter the merger agreement is terminated by OceanFirst based on a knowing and material breach of the merger agreement by Sun occurring after the date of the acquisition proposal that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within 12 months after the date of such termination, Sun enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Sun has agreed to, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay OceanFirst, by wire transfer of same day funds, a $17,045,000 termination fee; provided, that for the purposes of clause (iii), all references in the definition of acquisition proposal to “25%” will instead refer to “50%” and clause (C) of the definition of acquisition proposal will be deemed followed by “as a result of which holders of Sun common stock immediately prior to such transaction cease to own at least 50% of the common stock of the surviving or resulting company (or its ultimate parent) immediately after such transaction.”

In the event that the merger agreement is terminated by OceanFirst based on the Sun board having (i) failed to recommend in this joint proxy statement/prospectus that the Sun shareholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Sun common stock (other than by OceanFirst or an affiliate of OceanFirst), within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, (iii) recommended or endorsed an acquisition proposal or (iv) materially breached certain obligations with respect to acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement, then Sun has agreed to pay OceanFirst, by wire transfer of same day funds, a $17,045,000 termination fee on the date of termination. If Sun is required to pay the termination fee in accordance with the preceding sentence, without limiting the right of any party to recover liabilities or damages and without limiting the rights of OceanFirst to interest on overdue payment of the termination fee, to reimbursement of costs and expenses in relation to filing suit to recover the termination fee and to file suit for cause of fraud or a knowing, intentional and material breach, the maximum aggregate amount of fees payable by Sun will be the termination fee equal to $17,045,000. In no event will Sun be required to pay the termination fee on more than one occasion.

In the event that the merger agreement is terminated by Sun based on the OceanFirst board having (i) failed to recommend in this joint proxy statement/prospectus that the Sun shareholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, or (ii) materially breached certain obligations with respect to acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, OceanFirst has agreed to pay Sun, by wire transfer of same day funds on the date of termination, a $17,045,000 termination fee. If OceanFirst is required to pay the termination fee in accordance with the preceding sentence, without limiting the right of any party to recover liabilities or damages and without limiting the rights of Sun to interest on overdue payment of the termination fee, to reimbursement of costs and expenses in relation to filing suit to recover the termination fee and to file suit for cause of fraud or a knowing, intentional and material breach, the maximum aggregate amount of fees payable by OceanFirst will be the termination fee equal to $17,045,000. In no event will OceanFirst be required to pay the termination fee on more than one occasion.

If the $17,045,000 termination fee is paid by OceanFirst or Sun, the parties have agreed that the termination fee will constitute liquidated damages and not a penalty, and, except in the cause of fraud or a knowing, intentional and material breach, will be the sole monetary remedy of OceanFirst or Sun, as applicable, in the event of a termination of the merger agreement as specified in this section of the registration statement.

Expenses and Fees

Except as expressly provided in the merger agreement (including the provisions relating to the entitlement of each of OceanFirst and Sun to a termination fee under certain circumstances), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the integrated mergers will be borne equally by OceanFirst and Sun.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with integrated mergers by the Sun shareholders and the OceanFirst stockholders, provided that after approval of the merger agreement by the Sun shareholders or the approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders, there may not be, without further approval of such shareholders or stockholders, as applicable, any amendment of the merger agreement that requires further approval under applicable law. The merger agreement may not be amended, modified or supplemented in any matter except by an instrument in writing signed on behalf of each of Sun and OceanFirst.

At any time prior to the effective time, Sun and OceanFirst may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, provided that after approval of the merger agreement by the Sun shareholders or the approval of the issuance of shares of OceanFirst common stock in connection with the first-step merger by the OceanFirst stockholders, there may not be, without further approval of such shareholders or stockholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

THE SUN VOTING AND SUPPORT AGREEMENTS

The following description of the Sun voting and support agreement is subject to, and qualified in its entirety by reference to, the express terms of the Sun voting and support agreements, forms of which are attached to this joint proxy statement/prospectus as Annex B and Annex C and are incorporated by reference into this joint proxy statement/prospectus.

Simultaneously with the execution of the merger agreement, members of the Brown family (including certain directors of Sun) entered into separate voting and support agreements with OceanFirst. In addition, simultaneously with the execution of the merger agreement, WLR entered into a voting and support agreement with OceanFirst. Neither Sun nor Sun National Bank is a party to these agreements. As of the Sun record date, the Sun supporting shareholders beneficially owned and were entitled to vote, in the aggregate, 7,351,065 shares of the Sun common stock (approximately 39% of the outstanding shares of Sun common stock). Under these voting and support agreements, each such Sun supporting shareholder has agreed among other things, to vote all shares of Sun common stock that such Sun supporting shareholder owns of record or beneficially, and that such Sun supporting shareholder subsequently acquires, in favor of the approval of the merger agreement and the approval of the first-step merger and the other transactions contemplated by the merger agreement. Each Sun supporting shareholder has also agreed to vote against (i) any acquisition proposal made in opposition to or otherwise in competition or inconsistent with the first-step merger or the transactions contemplated by the merger agreement, (ii) any agreement, amendment of any agreement (including the Sun articles of incorporation and bylaws) or any other action that is intended or would reasonably be expected to prevent, impede or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the merger agreement and (iii) any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Sun in the merger agreement.

Each Sun supporting shareholder who executed a voting and support agreement agreed, in such Sun supporting shareholder’s capacity as a Sun shareholder, not to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) provide or cause to be provided any nonpublic information or data relating to Sun in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed acquisition proposal (except to disclose the existence of these restrictions), (iii) engage in any discussions or negotiations concerning an acquisition proposal (provided that such Sun supporting shareholder may refer any such person or entity to these restrictions) or otherwise take any action to encourage or knowingly facilitate any effort or attempt to make or implement an acquisition proposal, (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any acquisition proposal, (v) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the first-step merger in accordance with the terms of the merger agreement, (vi) initiate a shareholders’ vote or action by consent of Sun’s shareholders with respect to an acquisition proposal, (vii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Sun that takes any action in support of an acquisition proposal, or (viii) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal. Certain voting and support agreements provide that, with respect to each Sun supporting shareholder that is a director of Sun, the covenants described in this paragraph will not limit the ability of such Sun director, in such Sun director’s capacity as such, from taking any action to the extent such action is consistent with the director’s obligations under the merger agreement with respect to acquisition proposals or calling a meeting of its shareholders and recommending that they approve the merger agreement.

In addition, under the voting and support agreements, the Sun supporting shareholders have agreed that: (a) effective as of the effective time, certain securities purchase agreements between the applicable Sun supporting shareholders, on the one hand, and Sun, on the other hand, will be terminated and (b) if requested by the Federal Reserve Board, the applicable Sun supporting shareholder will submit customary passivity and anti-association commitments to the Federal Reserve Board in order to obtain the concurrence of the Federal Reserve Board that no such Sun supporting shareholder will control OceanFirst or OceanFirst Bank for purposes of HOLA or the BHCA.

ACCOUNTING TREATMENT

The integrated mergers will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Sun as of the effective date of the integrated mergers will be recorded at their respective fair values and added to those of OceanFirst. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of OceanFirst issued after the completion of the integrated mergers will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Sun before the integrated mergers.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS

The following is a discussion of the U.S. federal income tax consequences of the integrated mergers to “U.S. holders” (as defined below) of Sun common stock and is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of Sun common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations or other flow-through entities (and investors therein), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Sun common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Sun common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own five percent or more of Sun common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sun common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Sun common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Sun common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the integrated mergers to their specific circumstances.

It is a condition to the obligation of OceanFirst and Sun to complete the integrated mergers that they receive a written opinion from their counsel, dated the closing date of the integrated mergers, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Wachtell, Lipton, Rosen & Katz, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. These opinions of counsel will be given in reliance on facts and representations contained in representation letters provided by OceanFirst and Sun and on customary assumptions.

These opinions will not be binding on the Internal Revenue Service (the “IRS”) or any court. OceanFirst and Sun have not sought and will not seek any ruling from the IRS regarding any matters relating to the integrated mergers and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated mergers could be adversely affected.

The United States federal income tax consequences of the integrated mergers to U.S. holders of Sun common stock will depend on whether the U.S. holder receives cash, shares of OceanFirst common stock or a combination thereof in exchange for such U.S. holder’s Sun common stock. At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, the U.S. holder will not know whether, and to what extent, the proration rules of the merger agreement may alter the mix of consideration to be received. As a result, the tax consequences to U.S. holders will not be ascertainable with certainty until the precise amount of cash and shares of OceanFirst common stock that will be received by each U.S. holder in the integrated mergers has been determined.

Exchange of Shares of Sun Common Stock Solely for Shares of OceanFirst Common Stock

U.S. holders who exchange all of their shares of Sun common stock for OceanFirst common stock in the integrated mergers pursuant to the terms of the merger agreement will not recognize any gain or loss, except in respect of cash received in lieu of a fractional share. The U.S. holder’s aggregate adjusted tax basis in the shares of OceanFirst common stock received in the integrated mergers (including fractional shares deemed received and redeemed, as described below under “— Cash In Lieu of Fractional Shares”) will be equal to the U.S. holder’s aggregate adjusted tax basis in its shares of Sun common stock surrendered for the shares of OceanFirst common stock, and the holding period for the shares of OceanFirst common stock (including fractional shares deemed received and redeemed, as described below) will include the period during which the shares of Sun common stock were held.

Exchange of Shares of Sun Common Stock Solely for Cash

U.S. holders who exchange all of their shares of Sun common stock solely for cash in the integrated mergers pursuant to the terms of the merger agreement will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Sun common stock surrendered. Gain or loss must be calculated separately and the holding period must be determined separately for each block of shares of Sun common stock if blocks of Sun common stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for a particular block of Sun common stock exceeds one year on the closing date of the integrated mergers. Although the law in this area is unclear, if a U.S. holder actually or constructively owns OceanFirst common stock immediately after the integrated mergers, it is possible that the U.S. federal income tax consequences to that holder may be similar to the U.S. federal income tax consequences described below under “— Potential Treatment of Cash as a Dividend,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

Exchange of Shares of Sun Common Stock for a Combination of Cash and Shares of OceanFirst Common Stock

U.S. holders who exchange all of their shares of Sun common stock for a combination of shares of OceanFirst common stock and cash (excluding any cash received in lieu of a fractional share of OceanFirst common stock) in the integrated mergers pursuant to the terms of the merger agreement will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of such cash received in the integrated mergers and (ii) the U.S. holder’s gain realized (i.e., the excess, if any, of the sum of the amount of such cash and the fair market value, as of the closing date, of the shares of OceanFirst common stock received in the integrated mergers over the U.S. holder’s aggregate tax basis in its shares of Sun common stock surrendered in exchange therefor). Any recognized gain will be capital gain unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as described below under “— Potential Treatment of Cash as a Dividend”), in which case the gain will be treated as ordinary income to the extent of the U.S. holder’s ratable share of Sun’s accumulated earnings and profits, as calculated for United States federal income tax purposes. Capital gain will generally be long-term capital gain if the U.S. holder’s holding period for its Sun common stock exceeds one year as of the closing date of the integrated mergers.

U.S. holders must calculate the amount of gain or loss realized separately for each share of Sun common stock surrendered. U.S. holders of Sun common stock who acquired different blocks of Sun common stock at different times or for different prices should consult their tax advisors regarding the manner in which to allocate cash and OceanFirst common stock shares among different blocks of Sun common stock. A loss realized on one block of Sun common stock cannot be used to offset a realized gain that is recognized on another block of Sun common stock.

A U.S. holder’s aggregate tax basis in its shares of OceanFirst common stock received in the integrated mergers (including the basis allocable to any fractional share of OceanFirst common stock deemed received and redeemed, as described below under “— Cash In Lieu of Fractional Shares”) will be equal to the U.S. holder’s aggregate tax basis in the shares of Sun common stock surrendered in the integrated mergers, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of OceanFirst common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of any fractional share of OceanFirst common stock, as described below under “— Cash In Lieu of Fractional Shares”). A U.S. holder’s holding period for shares of OceanFirst common stock received in the integrated mergers will include the holding period for the block of Sun common stock surrendered in exchange therefor.

Potential Treatment of Cash as a Dividend.

If a U.S. holder receives cash in the integrated mergers pursuant to the terms of the merger agreement, any gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of Sun’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of OceanFirst. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its shares of Sun common stock solely for OceanFirst common stock and then OceanFirst immediately redeemed a portion of the OceanFirst common stock in exchange for the cash the U.S. holder actually received, which redemption we refer to in this joint proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding OceanFirst common stock) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding OceanFirst common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding OceanFirst common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of OceanFirst. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has at least a relatively minor reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the above tests, the U.S.

holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned.

As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

Cash In Lieu of Fractional Shares.

A U.S. holder that receives cash in lieu of a fractional share of OceanFirst common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Sun common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Sun common stock exceeds one year on the closing date of the integrated mergers.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the integrated mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF OCEANFIRST

The following is a brief description of the terms of the capital stock of OceanFirst. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the DGCL, federal law, OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. Copies of OceanFirst’s certificate of incorporation and amended and restated bylaws have been filed with the SEC and are also available upon request from OceanFirst. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

Authorized Capital Stock

OceanFirst’s authorized capital stock consists of 55,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

OceanFirst’s certificate of incorporation currently authorizes the issuance of up to 55,000,000 shares of common stock. As of the OceanFirst record date, there were (i) 32,562,477 shares of OceanFirst common stock issued and outstanding, including 162,023 shares of OceanFirst common stock issued in respect of outstanding awards of restricted OceanFirst common stock under OceanFirst equity plans (or in the former Cape equity plans or Ocean Shore equity plans that were assumed by OceanFirst in the Cape acquisition and the Ocean Shore acquisition, as applicable (which we refer to as the “Cape equity plans” and the “Ocean Shore equity plans,” respectively)), (ii) 1,004,295 shares of OceanFirst common stock held in treasury and (iii) 2,536,791 shares of OceanFirst common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of OceanFirst common stock granted under such OceanFirst equity plans, the Cape equity plans or the Ocean Shore equity plans.

OceanFirst common stock is currently listed for quotation on the NASDAQ under the symbol “OCFC.”

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

OceanFirst’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

The holders of OceanFirst common stock have exclusive voting rights in OceanFirst. They elect the OceanFirst board and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the OceanFirst board. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OceanFirst issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to the provision in OceanFirst’s certificate of incorporation limiting voting rights as described above.

Liquidation Rights

In the event of OceanFirst’s liquidation, dissolution or winding up, holders of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OceanFirst available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of OceanFirst Bank, OceanFirst, as the holder of 100% of OceanFirst Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of OceanFirst Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of OceanFirst Bank available for distribution.

Dividend Rights

Holders of OceanFirst common stock are entitled to receive ratably such dividends as may be declared by the OceanFirst board out of legally available funds. The ability of the OceanFirst board to declare and pay dividends on OceanFirst common stock is subject to the terms of applicable Delaware law and banking regulations. If OceanFirst issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. For more information regarding OceanFirst’s ability to pay dividends, see the sections of this joint proxy statement/prospectus entitled “The Transactions — Dividend Policy” beginning on page 84 and “Where You Can Find More Information” beginning on page 146. OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

Restrictions on Ownership

OceanFirst is currently a savings and loan holding company and therefore HOLA requires any “savings and loan holding company” (as defined in HOLA) to obtain the approval of the Federal Reserve Board before acquiring more than 5% of OceanFirst common stock. If OceanFirst ceases to be a savings and loan holding company and becomes a bank holding company, the BHCA would require any “bank holding company” (as defined in BHCA) to obtain prior approval of the Federal Reserve Board before acquiring more than 5% of OceanFirst common stock. Any person (other than a savings and loan holding company while OceanFirst is a savings and loan holding company or other than a bank holding company if OceanFirst becomes a bank holding company) is required to provide prior notice to the Federal Reserve Board before acquiring 10% or more of OceanFirst common stock under the Change in Bank Control Act of 1978, as amended. Any person (other than an individual) who (a) owns, controls or has the power to vote 25% or more of any class of OceanFirst’s voting securities; (b) has the ability to elect or appoint a majority of the OceanFirst board; or (c) otherwise has the ability to exercise a “controlling influence” over OceanFirst, is subject to regulation as a savings and loan holding company under HOLA (while OceanFirst is a savings and loan holding company) or as a bank holding company under BHCA (if OceanFirst becomes a bank holding company).

Preferred Stock

OceanFirst’s certificate of incorporation authorizes the OceanFirst board, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. OceanFirst’s certificate of incorporation further authorizes the OceanFirst board, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of the OceanFirst record date, there were no shares of OceanFirst preferred stock outstanding.

Preferred stock may be issued with preferences and designations as the OceanFirst board may from time to time determine. The OceanFirst board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of OceanFirst common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2017 presents the pro forma consolidated financial position of OceanFirst giving effect to the Transactions, assuming that the Transactions had become effective on June 30, 2017. The accompanying unaudited pro forma condensed combined income statement for the period ending June 30, 2017 presents the pro forma results of operations of OceanFirst giving effect to the Transactions, assuming that the Transactions became effective on January 1, 2017, and the accompanying unaudited pro forma condensed combined income statement for the period ending December 31, 2016 presents the pro forma results of operations of OceanFirst giving effect to each of the OceanFirst business combinations (with separate columns to present the pro forma effect of the Transactions, the Ocean Shore acquisition and the Cape acquisition) assuming that each OceanFirst business combination became effective on January 1, 2016. These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the following historical financial statements, after giving effect to the applicable OceanFirst business combination, and the adjustments described in the following footnotes, and are intended to reflect the impact of the applicable OceanFirst business combination on OceanFirst:

•	separate historical audited consolidated financial statements of Sun as of and for the fiscal year ended December 31, 2016, and the related notes thereto, which are available in Sun’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical consolidated financial statements of Sun as of and for the six months ended June 30, 2017, and the related notes thereto, which are available in Sun’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical audited consolidated financial statements of OceanFirst as of and for the fiscal year ended December 31, 2016, and the related notes thereto, which are available in OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and are incorporated by reference in this joint proxy statement/prospectus;

•	separate historical consolidated financial statements of OceanFirst as of and for the six months ended June 30, 2017, and the related notes thereto, which are available in OceanFirst’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 and are incorporated by reference in this joint proxy statement/prospectus;

•	(a) separate historical consolidated financial statements of Cape as of and for the fiscal quarter ended March 31, 2016, and the related notes thereto, which are incorporated by reference in this joint proxy statement/prospectus from Cape’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 and (b) the internal accounting records of Cape for the period beginning on March 31, 2016 and ending on May 2, 2016, the date on which the Cape acquisition was completed; and

•	(a) separate historical consolidated financial statements of Ocean Shore as of and for the nine months ended September 30, 2016, and the related notes thereto, which are incorporated by reference in this joint proxy statement/prospectus from Ocean Shore’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 and (b) the internal accounting records of Ocean Shore for the period beginning on September 30, 2016 and ending on November 30, 2016, the date on which the Ocean Shore acquisition was completed.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the Transactions. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of operating expenses, changes in corporate infrastructure and governance, the elimination of duplicative operating systems and the combination of regulatory and financial reporting requirements under one federally-chartered bank. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2017

REFLECTING THE TRANSACTIONS

	OceanFirst (As Reported)	Sun (As Reported)	Adjustments to Reflect Acquisition of Sun			OceanFirst (Pro-forma)
(in thousands)
Assets
Cash and due from banks, interest-earning bank balances and restricted cash	$107,660	$128,831	$(103,984)	(a	)	$132,507
Securities and Federal Home Loan Bank Stock	803,023	299,987	—			1,103,010
Loans receivable, net and loans held for sale	3,868,973	1,574,167	(17,447)	(b	)	5,425,693
Other assets	234,420	126,187	(32)	(c	)	360,575
Deferred tax asset	29,804	49,442	16,813	(d	)	96,059
Core deposit intangible	9,887	—	19,861	(e	)	29,748
Goodwill	148,433	38,188	102,869	(f	)	289,490

Total assets	$5,202,200	$2,216,802	$18,080			$7,437,082

Liabilities and Stockholders’ Equity
Deposits	$4,176,909	$1,708,253	$(386)	(g	)	5,884,776
Federal Home Loan Bank advances and other borrowings	409,214	168,718	(16,009)	(h	)	561,923
Other liabilities	28,774	14,771	(771)	(i	)	42,774

Total liabilities	4,614,897	1,891,742	(17,166)			6,489,473

Stockholders’ equity
Common stock	336	95,669	(95,519)	(j	)	486
Additional paid-in capital	353,296	509,124	(148,818)	(j	)	713,602
Retained earnings	258,470	(273,997)	273,997	(j	)	258,470
Accumulated other comprehensive loss	(5,198)	(1,926)	1,926	(j	)	(5,198)
Less: Unallocated common stock held by
Employee Stock Ownership Plan	(2,620)	—	—			(2,620)
Deferred compensation plans trust	—	(1,258)	1,258	(j	)	—
Treasury stock	(16,981)	(2,552)	2,552	(j	)	(16,981)

Total stockholders’ equity	587,303	325,060	35,246			947,609

Total liabilities and stockholders’ equity	$5,202,200	$2,216,802	$18,080			$7,437,082

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2017

REFLECTING THE TRANSACTIONS

	OceanFirst (As Reported)	Sun (As Reported)	Adjustments to Reflect OceanFirst’s Acquisition of Sun			OceanFirst (Pro-forma)
(in thousands, except per share amounts)
INTEREST INCOME
Loans	$84,350	$31,897	$934	(k	)	$117,181
Securities and other	8,543	4,050	—			12,593

Total interest income	92,893	35,947	934			129,774

INTEREST EXPENSE
Deposits	5,695	3,379	193	(m	)	9,267
Borrowed funds	3,541	2,933	190	(n	)	6,664

Total interest expense	9,236	6,312	383			15,931

Net interest income	83,657	29,635	551			113,843
Provision for loan losses	1,865	(831)	—			1,034

Net interest income after provision for loan losses	81,792	30,466	551			112,809

NON-INTEREST INCOME
Fees and service charges	11,962	4,357	—			16,319
Net gain on sale of loans available for sale	57	—	—			57
Other	950	2,074	—			3,024

Total non-interest income	12,969	6,431	—			19,400

NON-INTEREST EXPENSE
Compensation and employee benefits	31,466	17,848	—			49,314
Occupancy and equipment	8,809	6,901	(1)	(o	)	15,709
Other operating expenses	16,696	7,202	—			23,898
Amortization of core deposit intangible	1,037	—	1,806	(p	)	2,843
Branch consolidation expenses	5,484	—	—			5,484
Merger related expenses	4,602	400	(5,002)	(q	)	—

Total non-interest expense	68,094	32,351	(3,197)			97,248

Income before provision for income taxes	26,667	4,546	3,748			34,961
Provision for income taxes	6,969	1,661	1,312			9,942

Net income	$19,698	$2,885	$2,436			$25,019

Net income per common share
Basic	$0.62	$0.15	$—			$0.53
Diluted	0.59	0.15	—			0.52
Weighted Average Common Shares
Basic	32,014	19,023	(4,025)	(s	)	47,012
Diluted	33,111	19,149	(4,052)	(s	)	48,208

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

REFLECTING THE OCEANFIRST BUSINESS COMBINATIONS

	OceanFirst (As Reported)	Ocean Shore (January 1, 2016 to November 30, 2016)	Adjustments to Reflect OceanFirst’s Acquisition of Ocean Shore		OceanFirst (Pro-forma with Ocean Shore)	Cape (January 1, 2016 to May 2, 2016)		Adjustments to Reflect OceanFirst’s Acquisition of Cape		OceanFirst (Pro-forma with Cape)	Sun (As Reported)	Adjustments to Reflect OceanFirst’s Acquisition of Sun		OceanFirst (Pro-forma)
(in thousands, except per share amounts)
INTEREST INCOME
Loans	$122,962	$29,701	$3,016	(k)	$155,679	$18,207		$1,110	(k)	$174,996	$62,014	$1,867	(k)	$238,877
Securities and other	10,463	2,511	—		12,974	1,778		(78)	(l)	14,674	7,596	—		22,270

Total interest income	133,425	32,212	3,016		168,653	19,985		1,032		189,670	69,610	1,867		261,147

INTEREST EXPENSE
Deposits	7,517	2,350	(449)	(m)	9,418	1,349	(m)	(130)		10,637	5,958	386	(m)	16,981
Borrowed funds	5,646	3,053	—		8,699	3,108	(n)	(75)		11,732	4,748	379	(n)	16,859

Total interest expense	13,163	5,403	(449)		18,117	4,457		(205)		22,369	10,706	765		33,840

Net interest income	120,262	26,809	3,465		150,536	15,528		1,237		167,301	58,904	1,102		227,307
Provision (reversal of provision) for loan losses	2,623	561	—		3,184	1,216		—		4,400	(1,682)	—		2,718

Net interest income after provision for loan losses	117,639	26,248	3,465		147,352	14,312		1,237		162,901	60,586	1,102		224,589

NON-INTEREST INCOME
Fees and service charges	17,915	3,177	—		21,092	1,376		—		22,468	9,833	—		32,301
Net gain on sale of loans available for sale	986	—	—		986	93		—		1,079	101	—		1,180
Net (loss) gain on sale of investment securities available for sale	(12)	(527)	—		(539)	61		—		(478)	426	—		(52)
Other	1,523	468	—		1,991	700		—		2,691	3,029	—		5,720

Total non-interest income	20,412	3,118	—		23,530	2,230		—		25,760	13,389	—		39,149

NON-INTEREST EXPENSE
Compensation and employee benefits	47,105	20,754	—		67,859	7,496		—		75,355	34,971	—		110,326
Occupancy and equipment	13,436	4,549	76	(o)	18,061	1,615		(26)	(o)	19,650	13,774	(1)	(o)	33,423
Other operating expenses	25,018	4,182	—		29,200	4,379		—		33,579	16,208	—		49,787
Amortization of core deposit intangible	623	92	1,251	(p)	1,966	62		225	(p)	2,253	—	3,611	(p)	5,864
Expense from prepayment of borrowings	136	6,717	—		6,853	749		—		7,602	—	—		7,602
Merger related expenses	16,534	2,768	(5,743)	(q)	13,559	4,237		(17,796)	(q)	—	—	—		—

Total non-interest expense	102,852	39,062	(4,416)		137,498	18,538		(17,597)		138,439	64,953	3,610		207,002

Income before provision (benefit) for income taxes	35,199	(9,696)	7,881		33,384	(1,996)		18,834		50,222	9,022	(2,508)		56,736
Provision (benefit) for income taxes	12,153	(4,494)	2,758	(r)	10,417	984		6,592	(r)	17,993	(52,395)	(878)	(r)	(35,280)

Net income (loss)	$23,046	$(5,202)	$5,123		$22,967	$(2,980)		$12,242		$32,229	$61,417	$(1,630)		$92,016

Net income per common share
Basic	$1.00	$(0.65)	$—		$0.76	$(0.23)		$—		$0.98	$3.26	$—		$1.93
Diluted	0.98	(0.64)	—		0.75	(0.23)		—		0.96	3.24	$—		1.90
Weighted Average Common Shares
Basic	23,093	8,039	(915)	(s)	30,217	12,815		(10,092)	(s)	32,940	18,843	(3,987)	(s)	47,796
Diluted	23,526	8,101	(922)	(s)	30,705	13,107		(10,322)	(s)	33,490	18,933	(4,006)	(s)	48,417

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of OceanFirst Business Combinations

Business Combination with Sun

On June 30, 2017, OceanFirst and Sun publicly announced that they had entered into the merger agreement pursuant to which, (i) Merger Sub will merge with and into Sun, with Sun continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “first-step merger”); (ii) immediately thereafter, Sun, as the surviving corporation in the first-step merger, will merge with and into OceanFirst (which merger, together with the first-step merger, we refer to as the “integrated mergers”), with OceanFirst being the surviving corporation; and (iii) immediately thereafter, Sun National Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving bank (which merger, together with the integrated mergers, we refer to as the “Transactions”).

At the time the first-step merger is completed, each issued and outstanding share of Sun common stock, except for certain shares of Sun common stock owned by Sun or OceanFirst, will be converted into the right to receive either (i) the cash consideration, which is an amount in cash equal to the sum of (A) $3.78 plus (B) the product of 0.7884 multiplied by the OceanFirst share closing price, or (ii) the stock consideration, which will be a number of shares of OceanFirst common stock equal to the exchange ratio, which is the quotient of (A) the cash consideration divided by (B) the OceanFirst share closing price. Holders of Sun common stock will have the right to elect to receive the cash consideration or the stock consideration, subject to the allocation and proration provisions of the merger agreement. The merger agreement provides that the aggregate amount of cash consideration will not exceed the product of (x) $3.78 and (y) the total number of shares of Sun common stock issued and outstanding immediately prior to the effective time.

Business Combination with Ocean Shore

On November 30, 2016, OceanFirst completed the Ocean Shore acquisition. Pursuant to the terms of the definitive agreement governing the Ocean Shore acquisition, (i) a wholly-owned subsidiary of OceanFirst merged with and into Ocean Shore, with Ocean Shore surviving; (ii) immediately thereafter, Ocean Shore merged with and into OceanFirst, with OceanFirst surviving; and (iii) immediately thereafter, Ocean City Home Bank merged with and into OceanFirst Bank, with OceanFirst Bank surviving. The total consideration paid by OceanFirst in the Ocean Shore acquisition was $180.7 million, including cash consideration of $28.4 million.

Business Combination with Cape

On May 2, 2016, OceanFirst completed the Cape acquisition. Pursuant to the terms of the definitive agreement governing the Cape acquisition, (i) a wholly-owned subsidiary of OceanFirst merged with and into Cape, with Cape surviving; (ii) immediately thereafter, Cape merged with and into OceanFirst, with OceanFirst surviving; and (iii) immediately thereafter, Cape Bank merged with and into OceanFirst Bank, with OceanFirst Bank surviving. The total consideration paid by OceanFirst in the Cape acquisition was $196.4 million, including cash consideration of $30.5 million.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited pro forma condensed combined financial statements have been prepared based upon available information and certain assumptions that OceanFirst and Sun believe are reasonable under the circumstances. A final determination of the fair value of the assets acquired and liabilities assumed, which could not be made at the time that this document was prepared, may differ materially from the preliminary estimates. The final valuation may change the purchase price allocation, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma combined financial statements.

Business Combination with Sun

With respect to the Transactions, the unaudited pro forma condensed combined financial information assumes that the Transactions will be accounted for under the acquisition method of accounting with OceanFirst treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Sun, as of the effective date of the Transactions, will be recorded by OceanFirst at their respective estimated fair values and the excess of the merger consideration over the fair value of Ocean Shore’s net identifiable assets will be allocated to goodwill.

The unaudited pro forma condensed combined statement of financial condition as of June 30, 2017 reflects the Transactions assuming that the Transactions became effective as of June 30, 2017. The unaudited pro forma condensed combined statement of financial condition has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired in the Transactions. The estimated purchase price was calculated using the assumed OceanFirst share closing price of $24.88, which was the volume-weighted average closing trading price of OceanFirst common stock on the NASDAQ for the five trading day period ending on and including September 15, 2017, the latest practicable trading date before the date of this document. The final allocation of the purchase price will be determined after the completion of the Transactions. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. The purchase price allocation adjustments and related amortization reflected in the unaudited pro forma combined financial statements are preliminary and have been made solely for the purpose of preparing these statements. The final allocation of the purchase price will be determined after the Transactions are completed and after completion of a thorough analysis to determine the fair value of Ocean Shore’s tangible and identifiable intangible assets and liabilities as of the date that the Transactions are completed.

The unaudited pro forma condensed combined income statements for the periods ending December 31, 2016 and June 30, 2017 reflect the results of operations of OceanFirst giving effect to the Transactions as if they had become effective on January 1, 2016 and January 1, 2017, respectively, and combines OceanFirst’s historical results for both such periods with the historical results of Sun.

OceanFirst expects to incur costs associated with integrating Sun. Unless indicated otherwise, the unaudited pro forma condensed combined financial statements do not reflect nonrecurring transaction costs, the cost of any integration activities or the benefits that may result from synergies that may be derived from any integration activities.

Business Combinations with Ocean Shore and Cape

The Ocean Shore acquisition, which was consummated on November 30, 2016, and the Cape acquisition, which was consummated on May 2, 2016, were accounted for under the acquisition method of accounting with OceanFirst treated as the acquiror in each case. Under the acquisition method of accounting, the consideration paid by OceanFirst has been allocated to the assets acquired and liabilities assumed of Ocean Shore and Cape based upon their estimated fair values, net of tax. The excess of consideration paid over the fair values of net assets acquired has been recorded as goodwill.

The unaudited pro forma condensed combined statement of income for the period ending December 31, 2016 reflects the Ocean Shore acquisition and the Cape acquisition as if such transactions had been consummated at the beginning of such period and combines OceanFirst’s historical results for the year ended December 31, 2016 with historical results for the same period for Ocean Shore and Cape. Such historical financial information of

Cape and Ocean Shore was based upon information that was publicly filed with the SEC for the periods prior to the completion of the Cape acquisition and the Ocean Shore acquisition, respectively, and on internal accounting records for the periods beginning on the date on which each of the Cape acquisition (with respect to Cape’s historical financial information) and the Ocean Shore acquisition (with respect to Ocean Shore’s historical financial information) was completed and, in each case, on December 31, 2016.

Unless indicated otherwise, the unaudited pro forma condensed combined statements of income do not reflect nonrecurring transaction costs, the cost of any integration activities or the benefits that may result from synergies that may be derived from any integration activities.

Purchase Price Allocation

Below is a summary of the purchase price allocation that was used to develop the pro forma condensed combined balance sheet as of June 30, 2017.

	Sun (As Reported)	Adjustments to Reflect Acquisition of Sun	Sun (As Adjusted for Acquisition Accounting)
(Dollars in thousands)
Fair Value of Assets Acquired
Cash, and due from banks, interest-earning bank balances and restricted cash	$128,831	$(14,787)	$114,044
Securities and Federal Home Loan Bank Stock	299,987	—	299,987
Loans receivable, net and loans held for sale	1,574,167	(17,447)	1,556,720
Other assets	126,187	(32)	126,155
Deferred tax asset	49,442	16,813	66,255
Core deposit intangible	—	19,861	19,861

Total assets acquired	2,178,614	4,408	2,183,022

Fair Value of Liabilities Acquired
Deposits	1,708,253	(386)	1,707,867
Federal Home Loan Bank advances and other borrowings	168,718	(16,009)	152,709
Other liabilities	14,771	(771)	14,000

Total liabilities acquired	1,891,742	(17,166)	1,874,576

Net assets acquired	286,872	21,574	308,446

Purchase Price	—	—	449,503

Goodwill	$—	$—	$141,057

Pro forma Adjustments

(a)	Adjustment reflects payment of transaction expenses of $31.5 million (which includes cash payments expected to be made to certain Sun executive officers pursuant to the terms of the change in control agreements described in the section entitled “The Transactions — Interests of Sun’s Directors and Executive Officers in the Transactions” beginning on page 80) and payment of cash consideration of $72.5 million to Sun shareholders, representing $3.78 for each share of Sun common stock held by Sun shareholders.

(b)	Adjustment reflects elimination of Sun’s historical allowance for loan losses of $14.9 million, a fair value discount due to interest rates of $13.1 million, net of deferred fees, and a fair value discount due to credit of $19.3 million.

(c)	Adjustment reflects the fair value discount on premises and equipment.

(d)	Adjustment reflects the tax impact of pro forma accounting fair value adjustments. Also includes a preliminary estimate of $23.7 million representing part of Sun’s unrecognized net operating loss carryforward for federal taxes which can be utilized by OceanFirst. For more information regarding Sun’s deferred tax asset, see Sun’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017.

(e)	Adjustment reflects the fair value of acquired core deposit intangible. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.

(f)	Adjustment reflects the excess of the purchase price over the fair value of net assets acquired, net of Sun’s existing goodwill balance. For purposes of these pro forma financial statements, the purchase price was calculated using the assumed OceanFirst share closing price of $24.88, which was the volume-weighted average of the closing trading price of OceanFirst’s common stock for the five trading day period ending on and including September 15, 2017, the most recent practicable date prior to the date of this joint proxy statement/prospectus. The purchase price, as so calculated, is a preliminary estimate, and the final purchase price, which will not be determined until the first-step merger is completed, will be based in part on the share price of OceanFirst on that date. See “Note 3. Purchase Price Allocation” above for more information regarding the allocation of the estimated OceanFirst purchase price.

(g)	Adjustment reflects the fair value discount on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

(h)	Adjustment reflects the fair value discount on borrowings which was calculated by discounting future contractual payments at a current market interest rate.

(i)	Adjustment reflects elimination of Sun’s historical allowance for off balance sheet liabilities.

(j)	Adjustment reflects elimination of Sun’s historical stockholder’s equity and the issuance of shares of OceanFirst common stock by OceanFirst as a component of the merger consideration.

(k)	Interest income on loans was adjusted to reflect the difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.

(l)	Interest income on securities was adjusted to reflect the difference between the contractual interest rate earned on securities and estimated premium amortization over the remaining life of the securities based on current market yields for similar securities.

(m)	Interest expense on deposits was adjusted to reflect the (amortization)/accretion of the time deposit fair value premium/discount over the remaining life of the time deposits.

(n)	Interest expense on borrowings was adjusted to reflect the (amortization)/accretion of the estimated fair value premium/discount over the remaining life of the borrowings.

(o)	Occupancy expense was adjusted to reflect the amortization/(accretion) of the fair market value premium/discount on premises and equipment.

(p)	Adjustment reflects the amortization of core deposit intangible over an estimated ten year useful life and calculated on a sum of the years digits basis.

(q)	Adjustment to remove the merger related expenses related to the Cape acquisition and the Ocean Shore acquisition.

(r)	Adjustment reflects the tax impact of the pro forma purchase accounting adjustments.

(s)	Adjustment reflects the conversion of weighted average shares (basic and diluted) into equivalent shares of OceanFirst common stock based on the respective merger exchange ratios.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the first-step merger is completed, Sun shareholders will have the option to elect to receive shares of OceanFirst common stock in the first-step merger in exchange for their shares of Sun common stock. OceanFirst is organized under the laws of the State of Delaware, and Sun is organized under the laws of the State of New Jersey. As a result of the first-step merger, Sun shareholders who receive the stock consideration (either because they elect to receive stock consideration or because of the allocation and proration provisions of the merger agreement) will become OceanFirst stockholders. Thus, following the integrated mergers, the rights of Sun shareholders who become OceanFirst stockholders as a result of the integrated mergers will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst’s certificate of incorporation and bylaws will be unaltered by the Transactions.

The following is a summary of the material differences between (1) the current rights of Sun shareholders under the NJBCA, Sun’s certificate of incorporation and Sun’s bylaws and (2) the current rights of OceanFirst stockholders under the DGCL, OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst and Sun believe that this summary describes the material differences between the rights of OceanFirst stockholders as of the date of this joint proxy statement/prospectus and the rights of Sun shareholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of OceanFirst’s and Sun’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 146.

OCEANFIRST	SUN

AUTHORIZED CAPITAL STOCK

OceanFirst’s certificate of incorporation authorizes it to issue up to 55,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the OceanFirst record date, there were 32,562,477 shares of OceanFirst common stock outstanding and no shares of OceanFirst preferred stock outstanding.

OceanFirst’s certificate of incorporation further provides that the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of OceanFirst common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Sun’s certificate of incorporation authorizes it to issue up to 40,000,000 shares of common stock, par value $5.00 per share, and up to 1,000,000 shares of preferred stock, par value $1.00 per share. As of the Sun record date, there were 19,091,912 shares of Sun common stock outstanding, and no shares of Sun preferred stock outstanding.

Sun’s certificate of incorporation authorizes the Sun board to issue preferred stock from time to time in one or more series. The Sun board is authorized to divide the preferred stock into series and to determine the designation, number, relative or other special rights, preferences and limitations of any series of preferred stock by board resolution or resolutions adopted from time to time.

VOTING

Generally, each holder of OceanFirst common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit.	Under Sun’s certificate of incorporation, the holders of the Sun common stock exclusively possess all voting power and each holder of shares of Sun common stock is entitled to vote one vote for each share held by such holder.

OCEANFIRST	SUN

SIZE OF THE BOARD OF DIRECTORS

OceanFirst’s bylaws currently provide that the number of directors of OceanFirst shall be such number as designated by the OceanFirst board from time to time, except in the absence of such designation the number shall be nine.

Under the merger agreement, OceanFirst has agreed to increase the size of the OceanFirst board from twelve to fourteen members and appoint two current members of the Sun board to the OceanFirst board.

Sun’s certificate of incorporation currently provides that the number of directors of Sun shall be such number as shall be provided from time to time in or in accordance with its bylaws. Sun’s bylaws currently provide that the number of directors of the Sun board shall consist of not fewer than two nor more than twenty-five directors.

There are currently 11 directors on the Sun board.

DIRECTOR QUALIFICATIONS

Under OceanFirst’s bylaws, no director shall stand for re-election to the OceanFirst board following his or her 72nd birthday.

OceanFirst’s bylaws further provide that each director is required to maintain a residence in the State of New Jersey. No person may serve on the OceanFirst board and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association or any affiliate thereof.

Under Sun’s bylaws, every director of Sun must be a shareholder of Sun and shall own in his or her own right the number of shares (if any) required by law in order to qualify as a director. Any director shall immediately cease to be a director when he or she no longer holds such shares.

TERM OF DIRECTORS

Under OceanFirst’s certificate of incorporation, the directors are divided into three classes, with the term of office that expire at the third annual meeting of stockholders succeeding the annual meeting of stockholders at which such director was elected.	Under Sun’s certificate of incorporation, the Sun directors hold office until the next annual shareholders meeting succeeding the annual shareholders meeting at which such director was elected.

REMOVAL OF DIRECTORS

There is no provision in the OceanFirst organizational documents for the removal of directors by the OceanFirst board.

OceanFirst’s certificate of incorporation provides that any director, or the entire OceanFirst board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of OceanFirst entitled to vote generally in the election of directors (after giving effect to the voting limitation described above).

Under Sun’s certificate of incorporation, the Sun board has the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal. Additionally, under Sun’s certificate of incorporation, any director or the entire board of directors of Sun may be removed with or without cause, at any time, by the affirmative vote of at least a majority of the outstanding shares of Sun capital stock entitled to vote generally in the election of directors.

OCEANFIRST	SUN

SPECIAL MEETINGS OF STOCKHOLDERS

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, special meetings of OceanFirst stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the directors that OceanFirst would have if there were no vacancies on the board of directors.

OceanFirst’s bylaws provide that at any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors.

The DGCL does not grant stockholders the statutory right to call a special meeting.

Under Sun’s certificate of incorporation and bylaws, except as otherwise required by law, special meetings of the shareholders for any purpose or purposes may be called at any time by the Sun board.

Notwithstanding the fact that Sun’s bylaws do not permit Sun shareholders to call a special meeting, Section 14A:5-3 of the NJBCA provides that upon the application of the holder or holders of not less than ten percent of all the shares entitled to vote at a meeting, the Superior Court of the State of New Jersey (the “Superior Court”) may for good cause order a special meeting of the shareholders to be called and held at certain time and place, upon such notice and for the transaction of such business as may be designated in such order. At any such meeting, the shareholders present in person or by proxy and having voting powers will constitute a quorum for the transaction of the business designated in the order of the Superior Court.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Under OceanFirst’s bylaws, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, any action required or permitted to be taken by the stockholders of OceanFirst must be effected at an annual or special meeting of stockholders of OceanFirst and may not be effected by any consent in writing by such stockholders.

Under the NJBCA and Sun’s certificate of incorporation, any action required or permitted to be taken by the shareholders at a meeting may be taken without a meeting if all of the shareholders entitled to vote at such meeting consent to such action in writing.

In the case of a merger, consolidation, acquisition of all capital shares of Sun or sale of assets, such action may be taken without a meeting only if all shareholders consent in writing, or if all of the shareholders entitled to vote consent in writing and all other shareholders are provided the advance notification required by Section 14A: 5-6(2)(b) of the NJBCA. All other acts by written consent that are not unanimous are prohibited by Sun’s certificate of incorporation.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

OceanFirst’s bylaws provide that in addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of OceanFirst	Under Sun’s bylaws, in addition to any other applicable requirements for business to be properly brought before an annual or special meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary. To be timely, a shareholder’s notice must be delivered, or mailed to and received at, the principal executive

OCEANFIRST	SUN
not less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on OceanFirst’s books, of the stockholder proposing such business, (iii) the class and number of shares of OceanFirst’s capital stock that are beneficially owned by such stockholder, and (iv) any material interest of such stockholder in such business.

offices of Sun (i) in the case of nominations of candidates for election as directors or other proposals at an annual meeting, not less than 60 days nor more than 90 days prior to the date of the first anniversary of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the one-year anniversary of the immediately preceding annual meeting, notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made and (ii) in the case of nominations of candidates for election as directors at a special meeting at which directors are to be elected, not later than the close of business on the 10th day following earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. A shareholder’s notice to the secretary shall set forth in writing as to: (i) each person such shareholder proposes to nominate for election or reelection, all information required to be disclosed pursuant to Regulation 14A of the Exchange Act; (ii) each matter such shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (iii) the shareholder giving such notice, (x) the name and address, as they appear on Sun’s books, of such shareholder and any beneficial owners, if any, on whose behalf the proposal or nomination is made, (y) the class and number of shares of Sun which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal or nomination is made, and (z) with respect to any proposal other than a nomination of candidates for election as directors, any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

If a nomination or other business is not properly made in accordance with the foregoing provisions, the Chairman of the meeting shall determine and declare to the meeting that the nomination or other proposal, as applicable, was not properly brought before the meeting, and such defective nomination shall be disregarded or such business shall not be transacted, as applicable.

OCEANFIRST	SUN

DISSENTERS’ RIGHTS

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (b) held of record by more than 2,000 holders. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided under DGCL Section 251(f).	The NJBCA provides that a shareholder is not entitled to demand the fair value of his or her shares of stock in any transaction if, among other things, the stock is listed on a national securities exchange, if cash is to be received, or the securities to be received are listed on a national securities exchange. Because Sun’s common stock is listed on the NASDAQ, the holders of Sun’s common stock are not entitled to dissenters’ rights.

EVALUATION OF BUSINESS COMBINATIONS

The OceanFirst certificate of incorporation does not mandate that the OceanFirst board consider certain prescribed factors when evaluating a business combination, tender offer or exchange offer (and other similar transactions). However, the OceanFirst certificate of incorporate does permit the OceanFirst board to, when evaluating such transactions, consider all relevant factors, including those factors that the directors of any subsidiary of OceanFirst may consider in evaluating any action that may result in a change or potential change in the control of such subsidiary, and the social and economic effect of acceptance of such offer on OceanFirst’s present and future customers and employees and those of its subsidiaries; on the communities in which OceanFirst and its subsidiaries operate or are located; on the ability of OceanFirst to fulfill its corporate objective as a savings and loan holding company under applicable laws and regulations; and on the ability of its subsidiary savings bank to fulfill the objectives of a federally-chartered stock form savings bank under applicable statutes and regulations.	Under Sun’s certificate of incorporation, when evaluating a business combination or a tender or exchange offer, in connection with the exercise of its judgement in determining what is in the best interests of Sun and the Sun shareholders, the Sun board is required to consider the following factors (in addition to considering the adequacy of the amount to be paid in connection with any such transaction and any other factors which the Sun board deems relevant): (i) the long-term as well as short-term interests of Sun and its shareholders; (ii) the social and economic effects of entering into the transaction on Sun and its subsidiaries, and its present and future employees, depositors, loan and other customers, creditors and other elements of the communities in which Sun and its subsidiaries operate or are located; (iii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Sun and its subsidiaries and the other elements of the communities in which Sun and its subsidiaries operate or are located; and (iv) the competence, experience, and integrity of the acquiring person or entity and its or their management.

OCEANFIRST	SUN

RESPONSE TO ABUSIVE TAKEOVERS

The OceanFirst certificate of incorporation does not specifically address how the OceanFirst board should respond to certain abusive takeovers.	Sun’s certificate of incorporation provides that the Sun board (or any committee thereof) is expressly authorized, to the extent permitted by law, to take such action or actions as the Sun board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Sun board and management of Sun with respect to any transaction which may result in a change in control of Sun which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Sun board or such committee determines to be unfair, abusive or otherwise undesirable with respect to Sun and its business, assets or properties or the shareholders of Sun, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of Sun, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Sun board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the sun board or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

OceanFirst has not opted out of the requirements of Section 203 of the DGCL, which provides that OceanFirst is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning at least fifteen percent of the voting power of OceanFirst) for a period of three years after such interested stockholder became an interested stockholder unless (a) before the stockholder became an interested stockholder, the OceanFirst board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent of the voting stock of	Sun is subject to Section 14A:10A-4 and Section 14A:10A-5 of the NJBCA, which provides that Sun is prohibited from engaging in business combinations with interested shareholders, subject to certain exceptions. Pursuant to Section 14A:10A-4 of the NJBCA, Sun is prohibited from engaging in a business combination with an interested shareholder for a period of five years following the interested shareholder becoming such unless (a) the business combination is approved by the Sun board prior to the stock acquisition date or (b) the transaction or series of related transactions which caused the person to become an interested shareholder was approved by the Sun board prior to that shareholder’s stock acquisition date and any subsequent business

OCEANFIRST	SUN

OceanFirst outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the OceanFirst board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of OceanFirst.

In addition, OceanFirst’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of voting stock of OceanFirst. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as any person who beneficially owns ten percent or more of the voting power of OceanFirst’s voting stock; an affiliate or associate of OceanFirst who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of OceanFirst; or an assignee of shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder.

combination is approved by the Sun board, provided that any such subsequent business combination is approved by (i) the Sun board, or a committee thereof, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the interested stockholder and (ii) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose. In addition to the foregoing restrictions, pursuant to Section 14A:10A-5 of the NJBCA, Sun is prohibited, at any time, from engaging in any business combination with any interested shareholder other than (i) a business combination approved by the Sun board prior to the interested shareholder’s stock acquisition date; (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose; (iii) a business combination in which certain consideration requirements are met and the interested shareholder has not become the beneficial owner of any additional shares of stock of Sun after the interested shareholder’s stock acquisition date and prior to the consummation date with respect to the business combination, subject to certain exceptions; or (iv) a business combination approved by (x) the Sun board, or a committee thereof, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of that interested stockholder prior to the consummation of the business combination and (y) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose if the transaction or series of related transactions with the interested stockholder which caused the person to become an interested stockholder was approved by the Sun board prior to the consummation of such transaction or series of related transactions. Under New Jersey law, an interested shareholder is defined as any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of Sun’s outstanding voting stock or (ii) is an affiliate or associate of Sun who, at any time within the five-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of Sun.

OCEANFIRST	SUN
Further, Sun’s certificate of incorporation provides that Sun shall not engage in a business combination with any interested shareholder for a period of five years following that interested shareholder’s stock acquisition date unless the business combination is approved by the board of directors prior to the interested shareholder’s stock acquisition date. In addition, Sun shall not engage in any business combination with any interested shareholder of Sun at any time unless one of the following three conditions are met: (1) the business combination is approved by the Sun board prior to that interested shareholder’s stock acquisition date and thereafter approved by shareholders in accordance with applicable law; (2) the business combination is approved by the affirmative vote of the holders of at least 80% of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; and (3) certain consideration requirements are met and the interested shareholder has not become the beneficial owner of any additional shares of stock of Sun after the interested shareholder’s stock acquisition date and prior to the consummation date with respect to the business combination, subject to certain exceptions. An interested shareholder is defined as any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of Sun’s outstanding voting stock; (ii) is an affiliate or associate of Sun who, at any time within the five-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of Sun; or (iii) is an assignee of, or has otherwise succeeded to any, shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933. The foregoing limitations are inapplicable in certain limited circumstances, including with respect to any business combination with an interested shareholder where (a) such shareholder became an interested shareholder inadvertently if such shareholder satisfies certain requirements or (b) Sun’s common stock was not registered pursuant to Section 12 of the Exchange Act on that interested shareholder’s Sun stock acquisition date, provided that such interested shareholder has continued to be an interested

OCEANFIRST	SUN
shareholder of Sun since such Sun stock acquisition date.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

OceanFirst’s certificate of incorporation provides that OceanFirst’s directors shall not be liable to OceanFirst or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.	Sun’s certificate of incorporation provides that an officer or director of Sun shall not have, to the fullest extent permitted by law, any personal liability to Sun or its shareholders for damages for breach of any duty owed to Sun or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of the director’s or officer’s duty of loyalty to Sun or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify and hold harmless to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that such person (a) is or was a director or officer of OceanFirst or (b) is or was serving at the request of OceanFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that OceanFirst shall not indemnify or agree to indemnify any of the foregoing persons against liability or expenses if he or she has not met the applicable standard for indemnification set forth in the DGCL. OceanFirst’s certificate of incorporation further provides that OceanFirst may maintain insurance to protect itself and any director, officer, employee or agent of OceanFirst, any subsidiary or affiliate of OceanFirst or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not OceanFirst would have the power to indemnify such person against such expense, liability or loss under the DGCL.	Sun’s bylaws provide that Sun shall indemnify to the fullest extent permitted by Section 14A:3-5 of the NJBCA every person who is or was a director or officer of: (a) Sun; (b) any other enterprise, if serving as such at the request of Sun; or (c) the legal representative of any officer or director described in preceding clause (a) or (b). In all situations in which indemnification is not mandatory, Sun may, to the fullest extent permitted by Section 14A:3-5 of the NJBCA, indemnify all persons whom it is empowered to indemnify pursuant thereto; provided, however, that the Sun board’s exercise of indemnification powers is limited by and conditioned upon the Sun board’s determination that such indemnification would be in the best interests of Sun. The Sun board’s determination whether to provide indemnification shall be conclusive in the absence of clear and convincing evidence of bad faith.

INSPECTION OF BOOKS AND RECORDS

Under DGCL Sections 219 and 220, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.	Under NJBCA Section 14A:5-28, upon the written request of any shareholder, Sun shall mail to such shareholder its balance sheet as at the end of the preceding fiscal year, and its profit and loss and surplus statement for such fiscal year. Also, any person who shall have been a shareholder of record

OCEANFIRST	SUN
of Sun for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by the holders of, at least five percent of the outstanding shares of any class or series, upon at least five days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom at the places where the same are kept.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Under OceanFirst’s bylaws, the OceanFirst board may amend, alter or repeal the bylaws at any meeting of the board, provided notice of the proposed change was given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter or repeal the bylaws at any meeting of stockholders provided notice of the proposed change was given in the notice of the meeting; provided, however, that, notwithstanding any other provisions of OceanFirst’s bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of OceanFirst common stock required by law, OceanFirst’s certificate of incorporation, any preferred stock designation or the bylaws, the affirmative votes of the holders of at least eighty percent of the voting power of all the then-outstanding shares of OceanFirst capital stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of the bylaws.

OceanFirst may amend or repeal any provision in the certificate of incorporation in the manner set forth in the DGCL; provided, however, that, notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, OceanFirst’s certificate of incorporation requires the affirmative vote of the holders of at least eighty percent of the voting power of all the outstanding shares of OceanFirst’s capital stock to amend or repeal certain provisions of the certificate of incorporation, including, but not limited to, provisions relating to the ten percent limitation on voting rights, prohibition on stockholder action by written consent, the calling of special meetings, amendment of the bylaws, classification of the board, board vacancies, removal of directors, advance notice requirements for stockholder nominations, stockholder voting requirements for business combinations involving interested stockholders, indemnification of officers and directors,

Sun’s certificate of incorporation and bylaws provides that the Sun board is expressly authorized to make, repeal, alter, amend and rescind Sun’s bylaws by a majority vote of members of the board of directors present at a legal meeting held in accordance with the provisions of Sun’s bylaws. Notwithstanding any other provision of Sun’s certificate of incorporation or bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), Sun’s bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of Sun except by the vote of the holders of not less than 80% of the outstanding shares of the capital stock of Sun entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the Sun board.

Sun reserves the right to repeal, alter, amend or rescind any provision contained in its certificate of incorporation in the manner prescribed by law, and all rights conferred on shareholders by the certificate of incorporation are granted subject to this reservation. Notwithstanding the foregoing, certain provisions of the certificate of incorporation, including, but not limited to, provisions relating to elimination of directors’ and officers’ liability, preemptive rights, repurchase of shares, meetings of shareholders, cumulative voting, quorum, notice for nominations and proposals, approval of business combinations, evaluation of business combinations, response to abusive takeovers, amendment of bylaws and amendment of certificate of incorporation, may not be repealed, altered, amended or rescinded in any respect unless such action is approved by the

OCEANFIRST	SUN
and the provision requiring at least eighty percent of outstanding voting stock approval to amend the aforementioned provisions.	affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Sun entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is properly included in the notice of such meeting).

FORUM SELECTION BYLAW

OceanFirst’s bylaws provide that unless OceanFirst consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of OceanFirst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of OceanFirst to OceanFirst or the OceanFirst’s stockholders, (iii) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst arising out of or relating to any provision of the Delaware General Corporation Law or the OceanFirst’s certificate of incorporation or bylaws or (iv) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst governed by the internal affairs doctrine of the State of Delaware.

OceanFirst’s bylaws also provide that OceanFirst is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

Sun’s organizational documents do not contain a forum selection clause.

COMPARATIVE MARKET PRICES AND DIVIDENDS

OceanFirst common stock is listed on the NASDAQ under the symbol “OCFC” and Sun common stock is listed on the NASDAQ under the symbol “SNBC.” The following table sets forth the high and low reported sale prices per share of OceanFirst common stock and Sun common stock as reported on the NASDAQ Global Select Market, and the cash dividends declared per share for the periods indicated.

	OceanFirst Common Stock			Sun Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Quarter	17.51	16.01	0.13	19.62	16.88	—
Second Quarter	18.88	16.65	0.13	20.09	18.26	—
Third Quarter	19.13	16.51	0.13	21.00	18.93	—
Fourth Quarter	21.00	16.74	0.13	22.24	18.90	—
2016
First Quarter	19.99	15.98	0.13	21.96	19.52	—
Second Quarter	19.65	16.77	0.13	22.27	20.27	—
Third Quarter	19.96	17.99	0.13	23.25	20.35	0.01
Fourth Quarter	30.49	18.99	0.15	26.80	22.10	0.01
2017
First Quarter	30.70	27.04	0.15	26.70	23.05	0.01
Second Quarter	29.00	25.42	0.15	25.95	23.88	0.01

On June 29, 2017, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $27.58 and $26.84, respectively. On September 18, 2017, the latest practicable trading day prior to the printing of this joint proxy statement/prospectus, the high and low sales prices of shares of OceanFirst common stock as reported on the NASDAQ were $25.53 and $24.81, respectively.

On June 29, 2017, the last full trading day before the public announcement of the Transactions, the high and low sales prices of shares of Sun common stock as reported on the NASDAQ were $25.00 and $24.65, respectively. On September 18, 2017, the latest practicable trading day prior to printing of this joint proxy statement/prospectus, the high and low sales prices of shares of Sun common stock as reported on the NASDAQ were $23.58 and $23.05, respectively.

As of the OceanFirst record date, there were approximately 2,158 registered holders of OceanFirst common stock and, as of the Sun record date, there were 606 registered holders of Sun common stock.

Each of the OceanFirst stockholders and the Sun shareholders are advised to obtain current market quotations for OceanFirst common stock and Sun common stock. The market price of OceanFirst common stock and Sun common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the Transactions. No assurance can be given concerning the market price of OceanFirst common stock or Sun common stock before or after the effective date of the first-step merger. Changes in the market price of OceanFirst common stock prior to the completion of the Transactions will affect the market value of the stock portion of the merger consideration that Sun shareholders will be entitled to receive upon completion of the Transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OCEANFIRST

The following table provides information as of the OceanFirst record date with respect to the persons known by OceanFirst to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding(1)
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	2,179,800	(2)	6.7%

BlackRock Inc. 55 East 52nd Street New York, New York 10055	2,039,363	(3)	6.3%

(1)	Percentages with respect to each person have been calculated on the basis of 32,463,131 shares of OceanFirst common stock, the number of shares of OceanFirst common stock outstanding and entitled to vote as of September 15, 2017.
(2)	Based on Form 13F-HR filed on August 14, 2017.
(3)	Based on Form 13F-HR filed on August 10, 2017.

The following table provides information as of the OceanFirst record date, about the shares of OceanFirst common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of OceanFirst as of such date and (ii) all OceanFirst directors and executive officers as a group. This information has been provided by each of the directors and executive officers at OceanFirst’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to OceanFirst’s knowledge, the beneficial owner has sole voting and dispositive power over the shares. Each director and executive officer maintains a mailing address at 975 Hooper Avenue, Toms River, New Jersey 08753. None of the below directors or executive officers have pledged any shares of OceanFirst.

Name	Number of Shares Owned (excluding options)(2)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (3)
Directors(1)
Steven E. Brady(4)(5)	107,218	70,436	177,654	*
Joseph J. Burke(6)	20,208	17,836	38,044	*
Angelo Catania(6)	22,391	17,836	40,227	*
Michael Devlin(4)(7)	202,064	86,709	288,773	*
Jack M. Farris(8)	4,475	—	4,475	*
Christopher D. Maher(9)(10)	55,205	51,278	106,483	*
Dorothy McCrosson(4)	8,715	8,579	17,294	*
Donald E. McLaughlin(6)(11)	40,770	17,836	58,606	*
Diane F. Rhine(6)	38,829	17,836	56,665	*
Mark G. Solow(6)	18,899	6,300	25,199	*
John E. Walsh(6)	27,678	17,836	45,514	*
Samuel Young(4)(12)	18,086	16,434	34,520	*
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick(10)(13)	198,009	156,033	354,042	1.1%
Joseph J. Lebel, III(10)(14)(15)	37,196	52,125	89,321	*
Joseph R. Iantosca(10)(14)	47,891	72,375	120,266	*
Steven J. Tsimbinos(10)(16)	26,326	55,125	81,451	*
All directors and Executive Officers as a group (17 persons)	877,430	664,574	1,542,004	4.7%

*	Less than 1%.
(1)	Each director and executive officer maintains a mailing address at 975 Hooper Avenue, toms River, New Jersey 08753. None of the above directors or executive officers has pledged any shares of OceanFirst.
(2)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of September 15, 2017.
(3)	Percentages with respect to each person or group of persons have been calculated on the basis of 32,562,477 shares of OceanFirst common stock, the number of shares of OceanFirst common stock outstanding and entitled to vote as of September 15, 2017, plus the number of shares of OceanFirst common stock which such person or group of persons has the right to acquire within 60 days of August 28, 2017 by the exercise of stock options.
(4)	Includes 1,035 unvested restricted shares awarded in March 2017, which vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(5)	Includes 23,015 shares held in an individual retirement account.
(6)	Includes 4,431 unvested shares. Each non-employee director, other than Messrs. Farris, Devlin, Brady and Young and Ms. McCrosson, was awarded 713 restricted shares in February 2013, 1,880 restricted shares in March 2014, 1,850 restricted shares in March 2015, 1,740 restricted shares in March 2016, and 1,035 restricted shares in March 2017. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(7)	Includes 22,037 shares held by Mr. Devlin’s spouse, 2,868 shares held by Mr. Devlin’s daughters, and 51,311 shares held in an individual retirement account.
(8)	Includes 3,537 unvested shares. Mr. Farris was awarded 1,850 restricted shares in March 2015, 1,740 restricted shares in March 2016, and 1,035 restricted shares in March 2017. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(9)	Includes 12,799 unvested shares. Mr. Maher was awarded 4,567 restricted shares in June 2013, 5,165 in March 2015, 5,060 in March 2016, and 4,740 in March 2017. Such awards vest at a rate of 20% per year commencing on March 1 of the year following the grant.

(10)	Includes the following shares that have been allocated and are held in trust pursuant to the ESOP as of August 28, 2017: Mr. Maher: 1,393; Mr. Fitzpatrick: 80,495; Mr. Lebel: 7,727; Mr. Iantosca: 12,176; and Mr. Tsimbinos: 2,377. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(11)	Includes 5,358 shares owned by Mr. McLaughlin’s spouse.
(12)	Includes 2,918 shares held as Deferred Compensation.
(13)	Includes 4,304 unvested shares. Mr. Fitzpatrick was awarded 1,529 restricted shares in February 2013, 1,760 restricted shares in March 2014, 1,540 restricted shares in March 2015, 1,145 restricted shares in March 2016, and 1,455 restricted shares in March 2017. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(14)	Includes 6,735 unvested shares for each of Mr. Lebel and Mr. Iantosca. Each of Mr. Lebel and Mr. Iantosca was awarded 764 restricted shares in February 2013, 761 shares in June 2013, 1,910 restricted shares in March 2014, 2,055 restricted shares in March 2015, 1,910 restricted shares in March 2016, and 2,905 restricted shares in March 2017. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(15)	Includes 671 shares held by Mr. Lebel’s spouse.
(16)	Includes 11,805 unvested shares. Mr. Tsimbinos was awarded 764 restricted shares in February 2013, 1,030 restricted shares in March 2014, 7,575 restricted shares in March 2015, 5,345 restricted shares in March 2016, and 2,420 restricted shares in March 2017. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SUN

The following table sets forth, as of the Sun record date, certain information as to Sun’s common stock beneficially owned by persons beneficially owning in excess of 5% of the outstanding shares of Sun’s common stock. Sun knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of Sun’s common stock as of the Sun record date. For purposes of the table below and the table set forth under the caption “Security Ownership of Sun Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (a) over which that person has or shares, directly or indirectly, voting power or investment power, or (b) of which that person has the right to acquire beneficial ownership at any time within 60 days after the Sun record date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each Sun shareholder shown in the table below has sole voting and investment power with respect to the shares of Sun common stock indicated.

Security Ownership of Certain Sun Beneficial Owners
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(1)
WLR SBI AcquisitionCo, LLC 1166 Avenue of the Americas New York, New York 10036	4,255,848	(2)	22.29%

Bernard A. Brown 71 West Park Avenue Vineland, New Jersey 08360	1,208,051	(3)(4)	6.33%

FJ Capital Management LLC 1313 Dolley Madison Boulevard, Suite 306 McLean, VA 22101	1,093,825	(5)	5.73%

EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	1,093,820	(6)	5.73%

Sidney R. Brown c/o NFI Industries, Inc. 1515 Burnt Mill Road Cherry Hill, New Jersey 08003	1,001,057	(7)(8)(9)(10)	5.23%

(1)	Based on the 19,091,912 total outstanding shares of Sun common stock of Sun as of the Sun record date plus the shares of Sun common stock which such person or group of persons has the right to acquire within 60 days after the Sun record date.
(2)	Based in part on a Schedule 13D/A filed with the SEC and dated April 11, 2011 and in part based on information provided by WLR SBI AcquisitionCo, LLC. WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of WLR Recovery Fund IV, L.P., which is the sole manager of WLR SBI AcquisitionCo, LLC. WL Ross & Co., LLC is the investment manager of WLR Recovery Fund IV, L.P. Accordingly, WLR Recovery Associates IV LLC, WLR Recovery Fund IV, L.P., WLR SBI AcquisitionCo, LLC, and WL Ross & Co. LLC may be deemed to share voting and dispositive power over the common stock held by WLR SBI AcquisitionCo, LLC. Director James B. Lockhart III, the Vice Chairman of WL Ross & Co., LLC, disclaims beneficial ownership of the interests set forth above, except for his pecuniary interest therein.
(3)	Based on a Form 5 filed with the SEC on February 17, 2015 and on information from the corporate records of Sun.
(4)	Includes 790,770 shares of Sun common stock held indirectly by spouse but for which the individual disclaims beneficial ownership.
(5)	Based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 13, 2017. The Schedule 13G/A was filed by FJ Capital Management LLC for itself and on behalf of the other reporting persons named therein: Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Martin S. Friedman, Bridge Equities III LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and Realty Investment Company, Inc. FJ Capital Management LLC shares voting power with respect to 1,093,825 shares of Sun common stock and shares dispositive power with respect to 235,139 shares. Financial Opportunity Fund LLC shares voting and dispositive power with respect to 186,965 shares. Financial Opportunity Long/Short Fund LLC shares voting and dispositive power with respect to 5,247 shares. Martin S. Friedman shares voting power with respect to 1,093,825 shares of Sun common stock and shares dispositive power with respect to 235,139 shares. Bridge Equities III LLC shares voting and dispositive power with respect to 858,686 shares. SunBridge Manager, LLC shares voting and dispositive power with respect to 858,686 shares. SunBridge Holdings, LLC shares voting and dispositive power with respect to 858,686 shares. Realty Investment Company, Inc. shares voting and dispositive power with respect to 858,686 shares.

(6)	Based on a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 14, 2017. The Schedule 13G/A was filed by EJF Capital LLC for itself and on behalf of the other reporting persons named therein: Emanuel J. Friedman, EJF Financial Services Fund, LP and EJF Financial Services GP, LLC. Each of the reporting persons shares voting and dispositive power of the shares.
(7)	Based on Forms 4/A filed with the SEC on March 24, 2017 and on information from the corporate records of Sun. Includes shares of Sun common stock held directly as well as by spouse, by children, in trust and other indirect ownership.
(8)	Includes 47,774 shares of Sun common stock that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Sun record date.
(9)	Includes 1,500 restricted shares that remain subject to vesting, but over which the individual has sole voting power.
(10)	Excludes 774,750 shares of Sun common stock held by various companies and partnerships for which the individual disclaims beneficial ownership of shares of Sun common stock held in excess of his proportionate ownership interests in such companies and partnerships.

Security Ownership of Sun Management

The following table sets forth information about shares of Sun common stock beneficially owned by each current director of Sun, each named executive officer of Sun and all directors and executive officers of Sun as a group as of the Sun record date. Except as otherwise indicated, each Sun shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
Directors:
Jeffrey S. Brown	638,799		3.35%
Sidney R. Brown	1,001,057	(4)	5.23%
Anthony R. Coscia	40,062		*
F. Clay Creasey, Jr.	4,783		*
Peter Galetto, Jr.	118,186		*
Eli Kramer	88,956		*
James B. Lockhart III	970	(5)	*
William J. Marino	36,865		*
Thomas M. O’Brien	344,284		1.79%
Keith Stock	21,742		*
Grace C. Torres	4,180		*

Named executive officers who are not directors:
Thomas R. Brugger	28,912		*
Nicos Katsoulis	68,346		*
Anthony J. Morris	11,966		*
Patricia M. Schaubeck	15,814		*
Total of all directors, named executive officers and other executive officers of Sun as a group (18 persons)	2,483,210	(6)	12.86%

*	Less than 1.0%
(1)	The figures shown include 223,331 shares of Sun common stock which may be acquired upon the exercise of Sun stock options that are, or will become, exercisable within 60 days after the Sun record date: Jeffrey S. Brown — 3,100; Sidney R. Brown — 47,774; Anthony R. Coscia — 0; F. Clay Creasey, Jr. — 0; Peter Galetto, Jr. — 9,800; Eli Kramer — 14,731; James B. Lockhart III — 0; William J. Marino — 0; Thomas M. O’Brien — 121,201; Keith Stock — 0; Grace C. Torres — 0; Thomas R. Brugger — 5,019; Nicos Katsoulis — 0; Anthony J. Morris — 250; Patricia M. Schaubeck — 0; and three other executive officers that are not named executive officers — 21,456.
(2)	The figures shown include the following 131,778 restricted shares that remain subject to vesting, but over which the individuals have sole voting power: Jeffrey S. Brown — 1,500; Sidney R. Brown — 1,500; Anthony R. Coscia — 0; F. Clay Creasey, Jr. — 1,500; Peter Galetto, Jr. — 1,500; Eli Kramer — 1,500; James B. Lockhart III — 870; William J. Marino — 1,500; Thomas M. O’Brien — 56,798; Keith Stock — 1,500; Grace C. Torres — 1,500; Thomas R. Brugger — 10,717; Nicos Katsoulis — 19,550; Anthony J. Morris — 10,717; Patricia M. Schaubeck — 10,599; and three other executive officers that are not named executive officers — 10,527.
(3)	Based on the 19,091,912 total outstanding shares of Sun common stock as of the Sun record date plus the shares of Sun common stock which such person or group of persons has the right to acquire within 60 days after the Sun record date.
(4)	Excludes 774,750 shares of Sun common stock held by various companies and partnerships for which Sidney Brown disclaims beneficial ownership of shares held in excess of Sidney Brown’s proportionate ownership interests in such companies and partnerships.
(5)	Does not include 4,255,848 shares of Sun common stock directly held by WLR SBI AcquisitionCo, LLC, for which Mr. Lockhart disclaims beneficial ownership. See note (2) to the table, “Security Ownership of Certain Sun Beneficial Owners,” above.
(6)	Includes 26,305 shares beneficially owned by three executive officers who are not named executive officers.

LEGAL MATTERS

The validity of the OceanFirst common stock to be issued in connection with the first-step merger will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York). Certain U.S. federal income tax consequences relating to the integrated mergers will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York) and for Sun by Wachtell, Lipton, Rosen & Katz.

EXPERTS

OceanFirst

The consolidated financial statements of OceanFirst as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Sun

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from the Sun Bancorp Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Sun Bancorp Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Ocean Shore

The consolidated financial statements as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 incorporated in this joint proxy statement/prospectus by reference from the Ocean Shore Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Ocean Shore’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Cape

The consolidated income statement and statement of cash flows of Cape for the periods ended December 31, 2015, 2014 and 2013 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in the report of Crowe Horwath LLP appearing in Cape’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

OceanFirst

OceanFirst held its 2017 annual meeting of stockholders on June 2, 2017 and began mailing its proxy statement for such meeting on or about April 28, 2017.

To be considered for inclusion in the OceanFirst sponsored proxy materials for OceanFirst’s 2018 annual meeting of stockholders, proposals by OceanFirst stockholders must comply with Rule 14a-8 under the Exchange Act. In order to comply with Rule 14a-8, among other requirements, any such proposal must be received in writing by OceanFirst’s Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08753 no later than December 27, 2017. If OceanFirst’s 2018 annual meeting of stockholders is held on a date more than 30 calendar days from June 2, 2018, a stockholder proposal must be received by a reasonable time before OceanFirst begins to print and mail its proxy solicitation material for such meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

OceanFirst stockholders may also make proposals and director nominations that are not intended to be included in OceanFirst’s proxy statement for its 2018 annual meeting of OceanFirst stockholders, so long as the proposals or nominations comply with OceanFirst’s bylaws. Based on the requirements set forth in OceanFirst’s bylaws, in order to make proposals for business to be brought before OceanFirst’s 2018 annual meeting of stockholders or nominations for the election of directors at such meeting, any OceanFirst stockholder must deliver notice of such proposal or nomination to OceanFirst’s Corporate Secretary no later 90 days before the date of such meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of such annual meeting is given to OceanFirst stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of such annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made.

Sun

Sun held its 2017 annual meeting of shareholders on May 11, 2017 and began mailing its proxy statement for such meeting on or about March 30, 2017. Sun does not anticipate holding a 2018 annual meeting of Sun shareholders if the first-step merger is completed before the second quarter of 2018. However, if the first-step merger is not completed within the expected time frame, or at all, Sun may hold an annual meeting of its stockholders in 2018.

To be considered for inclusion in the Sun sponsored proxy materials for Sun’s 2018 annual meeting of shareholders, proposals by Sun shareholders must comply with Rule 14a-8 under the Exchange Act. In order to comply with Rule 14a-8, among other requirements, any such proposal must be received in writing by Sun’s Corporate Secretary at 350 Fellowship Road, Suite 101, Mount Laurel, New Jersey 08054 no later than November 30, 2017. If Sun’s 2018 annual meeting of shareholders is held on a date more than 30 calendar days from May 11, 2018, a Sun shareholder proposal must be received by a reasonable time before Sun begins to print and mail its proxy solicitation materials for such meeting. Any Sun shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Under Sun’s bylaws, Sun shareholder proposals and shareholder nominations for directors that are not included in Sun’s proxy materials for next year’s annual meeting of Sun shareholders, if any, will only be considered at such annual meeting if a Sun shareholder’s proposal or nomination is in writing and received by Sun at the above address no earlier than 90 days prior nor later than 60 days prior to the first anniversary of Sun’s 2017 annual meeting of Sun shareholders, or between February 10, 2018 and March 12, 2018. However, Sun’s bylaws further provide that in the event the date of next year’s annual meeting of Sun shareholders is changed by more than 30 days from such anniversary date, the deadline for submission of proposals will be the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in Sun’s bylaws in order to be considered at next year’s annual meeting of Sun shareholders, if any.

WHERE YOU CAN FIND MORE INFORMATION

OceanFirst is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of OceanFirst common stock to be issued in connection with the first-step merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of OceanFirst in addition to being a proxy statement for OceanFirst stockholders and Sun shareholders. The registration statement, including this joint proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about OceanFirst, including information about OceanFirst’s common stock.

OceanFirst and Sun also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as OceanFirst and Sun, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by OceanFirst with the SEC are also available at OceanFirst’s website at www.oceanfirstonline.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The reports, proxy statements and other information filed by Sun with the SEC are available at Sun’s website at www.ochome.com/home under the tab “Investor Relations,” and then under the heading “SEC Filings”. The web addresses of the SEC, OceanFirst and Sun are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

The SEC allows OceanFirst and Sun to incorporate by reference information in this joint proxy statement/prospectus. This means that OceanFirst and Sun can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that OceanFirst and Sun previously filed with the SEC. They contain important information about the companies and their financial condition.

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016
Annual Reports on Form 11-K	Filed on June 20, 2017 and June 19, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2017 and June 30, 2017

Current Reports on Form 8-K	Filed on January 27, 2017, February 1, 2017, February 13, 2017, March 7, 2017, April 10, 2017, April 28, 2017, May 4, 2017, June 6, 2017, June 27, 2017, June 30, 2017, July 3, 2017, July 28, 2017 (with respect to Item 8.01 only) and August 8, 2017 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed April 26, 2017

The description of OceanFirst common stock set forth in its registration statement on Form 8-A, as amended, filed on May 8, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

Sun SEC Filings (SEC File No. 000-20957)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016
Annual Report on Form 11-K	Filed on June 29, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2017 and June 30, 2017

Current Reports on Form 8-K	Filed on January 31, 2017, March 3, 2017, March 31, 2017, April 20, 2017, April 27, 2017, May 4, 2017, May 15, 2017, May 23, 2017, June 30, 2017, July 3, 2017 and July 27, 2017 (with respect to item 8.01 only) (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed on April 20, 2017

The description of Sun’s securities as contained in Sun’s Registration Statement on Form S-3 filed by the Registrant on October 29, 2014, and any amendments, reports or other filings filed with the Commission for the purpose of updating such description

The historical audited consolidated income statement and statement of cash flows of Ocean Shore (SEC File No. 000-53856) for the periods ended December 31, 2015 and 2014 and the related notes thereto are also incorporated by reference in this joint proxy statement/prospectus from Ocean Shore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These reports of Ocean Shore are available at http://www.SEC.gov.

The historical audited consolidated income statement and statement of cash flows of Cape (SEC File No. 001-33934) for the periods ended December 31, 2015, 2014 and 2013 and the related notes thereto are also incorporated by reference in this joint proxy statement/prospectus from Cape’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These reports of Cape are is available at http://www.SEC.gov.

In addition, OceanFirst and Sun also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of OceanFirst, the date of the OceanFirst special meeting, and, in the case of Sun, the date of the Sun special meeting, provided that OceanFirst and Sun are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, OceanFirst has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to OceanFirst, and Sun has supplied all information contained or incorporated by reference relating to Sun.

Documents incorporated by reference are available from OceanFirst and Sun without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

OceanFirst Financial Corp. 975 Hooper Avenue Toms River, New Jersey 08753 Attention: Investor Relations Telephone: (732) 240-4500	Sun Bancorp, Inc. 350 Fellowship Road, Suite 101 Mt. Laurel, New Jersey 08054 Attention: Corporate Secretary Telephone: (800) 691-7701

OceanFirst stockholders requesting documents must do so by October 18, 2017 and Sun shareholders requesting documents must do so by October 17, 2017 to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from OceanFirst or Sun, then OceanFirst and Sun, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither OceanFirst nor Sun has authorized anyone to give any information or make any representation about the Transactions or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

MERCURY MERGER SUB CORP.

and

SUN BANCORP, INC.

Dated as of June 30, 2017

A-i

3.20	Intellectual Property	A-24
3.21	Related Party Transactions	A-25
3.22	Takeover Protections	A-25
3.23	Reorganization	A-25
3.24	Opinion	A-25
3.25	Company Information	A-25
3.26	Loan Portfolio	A-26
3.27	Insurance	A-27
3.28	No Other Representations or Warranties	A-27

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	A-28
4.2	Capitalization	A-28
4.3	Authority; No Violation	A-29
4.4	Consents and Approvals	A-30
4.5	Reports	A-30
4.6	Financial Statements	A-31
4.7	Broker’s Fees	A-32
4.8	Absence of Certain Changes or Events	A-32
4.9	Legal Proceedings	A-32
4.10	Taxes and Tax Returns	A-32
4.11	Employees	A-33
4.12	SEC Reports	A-33
4.13	Compliance with Applicable Law	A-34
4.14	Agreements with Regulatory Agencies	A-34
4.15	Takeover Protections	A-35
4.16	Reorganization	A-35
4.17	Opinion	A-35
4.18	Parent Information	A-35
4.19	Financing	A-35
4.20	No Other Representations or Warranties	A-35

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	A-36
5.2	Company Forbearances	A-36
5.3	Parent Forbearances	A-39
5.4	Tax-free Reorganization	A-40

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-40
6.2	Access to Information; Confidentiality	A-41
6.3	Shareholders’ Approvals	A-42
6.4	Legal Conditions to Merger	A-44

A-ii

6.5	Stock Exchange Listing	A-44
6.6	Employee Matters	A-44
6.7	Indemnification; Directors’ and Officers’ Insurance	A-46
6.8	Additional Agreements	A-47
6.9	Advice of Changes	A-47
6.10	Litigation and Claims	A-47
6.11	Dividends	A-47
6.12	Corporate Governance	A-48
6.13	Acquisition Proposals	A-48
6.14	Board of Directors and Committee Meetings	A-49
6.15	Loan Participations	A-49
6.16	Public Announcements	A-50
6.17	Restructuring Efforts	A-50
6.18	Takeover Statutes	A-50
6.19	Exemption from Liability Under Section 16(b) of the Exchange Act	A-50
6.20	Assumption of Company Debt	A-50
6.21	No Control of Other Party’s Business	A-51

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Integrated Mergers	A-51
7.2	Conditions to Obligations of Parent	A-51
7.3	Conditions to Obligations of the Company	A-52

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-53
8.2	Effect of Termination	A-54
8.3	Amendment	A-55
8.4	Extension; Waiver	A-55

Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	A-56
9.2	Expenses	A-56
9.3	Notices	A-56
9.4	Interpretation	A-57
9.5	Counterparts	A-57
9.6	Entire Agreement	A-58
9.7	Governing Law; Jurisdiction	A-58
9.8	Waiver of Jury Trial	A-58
9.9	Assignment; Third Party Beneficiaries	A-58
9.10	Specific Performance	A-59
9.11	Severability	A-59
9.12	Delivery by Facsimile or Electronic Transmission	A-59

Exhibit A –	Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-49
affiliate	A-57
Agreement	A-1
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Merger Certificate	A-6
BCA	A-1
BHC Act	A-11
Cash Consideration	A-2
Cash Election	A-2
Cash Election Number	A-6
Cash Election Shares	A-2
Chosen Courts	A-58
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-43
Company Bank	A-6
Company Benefit Plans	A-18
Company Bylaws	A-11
Company Certificate	A-11
Company Common Stock	A-2
Company Contract	A-22
Company Disclosure Schedule	A-10
Company Equity Awards	A-5
Company Equity Plan	A-4
Company Indemnified Parties	A-46
Company Insiders	A-50
Company Leased Properties	A-24
Company Meeting	A-42
Company Owned Properties	A-24
Company Qualified Plans	A-18
Company Real Property	A-24
Company Regulatory Agreement	A-23
Company Reports	A-20
Company Restricted Stock Award	A-4
Company Restricted Stock Unit Award	A-5
Company Stock Option	A-4
Company Subsidiary	A-12
Confidentiality Agreement	A-42
Continuing Employee	A-44
Converted Company Option	A-4
Delaware Secretary	A-2
Derivative Contract	A-23
DGCL	A-2
Directors’ Deferred Fee Plan	A-12
DOL	A-18
Effective Time	A-1

A-iv

Election	A-7
Election Deadline	A-8
Election Period	A-8
Enforceability Exceptions	A-13
Environmental Laws	A-23
ERISA	A-18
Exception Shares	A-2
Exchange Act	A-14
Exchange Agent	A-8
Exchange Fund	A-8
Exchange Ratio	A-3
FDIC	A-11
Federal Reserve Board	A-11
FHLB	A-12
First-Step Merger	A-1
First-Step Merger Certificate	A-1
Form of Election	A-7
GAAP	A-11
Governmental Entity	A-14
HOLA	A-28
Holder	A-7
Integrated Mergers	A-1
Intellectual Property	A-24
IRS	A-18
Issuer Trusts	A-13
Joint Proxy Statement	A-14
Laws	A-21
Liens	A-13
Loan Participation	A-26
Loans	A-26
Material Adverse Effect	A-11
Materially Burdensome Regulatory Condition	A-41
Merger Consideration	A-5
Merger Sub	A-1
Merger Sub Bylaws	A-5
Merger Sub Certificate	A-28
Multiemployer Plan	A-19
Multiple Employer Plan	A-19
NASDAQ	A-3
National Bank Conversion	A-41
New Certificates	A-3
New Jersey Secretary	A-1
New Plans	A-45
Non-Election Shares	A-3
OCC	A-14
Old Certificate	A-3
Parent	A-1
Parent Adverse Recommendation Change	A-43
Parent Bank	A-6
Parent Benefit Plans	A-33
Parent Bylaws	A-5
Parent Certificate	A-5

A-v

Parent Common Stock	A-3
Parent Disclosure Schedule	A-27
Parent Equity Awards	A-29
Parent Meeting	A-42
Parent Regulatory Agreement	A-34
Parent Reports	A-33
Parent Restricted Stock Awards	A-29
Parent Share Closing Price	A-3
Parent Share Issuance	A-29
Parent Subsidiary	A-28
PBGC	A-18
Per Share Cash Consideration	A-3
Permitted Encumbrances	A-24
person	A-57
Premium Cap	A-46
Regulatory Agencies	A-15
Representatives	A-48
Requisite Company Vote	A-13
Requisite Parent Vote	A-29
Requisite Regulatory Approvals	A-41
S-4	A-14
Sarbanes-Oxley Act	A-16
SEC	A-14
Second-Step Merger	A-1
Second-Step Merger Certificates	A-2
Securities Act	A-20
Shortfall Number	A-7
SRO	A-14
Stock Consideration	A-3
Stock Election	A-3
Stock Election Shares	A-3
Subordinated Debentures	A-13
Subsidiary	A-11
Superior Proposal	A-49
Support Agreements	A-1
Surviving Corporation	A-1
Takeover Statutes	A-25
Tax	A-18
Tax Return	A-18
Taxes	A-18
Terminated Plan	A-45
Termination Date	A-53
Termination Fee	A-55
Trust Preferred Securities	A-13
WLR	A-13

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2017 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Sun Bancorp, Inc., a New Jersey corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company have each determined that it is in the best interests of their respective companies and the shareholders of their respective companies for such companies to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate voting and support agreements with Parent (collectively, the “Support Agreements”) in connection with the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Integrated Mergers and also to prescribe certain conditions to the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1 The Integrated Mergers; Effective Time.

(a) Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of New Jersey (the “New Jersey Secretary”) in accordance with the BCA (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b) Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the BCA, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL and a certificate of merger with the New Jersey Secretary in accordance with the BCA (collectively, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher and Flom LLP, on the first business day that is both (x) the last business day of a month or, if the Closing is anticipated to occur in January, the first business day of the month of January solely to the extent that the parties are able to, on such date and at or prior to 9:00 a.m., New York City Time, submit and confirm acceptance of the filing of the First-Step Merger Certificate with the New Jersey Secretary and the Second-Step Merger Certificate with the Delaware Secretary and (y) no earlier than the third (3rd) business day after the date on which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company; provided, further, however, that the Closing shall not occur prior to January 1, 2018 unless otherwise agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in Section 10-6 of the BCA. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in Section 259 of the DGCL and Section 10-6 of the BCA.

1.4 Effects of First-Step Merger on Merger Sub Capital Stock. At and after the Effective Time, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Company.

1.5 Conversion of Company Common Stock in the First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any of the following securities:

(a) Subject to Section 2.4(e), each share of the common stock, par value $5.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Exception Shares”), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii) For each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (such common stock, the “Parent Common Stock”) equal to the Exchange Ratio (such number of shares of Parent Common Stock, the “Stock Consideration”); and

(iii) For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.4 (collectively, the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.3.

(b) For purposes of this Agreement, the following terms shall have the following meaning:

(i) The “Exchange Ratio” means the quotient, rounded to the nearest one-ten thousandth, of (A) the Per Share Cash Consideration divided by (B) the Parent Share Closing Price.

(ii) The “Parent Share Closing Price” means the volume-weighted average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date.

(iii) The “Per Share Cash Consideration” means the sum, rounded to the nearest one-tenth of a cent, of (A) $3.78 and (B) the product, rounded to the nearest one-tenth of a cent, of 0.7884 times the Parent Share Closing Price.

(iv) The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.5(a) and this Article II, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and/or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case, other than the Exception

Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Treatment of Company Equity Awards.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company’s Omnibus Stock Incentive Plan, the Company’s 2014 Performance Equity Plan, the Company’s 2010 Stock Based-Incentive Plan or the Company’s 2004 Stock Based-Incentive Plan, as amended and restated (each, a “Company Equity Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each share of Company Common Stock subject to such Company Stock Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Company Option”). All rounding described in this Section 1.7(a) shall be done on an aggregate basis for each Converted Company Option, such that a single rounding of shares and exercise price shall be applied to each Converted Company Option.

(b) The Converted Company Options shall have the same vesting schedule (including any acceleration of vesting as provided in the applicable Company Equity Plan) as the Company Stock Options and otherwise shall have the same terms and conditions as such Company Stock Options; provided, that Parent shall assume and convert the Company Stock Options into Converted Company Options in a manner consistent with the requirements of Sections 409A and 424(a) of the Code, as applicable. After such assumption and conversion, the Converted Company Options shall be subject to all of the terms and conditions of the applicable Company Equity Plan and grant agreements under which the Company Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions).

(c) At the Effective Time, each restricted stock award in respect of shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall be or become fully vested and the restrictions thereon shall lapse, and each holder thereof shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock subject thereto as promptly as practicable following the Effective Time (but in no event later than five (5) business days thereafter). Each share of Company Common Stock subject to such Company Restricted Stock Awards shall be treated as an outstanding share of Company Common Stock for purposes of this Article II. The Company or Parent will be entitled to deduct and withhold such amounts as may be required or permitted to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Equity Plan and the applicable grant agreement, which withholding shall be taken first from the cash portion of the Merger Consideration payable in respect of such Company Restricted Stock Award (if any) and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Restricted Stock Award in the form of Parent Common Stock.

(d) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit Award” and, together with the Company Stock Options and Company Restricted Stock Awards, the “Company Equity Awards”), shall be cancelled in full, and each holder thereof shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock subject thereto as promptly as practicable following the Effective Time (but in no event later than five (5) business days thereafter); provided that, to the extent payment of the Merger Consideration at such time would result in accelerated taxation and/or penalties under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such accelerated taxation and/or penalties. Each share of Company Common Stock subject to such Company Restricted Stock Unit Awards shall be treated as an outstanding share of Company Common Stock for purposes of this Article II. The Company or Parent will be entitled to deduct and withhold such amounts as may be required or permitted to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Equity Plan and grant agreement, which withholding shall be taken first from the cash portion of the Merger Consideration payable in respect of such Company Restricted Stock Unit Award (if any) and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Restricted Stock Unit Award in the form of Parent Common Stock.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to (i) effectuate the provisions of this Section 1.7, (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in this Section 1.7 and (iii) solely for purposes of granting new Company Equity Awards, terminate each Company Equity Plan effective as of the Effective Time; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

(f) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Converted Company Option issued pursuant to Section 1.7(a). Immediately following the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to each such Converted Company Option and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Company Options remain outstanding.

1.8 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation in the First-Step Merger until such Certificate of Incorporation is thereafter amended in accordance with its terms and applicable law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent (the “Parent Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.9 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub Bylaws”), shall be the Bylaws of the surviving corporation in the First-Step Merger until thereafter amended in accordance with their terms and applicable law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Directors; Officers. At and immediately after the Effective Time, the directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the First-Step Merger until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.12 Bank Merger. Immediately following the consummation of the Integrated Mergers, Sun National Bank, a national bank and a wholly-owned Subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into OceanFirst Bank, a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to the agreement and plan of merger attached hereto as Exhibit A, dated as of the date hereof, by and between Company Bank and Parent Bank (the “Bank Merger Agreement”). Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the quotient of (i) the Cash Component (as defined below) divided by (ii) the Per Share Cash Consideration (such quotient, the “Cash Conversion Number”). All other shares of Company Common Stock (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) shall be converted into the right to receive the Stock Consideration. As used in this Agreement, “Cash Component” means the product of (x) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) and (y) $3.78. The aggregate amount of the Cash Consideration shall in no event exceed the Cash Component.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures.

(a) Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Section 2.2, to submit an election in accordance with the following procedures.

(b) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(c) Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(d) Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(e) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f) Any Holder may, at any time during the Election Period, change or revoke such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g) Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(h) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of the Merger Consideration payable to the holders of Old Certificates and any shortfall as a result of investment losses shall be promptly replenished by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

2.4 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a) and this Article II, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.5(a) and this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.4(b). Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Closing Date with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Share Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (A) any other section of Article III specifically referenced or cross-referenced and (B) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports publicly filed by the Company after December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally or (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Company Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein.

(c) Without duplication of the representations made by the Company in Section 3.1(b), each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 19,060,593 shares of Company Common Stock issued and outstanding, (ii) 73,222 shares of Company Common Stock held in treasury, (iii) 556,694 shares of Company Common Stock reserved for issuance upon the exercise of the outstanding Company Stock Options, (iv) 212,970 shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards (which shares of Company Common Stock are included in the number of shares of Company Common Stock issued and outstanding in clause (i) of this Section 3.2(a)), (v) 181,228 shares of Company Common Stock subject to outstanding Company Restricted Stock Unit Awards (including, for purposes of this Section 3.2, 53,420 shares of Company Common Stock subject to deferred stock unit awards in respect of shares of Company Common Stock held by directors of the Company pursuant to the Company’s Directors Deferred Fee Plan (the “Directors’ Deferred Fee Plan”) and (vi) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any “gross-up” or similar preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except for the Trust Preferred Securities (as defined below) and the Subordinated Debentures (as defined below), there are no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries issued or outstanding. Other than the Company Stock Options, the Company Restricted Stock Awards and the Company Restricted Stock Unit Awards, in each case, issued either prior to the date of this Agreement or, to the extent expressly permitted by this Agreement, on or after the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, “gross-up” agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries may have any liabilities or obligations with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Company Equity Awards issued and outstanding under any Company Equity Plan as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the vesting schedule for each such Company Equity Award, (v) the exercise price for each such Company Equity Award that is a Company Stock Option and (vi) the expiration date for each such Company Equity Award that is a Company

Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Company Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete schedule, as of the date hereof, of the outstanding capital securities (the “Trust Preferred Securities”) of each of Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII (collectively, the “Issuer Trusts”) and the junior subordinated debentures (the “Subordinated Debentures”) issued by the Company to each Issuer Trust, which schedule is in the same form as the table labeled “Table 25: Summary of Capital Securities and Junior Subordinated Debentures” that is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(e) The Voting Agreement, dated as of July 7, 2010, between WLR SBI Acquisition Co, LLC (“WLR”) and each party listed on Schedule A attached thereto has not been amended or supplemented. The Shareholders Agreement, dated as of September 22, 2010, among certain shareholder parties listed on Schedule A attached thereto has not been amended or supplemented.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Integrated Mergers have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its shareholders, has adopted this Agreement and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of votes cast by the holders of the shares of Company Common Stock entitled to vote at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with each of the terms and provisions hereof, nor the execution and delivery of the Bank Merger Agreement by the Company Bank, nor the consummation by the Company Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by the Company Bank with each of the terms and provisions of the Bank Merger Agreement will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Company Bank.

3.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act or the HOLA (as defined below), as applicable, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and (ii) the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or any SRO (each, a “Governmental Entity”) or third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by the Company Bank of the Bank Merger Agreement or (D) the consummation by the Company Bank of the Bank Merger. As used in this agreement “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any SRO ((a) – (g), collectively

“Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) to the knowledge of the Company there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have fully resolved in all material respects all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Regulatory Agency.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a true, correct and complete copy has previously been made available to Parent. As of the date of this Agreement, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler O’Neill & Partners, L.P., related to the Integrated Mergers and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2016, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their current or former directors or executive officers in their capacities as such (i) that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (ii) commercial agreements not primarily related to tax). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock to another Person, or has had its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(j) As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(k) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary, is a party or has or would reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all amendments to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the most recent summary plan description and summary of material modifications, (v) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”) on or after January 1, 2013.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity on or after January 1, 2013 with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee or director of the Company or any of its Subsidiaries.

(f) No Company Benefit Plan is, and none of the Company, its Subsidiaries nor any Company ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(g) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or under Company Benefit Plans set forth on Section 3.11(h) of the Company Disclosure Schedule.

(i) All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company to the extent required by GAAP.

(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case, that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director or independent contractor who is a natural person of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) require prior approval in accordance with FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise. Neither the Company nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n) There are no pending or, to the Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o) To the knowledge of the Company, no current or former employee or independent contractor who is a natural person of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

3.12 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since December 31, 2014 (collectively, the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2014, as of their respective dates, all the Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have at all times since December 31, 2014 complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, decree, rule, regulation, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) Prosperis Financial Solutions LLC is not required to be registered with the SEC, the Financial Industry Regulatory Authority or the Securities Investor Protection Corp., in each case, as (i) a broker-dealer under the Exchange Act or (ii) an investment adviser under the Investment Advisers Act of 1940, as amended.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, independent contractors or consultants, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to the Company (or, following the consummation of the Integrated Mergers, the Surviving Corporation), taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions and including any Contract relating to the Trust Preferred Securities or Subordinated Debentures, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) any partnership or joint venture Contract, (xi) any Contract entered into within the last three (3) years relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise), (xii) which is a Securities Purchase Agreement, (xiii) any Contract relating to the offering by or on behalf of Prosperis Financial Solutions LLC of non-deposit investment products, including any Contract to which INVEST Financial Corporation or any of its affiliates is a party (but excluding any Contract entered into in the ordinary course of business with the customers of such non-deposit investment products) or (xiv) which involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $500,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by the Company or any Subsidiary of the Company of any material penalty. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received written, or to the knowledge of the Company, oral notice of, any violation of any Company Contract by any of the other parties thereto, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. The Company is not a party to any oral Company Contract and there are no oral amendments to any written Company Contract.

(c) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s knowledge, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2014, a recipient of any supervisory letter from, or, since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or to the knowledge of the Company, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with each Company Regulatory Agreement. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Company Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and, to the knowledge of the Company, have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.18 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in fiduciary or agency capacity), free and clear of any Lien, except (i) as specifically disclosed in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP.

(b) The Company and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or any such Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.20 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on the Company (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and rights in any jurisdiction to limit the use or disclosure thereof by any person; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.22 Takeover Protections.

(a) No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder,” “affiliate transactions” or similar provision of any state anti-takeover, including the New Jersey Shareholders’ Protection Act (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the BCA.

(b) Article XIII of the Company Certificate is not applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement and neither Parent nor Merger Sub will be deemed to be an “interested shareholder” (as defined in the Company Certificate) as result of Parent entering into the Support Agreements or otherwise. Prior to the date of the Support Agreements, the Board of Directors of the Company took all action necessary to ensure that (i) neither Parent nor Merger Sub will be prohibited from engaging in a “Business Combination” (as defined in the Company Certificate) with the Company or any of its affiliates under the provisions of the Company Certificate and (ii) the eighty percent (80%) voting standard set forth in Article XIII.B.2. of the Company Certificate does not apply to the transactions contemplated hereby (including the First-Step Merger and the Second-Step Merger), including by adopting the resolutions described in Article XIII.B.1. of the Company Certificate.

3.23 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2017, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of the Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R Part 215). Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2017, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, in each case, by category of Loan (e.g., commercial, consumer, etc.) and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2017, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Set forth in Section 3.26(b) of the Company Disclosure Schedule is a true, correct and complete list, as of March 31, 2017, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(f) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal

Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the Company Disclosure Schedule and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (A) any other section of Article IV specifically referenced or cross-referenced and (B) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the Federal Reserve Board under the Home Owners Loan Act of 1933, as amended (the “HOLA”), except, if Parent elects to effect the National Bank Conversion (as defined below) prior to the Closing, then, as of the Closing, Parent will be a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), the Merger Sub Bylaws, the Parent Certificate and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Parent Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, except if Parent elects to effect the National Bank Conversion prior to the Closing, then, as of the Closing, Parent Bank will be a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(c) Without duplication the representations and warranties set forth in Section 4.1(b) or Section 4.1(d), each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 4.1(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Parent as of the date hereof.

(d) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a wholly-owned Subsidiary of Parent. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 55,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the close of business on June 27, 2017, there were (i) 32,519,755 shares of Parent Common Stock issued and outstanding, (ii) 1,047,017 shares of Parent Common Stock held in treasury, (iii) 169,818 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) granted under Parent’s 2011 Stock Incentive Plan, (iv) 2,655,563 of Parent Common Stock reserved for issuance upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2005 Equity Incentive Plan or the Ocean Shore Holding Co. 2010 Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2010 Equity Incentive Plan or the Ocean Shore Holding Co. 2005 Equity Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), and (v) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote. As of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Integrated Mergers and the issuance of shares of Parent Common Stock in connection with the First-Step Merger (such issuance, the “Parent Share Issuance”), have been duly and validly approved by the Board of Directors of Parent, and the execution and delivery of this Agreement and the consummation of the First-Step Merger have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Parent has directed that the Parent Share Issuance be submitted to Parent’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the Parent Share Issuance (the “Requisite Parent Vote”), no other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized (subject to obtaining the Requisite Parent Vote) and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Subject to receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with each of the terms and provisions hereof, nor the execution and delivery of the Bank Merger Agreement by Parent Bank, nor the consummation by Parent Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by Parent Bank with each of the terms and provisions of the Bank Merger Agreement will (i) violate any provision of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Parent Bank.

4.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act or the HOLA, as applicable, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement and (ii) the S-4 and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement, (B) the consummation by Parent of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Parent Bank of the Bank Merger Agreement or (D) the consummation by Parent Bank of the Bank Merger.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (iii) to the knowledge of Parent there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries have fully resolved in all material respects all “matters requiring immediate attention” as identified by any such Regulatory Agency.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a true, correct and complete copy has previously been made available to the Company. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent to any director or officer of Parent.

4.7 Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

4.11 Employees.

(a) With respect to each Parent Benefit Plan (as defined below) that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan. For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary, is a party or has or would reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b) None of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director or independent contractor who is a natural person of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

4.12 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2014 (collectively, the “Parent Reports”) is publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2014, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.13 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have at all times since December 31, 2014 complied in all material respects with, and are not in material default or violation under, any, applicable Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of the Subsidiaries of Parent that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14 Agreements with Regulatory Agencies. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2014, a recipient of any supervisory letter from, or, since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has

Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15 Takeover Protections. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the DGCL.

4.16 Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.18 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4 and the information relating to Parent and its Subsidiaries that is specifically provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.19 Financing. Parent has, or will have available to it at the Closing, all funds necessary to satisfy the payment of the aggregate Cash Consideration that, subject to the terms and conditions set forth herein, becomes payable by Parent hereunder.

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or for the Company to perform its covenants and agreements hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as set forth in the Company Disclosure Schedule, as expressly contemplated by this Agreement or as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than any Subsidiary of the Company);

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.01 per share of Company Common Stock (except that if Parent increases the rate of its regular quarterly dividends on Parent Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, the Company shall be permitted to increase the rate of dividends on Company Common Stock paid by it during the same fiscal quarter by the same proportion (or if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding Taxes incurred in connection with the exercise of the Company Stock Options or the vesting or settlement of the Company Equity Awards, in each case, in accordance with the applicable Company Equity Plan and the applicable award agreements);

(iii) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, grant any stock options, stock appreciation rights, performance shares,

restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business consistent with past practice;

(d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual), (ii) amend in any material manner (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, or independent contractor who is a natural person (or any spouse or dependent of such individual), except (x) for annual base salary or wage increases for employees (other than directors or executive officers) and corresponding increases in incentive opportunities in the ordinary course of business consistent with past practice, that do not exceed, with respect to any individual, seven and one-half percent (7.5%) of such individual’s base salary or wage rate in effect as of the date hereof and (y) in connection with promotions that are permitted by this Section 5.2(f) to the extent appropriate to align the promoted employee’s compensation with that of similarly situated employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant, or accelerate the vesting of, any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, other than in the case of separation agreements entered into in the ordinary course of business consistent with past practice with respect to individuals whose employment or services are terminated consistent with this Section 5.2(f), (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation opportunity is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee or independent contractor who is a natural person who has a target total annual compensation opportunity greater than $100,000 or (x) waive, release or limit any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation of any current or former employee or independent contractor who is a natural person of the Company or any of its Subsidiaries;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and/or for consideration not in excess of $50,000 individually or $100,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its Subsidiaries in respect thereof) and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change (i) its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise or (ii) the manner in which the portfolio is classified or reported, except, in the case of clause (ii), as may be required by GAAP or by applicable Laws, regulations, guidelines or policies imposed by any Governmental Entity, or purchase any security rated below investment grade;

(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n) (i) enter into any material new line of business, or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, deposit pricing, risk and asset liability management and other banking and operating policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided that (A) any loan or extension of credit (excluding renewals and modifications in the ordinary course of business; provided that Company shall provide Parent with prior notice of any renewals or modifications that are excluded from the requirements of this Section 5.2(n)(A) pursuant to this paranthetical) that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) in excess of $12,500,000 shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated by Parent, which approval shall be deemed to have been granted unless Parent has rejected such request in writing within two (2) business days after the loan package is delivered by the Company to the Chief Credit Officer of Parent and (B) the Company shall provide, on a bi-weekly basis, Parent with a schedule setting forth any loan or extension of credit in excess of $7,000,000 made by the Company or any of its Subsidiaries during such period;

(o) change in any material respect its hedging practices and policies, except as required by Law or requested by a Regulatory Agency;

(p) make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(q) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any material Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the properties or assets of the Company or any of its Subsidiaries; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as set forth in the Parent Disclosure Schedule, as expressly contemplated by this Agreement or as required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(c) incur any indebtedness for borrowed money that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company’s or its Subsidiaries’ outstanding indebtedness; provided that this clause (c) shall not limit or restrict the ability of Parent or any of its Subsidiaries to issue any subordinated debt securities;

(d) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(e) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, in excess of $5,000,000, other than in any wholly owned Subsidiary of Parent, and except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f) merge or consolidate itself or any of its Subsidiaries with any other person (i) where it or its Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure or reorganize in any material manner or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(g) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(h) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(i) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Tax-free Reorganization. Parent, Merger Sub and the Company shall use their commercially reasonable efforts to cause their appropriate officers to execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Wachtell, Lipton, Rosen & Katz, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) business days after the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with shareholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the regulatory applications to the Federal Reserve Board and the OCC within thirty (30) business days after the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Requisite Regulatory Approvals and other permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The parties hereto shall respond as promptly as reasonably practicable to the requests of Governmental Entities for documents and information. Parent shall have the right and, except in connection with the National Bank Conversion, the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information (and subject to necessary redactions relating to confidential or sensitive information), all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence (other than any applications filed and correspondence made by or on behalf of Parent in connection with the National Bank Conversion) relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of the Company that is necessary for Parent to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that Parent shall request confidential treatment of any such information regarding the Company, permit the Company, at the Company’s sole cost and expense, to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without the Company’s consent). Except with respect to the National Bank Conversion, the parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Except with respect to the National Bank Conversion, each party hereto shall consult with the other in advance of any formal meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation, after giving effect to the Integrated Mergers (a “Materially Burdensome Regulatory Condition”).

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Integrated Mergers and the Bank Merger (which may include, at Parent’s election, conversion of the Parent Bank from a federal savings bank to a national bank and registration of Parent as a bank holding company (collectively, the “National Bank Conversion”)).

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, the Company, for the purposes of enabling Parent to verify the representations and warranties of the Company and to prepare for the Integrated

Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems and records. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period from the date of this Agreement through the Effective Time, during normal business hours and in a manner so as not to unreasonably interfere with normal business operations of the Company, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any material interference with Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the mutual nondisclosure agreement, dated June 5, 2017, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement, the First-Step Merger and the Parent Share Issuance and, if so desired and mutually agreed, upon other matters of the type customarily brought before a special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as promptly as reasonably practicable and on the same date.

(b) The Board of Directors of each of Parent (except in the case of a Parent Adverse Recommendation Change that the Board of Directors of Parent is permitted to make under Section 6.3(c)) and the Company (except in the case of a Company Adverse Recommendation Change that the Board of Directors of the Company is permitted to make under Section 6.3(d)) shall use its reasonable best efforts to obtain from the shareholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that such shareholders approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company, and (ii) the Parent Share Issuance, in the case of Parent.

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend approval of the Parent Share Issuance, then in submitting the Parent Share Issuance to its shareholders, the Board of Directors of Parent may (but shall not be required to) withhold, withdraw or modify in a manner adverse to the Company or submit the Parent Share Issuance to Parent’s shareholders without a recommendation (each, a “Parent Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Parent may communicate the basis for its lack of a recommendation to Parent’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Parent may not take any actions under this Section 6.3(c) unless (i) Parent gives the Company at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Board of Directors of Parent takes into account any amendment or modification to this Agreement proposed by the Company (it being understood that the Company shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

(d) Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may (but shall not be required to) withhold, withdraw or modify in a manner adverse to Parent or submit this Agreement to the Company’s shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this Section 6.3(d) unless (i) if such action is taken in response to an Acquisition Proposal, such Acquisition Proposal did not result from a breach by the Company of Section 6.13 and such Acquisition Proposal constitutes a Superior Proposal and (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including, if such action is taken in response to an Acquisition Proposal, its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other events or circumstances)); and (iii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement (and, if such action is taken in response to an Acquisition Proposal, that such Acquisition Proposal is a Superior Proposal). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(d) and will require a new determination and notice period as referred to in this Section 6.3(d).

(e) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote except that (i) Parent shall not be required to adjourn or postpone the Parent Meeting in the case of a Parent Adverse Recommendation Change that is permitted under Section 6.3(c) and (ii) the Company shall not be required to adjourn or postpone the Company Meeting in the case of a Company Adverse Recommendation Change that is permitted under Section 6.3(d). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Parent and the Company at the Parent Meeting and the Company Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the Parent Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation. Parent, on the one hand, and the Company, on the other hand, shall only be required to adjourn or postpone the Parent Meeting or the Company Meeting, as applicable, two (2) times pursuant to the first sentence of this Section 6.3(e).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as reasonably practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Company or its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Subsidiaries of the Surviving Corporation) immediately following the Effective Time (a “Continuing Employee”), while employed by Parent or its Subsidiaries after the Effective Time (and thereafter in the case of compensation or benefits payable following a termination of employment), with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, (ii) short- and long-term incentive compensation opportunities (excluding equity and equity-based compensation) that, in each case, are substantially comparable in the aggregate to the short- and long-term incentive compensation opportunities provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, and (iii) other compensation and employee benefits (other than severance benefits) that are substantially comparable in the aggregate to the other compensation and employee benefits provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Effective Time with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee was eligible as of immediately prior to the Effective Time and (B) the severance benefits for which employees of Parent and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of Parent or its Affiliates, in each case, determined without taking into account any reduction after the Effective Time in the compensation paid to such Continuing Employee.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all Company Benefit Plans in accordance with their terms, including terms related to the amendment or termination thereof. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the applicable Company Benefit Plans will occur at the Effective Time.

(d) Unless Parent requests otherwise in writing, effective prior to the Closing, the Company shall terminate the Sun National Bank 401(k) Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, which shall provide for vesting of any accrued but unvested benefits under the Terminated Plan and the payment of any then unpaid employer matching contributions in respect of the year in which the Closing occurs, the form and substance of which shall be subject to the review of Parent, whose comments shall be considered by the Company in good faith. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to (i) roll over their account balances and outstanding loan balances, if any, thereunder into a Tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank) (the “Parent Retirement Plan”) and (ii) reinvest the proceeds of any holdings in a Company Common Stock fund that were liquidated in connection with the Effective Time into a Parent Common Stock fund. Parent shall take any and all actions reasonably necessary to permit each Continuing Employee with an outstanding loan balance under the Terminated Plan as of the Effective Time to continue to make scheduled loan payments to the Terminated Plan after it is terminated pending the distribution and rollover of the Continuing Employee’s account balance from the Terminated Plan to the Parent Retirement Plan, as provided in the preceding sentence, such as to prevent a loan offset with respect to such outstanding loan.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or independent contractor of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or independent contractor of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the third sentence of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case, to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company, and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, or the governing or organizational documents of any Subsidiary of the Company; provided, that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap. If a “tail policy” is purchased as provided above, the Surviving Corporation shall maintain in full force and effect and not cancel such policy.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9 Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (a) that has had or is reasonably likely to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition set forth in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice or give rise to any right of termination under Article VIII, in each case unless the underlying breach would independently result in a failure of any of the conditions set forth in Section 7.2 or 7.3 to be satisfied. The delivery and content of any such notice shall not limit or otherwise affect any right or remedy under this Agreement (including under Article VII) of the party receiving such notice.

6.10 Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the transactions contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at Parent’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.11 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12 Corporate Governance. Effective as of the Effective Time, Parent shall (a) increase the size of the Board of Directors of Parent to fourteen (14) members and, in its capacity as the sole shareholder of Parent Bank, take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank to fourteen (14) members and (b) appoint two (2) current members of the Board of Directors of the Company, to be selected by the Leadership Committee of Parent in consultation with the Board of Directors of Parent and the Board of Directors of the Company, to the Boards of Directors of Parent and Parent Bank; provided, that (i) if, prior to the two year anniversary of the Closing. any such appointee resigns from such directorship, then the Leadership Committee of Parent shall select a current member of the Board of Directors of the Company as a candidate to fill the vacancy created by such resignation and shall put forth such candidate for consideration by the Board of Directors of Parent in accordance with Section 2 of Article II of the Parent Bylaws and (ii) Parent shall, in its capacity as the sole shareholder of Parent Bank, take such actions as may be necessary to appoint such individual to the Board of Directors of Parent Bank. Each such appointee shall be appointed to a class of the Boards of Directors of Parent and Parent Bank to be selected by Parent in its discretion (provided that such appointees shall be allocated among the classes as evenly as possible) and each individual who is selected to fill a vacancy in accordance with the proviso set forth in this Section 6.12 shall be appointed to the class of the Board of Directors of Parent and Parent Bank in which such vacancy exists.

6.13 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except, for purposes of this clause (iii), to notify such person of the existence of the provisions of this Section 6.13(a); provided, that, for purposes of this clause (iii), prior to the date of receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent) pursuant to such agreement. Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(b) As used in this Agreement,

(i) “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in; (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company); and

(ii) “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party for an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (A) would, if consummated, result in the acquisition of substantially all, but not less than substantially all, of the issued and outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of the Company than the Integrated Mergers and the transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14 Board of Directors and Committee Meetings. Following receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent and Parent Bank to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided, that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15 Loan Participations. Upon reasonable notice, the Company shall use commercially reasonable efforts to provide Parent with access to the originating lenders of the Loan Participations for the purpose of enabling Parent to conduct reasonable due diligence on such Loan Participations; provided that Parent shall not contact or communicate with Loan Participants in any manner relating to the Company or the Company’s business without the Company’s prior approval and the Company shall have the right to participate in any such contact or communication.

6.16 Public Announcements. The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and, except in respect of (i) any announcement required by applicable law or regulation, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.16 or (iii) communications (x) permitted by Section 6.3 or Section 6.13(c) or (y) required by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.17 Restructuring Efforts. If either the Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, in a manner adverse to such party or its shareholders or adversely affect the Tax treatment of the Integrated Mergers with respect to the Company’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18 Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Exemption from Liability Under Section 16(b) of the Exchange Act. The Company and Parent agree that, in order to most effectively compensate and retain the Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and the Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or the Company Equity Awards by the officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Integrated Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Assumption of Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Bank Merger for any debt of Company Bank, one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the

Company’s or the Company Bank’s outstanding indebtedness, in each case, to the extent (i) such indebtedness is specifically disclosed in the financial statements included in the Company Reports or otherwise is set forth in Section 6.20 of the Company Disclosure Schedule and (ii) such assumption is required by the terms of such indebtedness.

6.21 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no Requisite Regulatory Approval shall include or contain, or shall have resulted in the imposition of, any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.22(b) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(c), 3.3(a), 3.3(b)(i) and 3.3(c) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a) and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.3(a), 4.3(b)(i) and 4.3(c) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the Bank Merger and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the Integrated Mergers or the Bank Merger, unless, in either case, the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of Parent or the Board of Directors of the Company, if the Integrated Mergers shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Integrated Mergers to be so consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of Parent or the Board of Directors of the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Board of Directors of the Company, prior to the time the Requisite Parent Vote is obtained, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the Parent Share Issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or resolved to do so, or (ii) materially breached its obligations under Section 6.3; or

(f) by the Board of Directors of Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Company Common Stock (other than by Parent or an affiliate of Parent), within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal or (iv) materially breached its obligations under Sections 6.3 or 6.13.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or knowing, intentional and material breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Integrated Mergers, including the loss of the premium offered to the shareholders of the Company).

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, (ii) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a knowing and material breach by the Company occurring after the date of the Acquisition Proposal, and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $17,045,000 (the “Termination Fee”); provided, that for purposes of clause (iii) of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%” and clause (C) of the definition of Acquisition Proposal shall be deemed followed by “as a result of which holders of Company Common Stock immediately prior to such transaction cease to own at least 50% of the common stock of the surviving or resulting company (or its ultimate parent) immediately after such transaction.”

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages and without limiting the rights of Parent under Section 8.2(e), the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be a fee equal to the Termination Fee. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then Parent shall, on the date of termination, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages and without limiting the rights of the Company under Section 8.2(e), the maximum aggregate amount of fees payable by Parent under this Section 8.2 shall be a fee equal to the Termination Fee. In no event shall Parent be required to pay the Termination Fee on more than one occasion.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would not enter into this Agreement; accordingly, if Parent or the Company, as applicable, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the non-paying party for the Termination Fee, Parent or the Company, as applicable, shall pay the costs and expenses of Parent or the Company (including attorneys’ fees and expenses), as applicable, in connection with such suit. In addition, if Parent or the Company, as applicable, fails to pay the amounts payable pursuant to this Section 8.2, then Parent or the Company, as applicable, shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent or the Company, as applicable, pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the cause of fraud or a knowing, intentional and material breach, shall be the sole monetary remedy of Parent or the Company, as applicable, in the event of a termination of this Agreement specified in such section.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the shareholders of Parent and the shareholders of the Company; provided, however, that after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any matter except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2 Expenses. Except as expressly provided herein (including Section 8.2), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be borne equally by Parent and the Company.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Sun Bancorp, Inc.

350 Fellowship Rd., Suite 101

Mt. Laurel, New Jersey, 08054

Attention:	Thomas M. O’Brien
Facsimile:	Patricia M. Schaubeck
Email:	TOBrien@sunnb.com and PSchaubeck@sunnb.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W 52nd St.

New York, NY 10019

Attention:	Nicholas G. Demmo
Edward D. Herlihy
Facsimile:	(212) 403-2000
Email:	EDHerlihy@wlrk.com and NGDemmo@wlrk.com

and

if to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention:	Christopher D. Maher
Facsimile:	(732) 349-5070
Email:	cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	David C. Ingles
Facsimile:	(917) 777-2697
Email:	David.Ingles@skadden.com

9.4 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to be closed. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) unless the context otherwise requires, the term “party” means a party to this agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (d) the term “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibit hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. No disclosure shall be required to be made pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.5 Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that the matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ CHRISTOPHER D. MAHER
Name: Christopher D. Maher
Title: Chairman, President & CEO

MERCURY MERGER SUB CORP.

By:	/s/ STEVEN J TSIMBINOS
Name: Steven J Tsimbinos
Title: Executive Vice President,
Treasurer & Secretary

SUN BANCORP, INC.

By:	/s/ THOMAS M. O’BRIEN
Name: Thomas M. O’Brien
Title: Chief Executive Officer &
President

Annex B

FORM OF

BROWN VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of June 30, 2017 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), and each of the undersigned shareholders (collectively, the “Shareholders” and each, a “Shareholder”) of the Company (as defined below). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Sun Bancorp, Inc., a New Jersey corporation (the “Company”), Parent and Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into the Company (the “First-Step Merger”), with the Company surviving as a wholly-owned Subsidiary of Parent, (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Parent being the surviving corporation in the Second-Step Merger and (iii) at the Effective Time the shares of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares of Company Common Stock held by the Company or Parent) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of, has the sole right to dispose of, and has the sole right to vote the number of shares of Company Common Stock set forth below such Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by any Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by any Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided, however, that shares of Company Common Stock held by The Brown Foundation shall not be considered Shares or beneficially owned by any Shareholder and shall not be subject to the terms of this Agreement);

WHEREAS, receiving the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.     Agreement to Vote; Restrictions on Voting and Transfers.

  (a)     Agreement to Vote the Shares. Each Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, each Shareholder will (i) appear at such meeting or otherwise cause all of such Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of such Shares, (A) in favor of the approval of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

  (b)       Restrictions on Transfers. Each Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, such Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than a Transfer for bona fide estate planning purposes to such Shareholder’s affiliates (as defined in the Merger Agreement) or immediate family members (together, “Transferees”); provided that as a condition to such Transfer, such Transferee shall be required to execute a joinder to this Agreement; provided, further, that such Shareholder shall remain jointly and severally liable for the breaches by any of such Transferee of the terms hereof. Any Transfer in violation of this Section shall be null and void. Each Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by such Shareholder and that this Agreement places limits on the Transfer of such Shareholder’s Shares.

  (c)       Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such Shareholder under this Agreement with respect to any of the Shares owned by such Shareholder.

  (d)       Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by any Shareholder or any of their respective controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household), including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) of any Shareholder acquires Shares by way of a Share Acquisition, such controlling Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to a “Shareholder” of the Company.

  (e)       No Inconsistent Agreements. Each Shareholder hereby agrees that such Shareholder shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section  2.       Non-Solicit. Each Shareholder shall not, and shall use their respective reasonable best efforts to cause their respective controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) and each of their respective officers, directors, members, partners, employees and other Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (b) provide or cause to be provided any non-public information or data relating to the Company in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Acquisition Proposal (except to disclose the existence of the provisions of this Section), (c) engage in any discussions or negotiations concerning an Acquisition Proposal (provided that each Shareholder may refer any such person to the provisions of this Section) or otherwise take any action to encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (d) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Integrated Mergers in accordance with the terms of the Merger Agreement, (f) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, (g) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes, or intends to take, any action in support of an Acquisition Proposal or (h) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

Section 3.       Representations, Warranties and Support Covenants of the Shareholders.

  (a)       Representations and Warranties. Each Shareholder represents and warrants to Parent as follows:

     (i)     Power and Authority; Consents. For any Shareholder that is not an individual, such Shareholder is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to enter into and perform its obligations under this Agreement. For each Shareholder that is an individual, such Shareholder has the capacity to execute and deliver this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby.

     (ii)     Due Authorization. This Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder.

     (iii)     Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (iv)     Non-Contravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder or its property or assets is bound, or any statute, rule or regulation to which such Shareholder or its property or assets is subject or, in the case of any Shareholder that is not an individual, any charter, bylaw, partnership agreement, limited liability company agreement or other organizational document of such Shareholder. Except for this Agreement and the Securities Purchase Agreement, no Shareholder is, and no controlled affiliate (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) of any Shareholder is, a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares. No Shareholder has appointed or granted a proxy or power of attorney to any person with respect to any Shares.

     (v)     Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, each Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest, or other lien, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on any Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholders have any right to direct or approve the voting or disposition of any of such Shareholder’s Shares. As of the date hereof, the number of the Shares beneficially owned by such Shareholder is set forth below such Shareholder’s signature on the signature page hereto. Each Shareholder has possession of an outstanding certificate or outstanding certificates representing all of such Shareholder’s Shares (other than Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

     (vi)  Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against any Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

     (vii)     Securities Purchase Agreement. No Shareholder has any outstanding claims against the Company, and no Shareholder is aware of any claims that any Shareholder may have against the Company, in each case, arising out of, relating to or in connection with the Securities Purchase Agreement, dated as of July 7, 2010, as amended on July 30, 2010 (the “Securities Purchase Agreement”), between the Company and the Shareholders, or any other contract to which any Shareholder is a party.

     (viii)     Reliance. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

  (b)       Support Covenants. From the date hereof until the Expiration Time:

     (i)     Each Shareholder agrees not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.

     (ii)     Each Shareholder hereby agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by such Shareholder after the execution hereof.

     (iii)     Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any periodic report or proxy statement filed in connection with the transactions contemplated by the Merger Agreement such Shareholder’s identity and ownership of the Shares and the nature of such Shareholder’s obligation under this Agreement.

Section 4.       Termination of Securities Purchase Agreement. Each Shareholder agrees that, effective as of the Effective Time, the Securities Purchase Agreement will automatically be terminated without any liability or obligation being imposed on Parent or any of its Subsidiaries (including the Subsidiaries of the

Surviving Corporation). From the date hereof through the date on which the Securities Purchase Agreement is terminated, without the prior written consent of Parent, no Shareholder shall exercise any of its rights under Section 4.6 of the Securities Purchase Agreement. In furtherance of the foregoing, effective as of the Effective Time, each Shareholder for itself and on behalf of its respective controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) and each of its and their respective successors and assigns hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any such person has, may have or might have or may assert now or in the future, against the Company or any of its Subsidiaries and their respective successors (including Parent), assigns, officers and directors, arising out of, based upon or resulting from the Securities Purchase Agreement, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time. Each such releasing party shall, and shall cause each of its controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, instituted or maintained any legal or arbitral proceeding of any kind against the Company or any of its Subsidiaries and their respective successors (including Parent), assigns, officers and directors based upon any matter released pursuant to this Section 4.

Section  5.       Intentionally Omitted.

Section  6.      Further Assurances. From time to time, at the request of Parent and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 7.      Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that this Section 7 and Section 8 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section  8.       Miscellaneous.

  (a)        Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  (b)        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)       If to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention: Christopher D. Maher

Facsimile: (732) 349-5070

Email: cmaher@oceanfirst.com

    (ii)       with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David Ingles

Facsimile: (917) 777-2697

Email: David.Ingles@skadden.com

    (iii)       If to any Shareholder, to the address of such Shareholder set forth below such Shareholder’s signature on the signature pages hereto.

  (c)     Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

  (d)     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except Parent may, without the consent of any other party hereto, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

  (e)     Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, no Shareholder shall be required pursuant to this Agreement to cause any person who is a party to (or whose actions are otherwise subject to) a separate voting and support agreement with Parent to take or refrain from taking action, or otherwise be liable for the actions or omissions of any such other person.

  (f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

  (g)     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  (h)     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

  (i)     Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by any Shareholder in accordance with the terms hereof and, accordingly, that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. Each Shareholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

  (j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (k)     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

  (l)     Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8(b).

  (m)     Waiver of Jury Trial. EACH PARTY HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

  (n)     Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  (o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (p)     Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEANFIRST FINANCIAL CORP.

By:
Name:
Title:

SHAREHOLDER:

By:
Name:
Title:

Number of shares of Company Common
Stock:
Address:

Annex C

FORM OF

WLR VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of June 30, 2017 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), the undersigned shareholder (the “Shareholder”) of the Company (as defined below) and WL Ross & Co. LLC (“WLR LLC” and, together with the Shareholder, the “WLR Parties”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Sun Bancorp, Inc., a New Jersey corporation (the “Company”), Parent and Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into the Company (the “First-Step Merger”), with the Company surviving as a wholly-owned Subsidiary of Parent, (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Parent being the surviving corporation in the Second-Step Merger and (iii) at the Effective Time the shares of common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than certain shares of Company Common Stock held by the Company or Parent) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of, and has the sole right to vote the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by any WLR Party after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by any WLR Party (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required that the WLR Parties enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section  1.      Agreement to Vote; Restrictions on Voting and Transfers.

  (a)     Agreement to Vote the Shares. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of the approval of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; provided, that the foregoing applies solely to the Shareholder in its capacity as a shareholder and, to the extent the Shareholder or any of its officers serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder or any of its officers solely in the Shareholder’s or such officer’s capacity as a director or officer of the Company and not in violation of the Merger Agreement.

  (b)       Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer to its affiliates (as defined in the Merger Agreement); provided that as a condition to such Transfer to an affiliate of a WLR Party, such affiliate shall execute a joinder to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of its affiliates of the terms hereof. Any Transfer in violation of this Section shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares.

  (c)       Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares owned by the Shareholder.

  (d)       Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by any WLR Party, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof.

  (e)       No Inconsistent Agreements. Each WLR Party hereby agrees that it shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section  2.       Non-Solicit. Each WLR Party shall not, and shall use their respective reasonable best efforts to cause their respective controlled affiliates and each of their respective officers, directors, members, partners, employees and other Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (b) provide or cause to be provided any non-public information or data relating to the Company in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Acquisition Proposal (except to disclose the existence of the provisions of this Section), (c) engage in any discussions or negotiations concerning an Acquisition Proposal (provided that each WLR Party may refer any such person to the provisions of this Section) or otherwise take any action to encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (d) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Integrated Mergers in accordance with the terms of the Merger Agreement, (f) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, (g) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes, or intends to take, any action in support of an Acquisition Proposal or (h) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal. Nothing contained herein shall prohibit James B. Lockhart III, in his capacity as a member of the Board of Directors of the Company, from taking any action in such capacity to the extent such action is consistent with his obligations under Sections 6.3 and 6.13 of the Merger Agreement.

Section  3.      Representations, Warranties and Support Covenants of the WLR Parties.

  (a)       Representations and Warranties. Each WLR Party represents and warrants to Parent as follows:

     (i)     Power and Authority; Consents. Such WLR Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such WLR Party for the execution, delivery and performance of this Agreement by such WLR Party or the consummation by such WLR Party of the transactions contemplated hereby.

     (ii)     Due Authorization. This Agreement has been duly executed and delivered by such WLR Party and the execution, delivery and performance of this Agreement by such WLR Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such WLR Party.

     (iii)     Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of such WLR Party, enforceable against such WLR Party in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (iv)     Non-Contravention. The execution and delivery of this Agreement by such WLR Party does not, and the performance by such WLR Party of its obligations hereunder and the consummation by such WLR Party of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such WLR Party is a party or by which such WLR Party or its property or assets is bound, or any statute, rule or regulation to which such WLR Party or its property or assets is subject or any charter, bylaw, partnership agreement, limited liability company agreement or other organizational document of such WLR Party. Except for this Agreement and the Securities Purchase Agreement, no WLR Party is, and no controlled affiliate of any WLR Party is, a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

     (v)     Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest, or other lien, and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares is set forth below the Shareholder’s signature on the signature page hereto. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

     (vi)     Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against any WLR Party or, to the knowledge of such WLR Party, any other person or, to the knowledge of such WLR Party, threatened against such WLR Party or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

     (vii)     Securities Purchase Agreement. No WLR Party has any outstanding claims (including any “gross up” rights) against the Company, and no WLR Party is aware of any claims that any WLR Party may have against the Company, in each case, arising out of, relating to or in connection with the Securities Purchase Agreement, dated as of July 7, 2010 (the “Securities Purchase Agreement”), between the Company and the Shareholder, or any other contract to which any WLR Party is a party.

     (viii)     Reliance. Such WLR Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such WLR Party’s execution and delivery of this Agreement and the representations and warranties of such WLR Party contained herein.

  (b)       Support Covenants. From the date hereof until the Expiration Time:

     (i)     Each WLR Party agrees not to take any action that would make any representation or warranty of such WLR Party contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by such WLR Party of its obligations under this Agreement.

     (ii)     Each WLR Party hereby agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by such WLR Party after the execution hereof.

     (iii)     Each WLR Party hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any periodic report or proxy statement filed in connection with the transactions contemplated by the Merger Agreement such WLR Party’s identity and ownership of the Shares and the nature of such WLR Party’s obligation under this Agreement.

Section  4.      Termination of Securities Purchase Agreement. The Shareholder agrees that, effective as of the Effective Time, the Securities Purchase Agreement will automatically be terminated without any liability or obligation being imposed on Parent or any of its Subsidiaries (including the Subsidiaries of the Surviving Corporation). From the date hereof through the date on which the Securities Purchase Agreement is terminated, without the prior written consent of Parent, the Shareholder shall not, and WLR LLC shall cause the Shareholder not to, exercise any of its rights under Section 4.6 of the Securities Purchase Agreement.

Section  5.      Certain Covenants. Each WLR Party shall, if requested by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), submit customary passivity and anti-association commitments to the Federal Reserve Board in order to obtain the concurrence of the Federal Reserve Board staff that no WLR Party and no affiliate of any WLR Party will control Parent or Parent Bank for purposes of the Home Owners Loan Act of 1933, as amended, or, if applicable, the Bank Holding Company Act of 1956, as amended.

Section  6.      Further Assurances. From time to time, at the request of Parent and without further consideration, each WLR Party shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the voting and support commitments contemplated by this Agreement and the obligations set forth in Section 5.

Section  7.      Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that (i) Section 5 shall survive the Expiration Time in accordance with its terms; (ii) Section 6 shall survive the Expiration Time to the extent that Section 5 applies; and (iii) this Section 7 and Section 8 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section  8.      Miscellaneous.

  (a)        Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  (b)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (i)       If to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention: Christopher D. Maher

Facsimile: (732) 349-5070

Email: cmaher@oceanfirst.com

    (ii)       with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David Ingles

Facsimile: (917) 777-2697

Email: David.Ingles@skadden.com

    (iii)       If to any WLR Party, to the address of such WLR Party set forth below such WLR Party’s signature on the signature pages hereto.

  (c)     Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

  (d)     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise)

without the prior written consent of the other parties hereto, except Parent may, without the consent of any other party hereto, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

  (e)     Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

  (f)     No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

  (g)     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  (h)     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

  (i)     Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by any WLR Party in accordance with the terms hereof and, accordingly, that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. Each WLR Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

  (j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (k)     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

  (l)     Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8(b).

  (m)     Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

  (n)     Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  (o)     Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEANFIRST FINANCIAL CORP.

By:
Name:
Title:

SHAREHOLDER:

By:
Name:
Title:

Number of shares of Company Common
Stock:
Address:

Annex D

June 29, 2017

Board of Directors

Sun Bancorp, Inc.

350 Fellowship Road, Suite 101

Mount Laurel, NJ 08054

Ladies and Gentlemen:

Sun Bancorp, Inc. (“Company”), OceanFirst Financial Corp. (“Parent”) and Mercury Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Company with Company being the surviving corporation, and (ii) immediately thereafter, Company will merge with and into Parent with Parent being the surviving corporation (collectively, the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time of the Merger, each share of Company common stock, par value $5.00 per share, issued and outstanding immediately prior to the effective time of the Merger (“Company Common Stock”), except for certain shares specified in the Agreement, shall be converted into the right to receive the following, without interest: (a) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked (a “Cash Election”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”); (b) for each share of Company Common Stock with respect to which an election to receive shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) has been effectively made and not revoked (a “Stock Election”), a number of shares of Parent Common Stock equal to the Exchange Ratio (such number of shares of Parent Common Stock, the “Stock Consideration”); and (c) for each share of Company Common Stock other than shares as to which a Cash Election or Stock Election has been effectively made and not revoked, the right to receive such Stock Consideration or Cash Consideration as is determined pursuant to the Agreement. The Agreement provides, generally, that shareholder elections may be adjusted as necessary such that the total number of shares of Company Common Stock entitled to receive the Cash Consideration is equal to the quotient of (i) the Cash Component divided by (ii) the Per Share Cash Consideration. As defined more fully in the Agreement and subject to certain adjustments as specified in the Agreement, the “Per Share Cash Consideration” shall be an amount equal to the sum, rounded to the nearest one-tenth of a cent, of (A) $3.78, and (B) the product, rounded to the nearest one-tenth of a cent, of 0.7884 times the Parent Share Closing Price, the “Exchange Ratio” shall be an amount equal to the quotient, rounded to the nearest one-ten thousandth, of (A) the Per Share Cash Consideration divided by (B) the Parent Share Closing Price, and the “Cash Component” shall be an amount equal to the product of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares specified in the Agreement, and (B) $3.78. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill,” “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 29, 2017; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and its banking subsidiary that we deemed relevant; (iv) publicly available consensus analyst earnings per share estimates for Company for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Company; (v) publicly available consensus analyst earnings per share estimates for Parent for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding certain analyst estimates which incorporate a prospective reduction to the federal corporate income tax rate, as well as an estimated internal long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments (including the estimated realization of Company’s existing deferred tax asset), cost savings and a core deposit intangible asset, as provided by the senior management of Parent, as well as financial projections for Company for the years ending December 31, 2017 through December 31, 2019, as provided by the senior management of Parent and based upon publicly available analyst earnings per share estimates for Company for the years ending December 31, 2017 through December 31, 2019 and an estimated long-term earnings per share growth rate for the years thereafter; (vii) the publicly reported historical price and trading activity for Company and Parent common stock, including a comparison of certain stock market information for Company and Parent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar banks and thrifts for which information is publicly available; (ix) the financial terms of certain recent mergers and business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Company for the years ending December 31, 2017 through December 31, 2019, as well as an estimated internal long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available consensus analyst earnings per share estimates for Parent for the years ending December 31, 2017, as presented on a core basis, and December 31, 2018, excluding certain analyst estimates which incorporate a prospective reduction to the federal corporate income tax rate, as well as an estimated internal long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments (including the estimated realization of Company’s existing deferred tax asset), cost savings and a core deposit intangible asset, as provided by the senior management of Parent, as well as financial projections for Company for the years ending December 31, 2017 through December 31, 2019, as provided by the senior management of Parent and based upon publicly available analyst earnings per share estimates for Company for the years ending December 31, 2017 through December 31, 2019 and an estimated long-term earnings per share growth rate for the years thereafter. With respect to the foregoing information, the respective managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Company and Parent, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses.

In arriving at our opinion, we have assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an effect on Company, Parent or the Merger or any related transaction that would be material to our analysis, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated by the Agreement.

Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to us on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Sandler O’Neill has not provided any other investment banking services to Company during the two years preceding the date hereof. As we have previously advised you, in the two years preceding the date of this opinion, we have provided certain investment banking services to, and received investment banking fees from, Parent. Most recently, Sandler O’Neill acted as book-running manager in connection with Parent’s offer and sale of subordinated notes, which transaction closed in September 2016. In addition, Sandler O’Neill acted as financial advisor to Parent in connection with Parent’s acquisition of Cape Bancorp, Inc., which transaction closed in May 2016. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company and Parent or their respective affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company, or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount or nature of the compensation to be received in or as a result of the Merger, and/or other transactions contemplated by the Agreement, if any, by any Company or Parent officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex E

345 Park Avenue, 12th Floor, New York, NY 10154 Tel: 212 284-9400 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

June 29, 2017

Board of Directors

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, NJ 08753

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to OceanFirst Financial Corp. (the “Company”) of the Merger Consideration (as defined below) proposed to be paid by the Company pursuant to an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among the Company, Mercury Merger Sub Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and Sun Bancorp, Inc. (the “Target”). The Agreement provides for, among other things, (i) the merger of Merger Sub with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Company (the “First-Step Merger”) and (ii) immediately thereafter, the merger of the Target with and into the Company, with the Company surviving (collectively with the First-Step Merger, the “Transaction”). Upon the effective time of the First-Step Merger, each share of the common stock, par value $5.00 per share, of the Target (“Target Common Stock”) issued and outstanding immediately prior to the effective time of the First-Step Merger (other than certain shares of Target Common Stock held by the Company or Target) will be converted into the right to receive, at the election of the shareholder thereof, either (a) cash (the “Cash Consideration”) in an amount equal to the sum of (i) 0.7884 multiplied by the volume-weighted average trading price of the Company common stock, $0.01 par value per share (“Company Common Stock”), on The Nasdaq Global Select Market for the five (5) full trading days ending on the last trading day preceding the day on which the First-Step Merger occurs (the “Company Share Closing Price”) and (ii) $3.78 or (b) a number of validly-issued, fully-paid and nonassesable shares of Company Common Stock equal to the amount of the Cash Consideration divided by the Company Share Closing Price (such number of shares of Company Common Stock, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided that the maximum amount of cash that the Company will pay as the Merger Consideration, other than cash in lieu of fractional shares, shall be equal to the product of (x) the number of shares of Target Common Stock issued and outstanding immediately prior to the effective time of the First-Step Merger and (y) $3.78; and the maximum number of shares of Company Common Stock that the Company will issue as Merger Consideration shall be equal to the number of shares of Target Common Stock issued and outstanding immediately prior to the effective time of the First-Step Merger multiplied by 0.7884.

Piper Jaffray & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated June 29, 2017; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Target that was publicly available or made available to us by the Company and by the Target; (iii) reviewed and analyzed certain forward-looking information relating to the Company and the Target that was publicly available, as well as such information that was furnished to us by the Company and the Target, including forecasts of the Company’s and Target’s expected operating results on a stand-alone basis; (iv) reviewed and analyzed materials detailing the Transaction prepared by the Company, the Target and their respective affiliates and by their respective legal and accounting advisors, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Transaction (the “Synergies”); (v) conducted discussions with members of senior management and representatives of the Company and the Target concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Synergies; (vi) reviewed the

Confidential

OceanFirst Financial Corp.

June 29, 2017

Page E- 2 of E-4

current and historical reported prices and trading activity of Company common stock and Target Common Stock and similar information for certain other publicly traded companies deemed by us to be comparable to the Company and the Target; (vii) compared the financial performance of the Company and the Target with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and the Target on a pro forma combined basis giving effect to the Transaction reflecting certain assumptions relating to the Synergies; (ix) analyzed the Merger Consideration relative to the Target’s tangible book value, core deposits (deposits less all jumbo time deposits), last twelve months earnings, on a core basis, as of March 31, 2017, projected earnings for the full years ending December 31, 2017 and December 31, 2018, and projected earnings for the full year ending December 31, 2018 assuming the cost savings to be achieved have been fully phased in as the Company projects; (x) considered the current market environment generally and the depository banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In arriving at our opinion, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Target that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Target as to the expected future results of operations and financial condition of the Company and the Target, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate and we have assumed that such results would be achieved. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Transaction and any other transactions contemplated in connection therewith and have relied, with your consent, on advice of the outside legal counsel and the independent accountants to the Company, and on the assumptions of the management of the Company and the Target, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Target and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, with your consent, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company, the Target or the contemplated benefits of the Transaction.

Confidential

OceanFirst Financial Corp.

June 29, 2017

Page E- 3 of E-4

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of the Company or the Target, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Target under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of the Company, the Target or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Target since the date of the most recent financial data of the Company and of the Target made available to us. We have also assumed that the Company and the Target would remain as a going concern for all periods relevant to our analysis. Without limiting the generality of the foregoing, we have not: (i) conducted a review of any individual credit files of the Company or the Target, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Target, (ii) conducted a review of any credit mark that may be taken in connection with the Transaction, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Target. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Target, and the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the Company. Accordingly, we express no opinion with respect to the foregoing. Again, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target, or their respective affiliates, is a party or may be subject, and at the direction of the Company and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Target is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the transactions contemplated by the Agreement, including the merger of the principal banking subsidiaries of the Company and Target contemplated by the Agreement.

No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Target or the Transaction. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Target and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based on economic, market and other conditions and upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the Company’s common stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Transaction and we will receive a transaction fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Transaction. Our opinion fee is not contingent upon the consummation of the Transaction or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. The Piper Jaffray investment banking team that advised the

Confidential

OceanFirst Financial Corp.

June 29, 2017

Page E- 4 of E-4

Company in connection with the Transaction also advised the Company in connection with the Company’s acquisition of Ocean Shore Holding Co., which acquisition closed in November of 2016 and in connection with the Company’s acquisition of Colonial American Bank (while at a prior firm), which acquisition closed in July 2015. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Target for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company or entities that are affiliated with the Company, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Transaction and other participants in the Transaction that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Transaction in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Merger Consideration to be paid by the Company pursuant to the Agreement and does not address any other terms or agreement relating to the Transaction or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement; or (iv) the fairness of the Transaction to any creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to be paid in the Transaction to any officer, director or employee of any party to the Transaction, or any class of such persons, relative to the Merger Consideration to be paid to any other shareholder in the Transaction or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be paid by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the DGCL, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Description

2.1	Agreement and Plan of Merger, dated as of June 30, 2017, by and among OceanFirst Financial Corp., Mercury Merger Sub Corp. and Sun Bancorp, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended)

3.2	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on January 23, 2015)

3.3	Amendment to Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.1 of OceanFirst’s Current Report on Form 8-K, filed on June 30, 2017)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters*

10.1	Form of Voting and Support Agreement by and between OceanFirst Financial Corp. and Bernard Brown and Sidney Brown, along with certain other members of the Brown family and certain of their affiliates (attached as Annex B to the joint proxy statement/prospectus contained in this registration statement)

10.2	Voting and Support Agreement by and between OceanFirst Financial Corp. and WLR SBI AcquisitionCo, LLC and its ultimate controlling affiliate, WL Ross & Co, LLC (attached as Annex C to the joint proxy statement/prospectus contained in this registration statement)

Description

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)*

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

23.5	Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)*

23.6	Consent of Deloitte & Touche LLP (with respect to Ocean Shore Holding Co.)*

23.7	Consent of Crowe Horwath LLP (with respect to Cape Bancorp, Inc.)*

24.1	Power of Attorney (included on the signature page to this registration statement)**

99.1	Consent of Sandler O’Neill & Partners, L.P.*

99.2	Consent of Piper Jaffray & Co.*

99.3	Form of proxy card of Sun Bancorp, Inc.*

99.4	Form of proxy card of OceanFirst Financial Corp.*

*	Filed herewith.
**	Filed previously.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst Financial Corp. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

9.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Description

2.1	Agreement and Plan of Merger, dated as of June 30, 2017, by and among OceanFirst Financial Corp., Mercury Merger Sub Corp. and Sun Bancorp, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended)

3.2	Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on January 23, 2015)

3.3	Amendment to Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.1 of OceanFirst’s Current Report on Form 8-K, filed on June 30, 2017)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters*

10.1	Form of Voting and Support Agreement by and between OceanFirst Financial Corp. and Bernard Brown and Sidney Brown, along with certain other members of the Brown family and certain of their affiliates (attached as Annex B to the joint proxy statement/prospectus contained in this registration statement)

10.2	Voting and Support Agreement by and between OceanFirst Financial Corp. and WLR SBI AcquisitionCo, LLC and its ultimate controlling affiliate, WL Ross & Co, LLC (attached as Annex C to the joint proxy statement/prospectus contained in this registration statement)

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)*

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)*

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

23.5	Consent of Deloitte & Touche LLP (with respect to Sun Bancorp, Inc.)*

23.6	Consent of Deloitte & Touche LLP (with respect to Ocean Shore Holding Co.)*

23.7	Consent of Crowe Horwath LLP (with respect to Cape Bancorp, Inc.)*

24.1	Power of Attorney (included on the signature page to this registration statement)**

99.1	Consent of Sandler O’Neill & Partners, L.P.*

99.2	Consent of Piper Jaffray & Co.*

99.3	Form of proxy card of Sun Bancorp, Inc.*

99.4	Form of proxy card of OceanFirst Financial Corp.*

*	Filed herewith.
**	Filed previously.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst Financial Corp. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey, on September 19, 2017.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the date of this registration statement.

Signatures	Title	Date

/s/ * Christopher D. Maher	President, Chief Executive Officer (Principal Executive Officer) and Director (Chairman of the Board)	September 19, 2017

/s/ * Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer	September 19, 2017

/s/ * Angela K. Ho	Senior Vice President and Principal Accounting Officer	September 19, 2017

/s/ * Steven E. Brady	Director	September 19, 2017

/s/ * Joseph J. Burke	Director	September 19, 2017

/s/ * Angelo Catania	Director	September 19, 2017

/s/ * Michael Devlin	Director	September 19, 2017

/s/ * Jack M. Farris	Director	September 19, 2017

/s/ * Dorothy F. McCrosson	Director	September 19, 2017

Signatures	Title	Date

/s/ * Donald E. McLaughlin	Director	September 19, 2017

/s/ * Diane F. Rhine	Director	September 19, 2017

/s/ * Mark G. Solow	Director	September 19, 2017

/s/ * John E. Walsh	Director	September 19, 2017

/s/ * Samuel R. Young	Director	September 19, 2017

*/s/ Christopher D. Maher Christopher D. Maher	Attorney-in-Fact	September 19, 2017